Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Offering Price per Note	Aggregate Offering Price	Amount of Registration Fee(3)
3.00% Senior Subordinated Convertible Notes due 2014	$625,000,000(2)	100.00%	$550,000,000	$34,875.00
Common Stock, $0.10 par value per share	12,431,875(4)	(5)	(5)	(5)

(1)	Includes 3.00% Senior Subordinated Convertible Notes due 2014 (the “Notes”) to be sold upon exercise of the underwriters’ over-allotment option. See “Underwriting.”
(2)	These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated in accordance with Rule 457(o) and Rule 457(r) of the Securities Act, and relates to the registration statement on Form S-3 (File No. 333-162588) filed by the Registrant.
(4)	There is also registered hereby 12,431,875 shares of Common Stock, par value $0.10 per share, initially issuable upon conversion of the Notes, at a rate of 19.8910 shares of Common Stock per $1,000 principal amount of the Notes, plus, in accordance with Rule 416 under the Securities Act, an indeterminate number of additional shares of Common Stock that may be issued from time to time upon conversion of the Notes as a result of adjustments in circumstances described in the prospectus that is part of this registration statement.
(5)	Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162588

Prospectus supplement

(To Prospectus dated October 20, 2009)

Navistar International Corporation

$550,000,000

3.00% Senior Subordinated Convertible Notes due 2014

We are offering $550,000,000 principal amount of our 3.00% Senior Subordinated Convertible Notes due 2014. The notes will bear interest at a rate of 3.00% per year, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2010. The notes will mature on October 15, 2014.

Holders may convert their notes at their option prior to April 15, 2014, only under the following circumstances: (1) during any fiscal quarter commencing after January 31, 2010, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On and after April 15, 2014 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances.

Upon conversion, we will have the right to deliver shares of our common stock, cash, or a combination of cash and shares of our common stock, at our election. The initial conversion rate will be 19.8910 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $50.27 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. Following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances. We may not redeem the notes prior to the maturity date of the notes.

If we undergo a fundamental change, as defined in this prospectus supplement, holders may require us to purchase all or a portion of their notes for cash at a price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date.

The notes will be our senior subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future senior debt, will rank equal in right of payment to all of our existing and future senior subordinated indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness. Payment of principal and interest on the notes will be structurally subordinated to the liabilities of our subsidiaries. The notes also rank junior to our secured indebtedness, whether or not such indebtedness would otherwise constitute senior indebtedness.

The notes will not be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “NAV.” The last reported sale price of our common stock on the New York Stock Exchange on October 22, 2009 was $37.24 per share.

Concurrently with this offering of notes, under a separate prospectus supplement, we are offering $1,000,000,000 aggregate principal amount of our 8.25% senior notes due 2021. The completion of this offering is not conditioned on the completion of our concurrent public offering of senior notes.

For a more detailed description of the notes, see “Description of the notes” beginning on page S-51.

Investing in the notes involves risks, including those described in the “Risk factors” section beginning on page S-21 of this prospectus supplement.

	Per note	Total
Public offering price(1)	100.00%	$550,000,000
Underwriting discounts and commissions	3.00%	$16,500,000
Proceeds, before expenses, to us	97.00%	$533,500,000

(1)	Plus accrued interest from October 28, 2009, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional $75,000,000 principal amount of notes at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, within the 13-day period from the date of the original issuance of the notes. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $18,750,000, and our total proceeds, before expenses, will be $606,250,000.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about October 28, 2009.

Joint Book-Running Managers

J.P. Morgan

Credit Suisse

BofA Merrill Lynch

Citi

Deutsche Bank Securities

Goldman, Sachs & Co.

Co-Managers

RBC Capital Markets	Scotia Capital	UBS Investment Bank

The date of this prospectus supplement is October 22, 2009.

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where you can find more information” and “Incorporation of certain documents by reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of certain documents by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which this information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Certain defined terms

Unless otherwise indicated or the context otherwise requires, as used in this prospectus supplement:

•	the “Company,” “us,” “we,” “our” and “Navistar” refer collectively to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors;

•	“NIC” refers to Navistar International Corporation, exclusive of its consolidated subsidiaries;

•

“NFC” refers to Navistar Financial Corporation, a wholly-owned subsidiary of Navistar, Inc., which, together with NIC’s Mexican financial services subsidiaries that provide financial services to its dealers and customers in Mexico, comprise substantially all of our financial services operations;

•	“mid-range diesel engines” refers to 160-325 horsepower diesel fuel-powered engines;

•	“North America” refers to the United States and Canada; and

•	“OEMs” refer to original equipment manufacturers.

S-ii

Market and industry data

Market data and other statistical information used throughout this prospectus supplement and in the documents incorporated by reference into this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on good faith estimates by our management, which are derived from their review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

Where you can find more information

Navistar is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (“SEC”). The reports and other information filed by it with the SEC in accordance with the Exchange Act may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material or parts thereof may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Information on the operations of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

S-iii

Summary

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes in the documents incorporated and by reference in this prospectus supplement, including our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 (“Third Quarter 10-Q”) and our 2008 Annual Report on Form 10-K for the fiscal year ended October 31, 2008 (“2008 Annual Report”). Our fiscal year ends on October 31. Our fiscal years are identified in this prospectus supplement according to the calendar year in which they end. For example, our fiscal year ended October 31, 2008 is referred to as “fiscal 2008.” All references to a particular year that is not preceded with the word “fiscal” refers to the calendar year.

Our business

Overview

We are a leading international manufacturer of International brand commercial and military trucks, MaxxForce brand diesel engines, IC Bus brand school and commercial busses, Monaco RV brands of recreational vehicles, Workhorse Custom Chassis (“WCC”) brand chassis for motor homes and step vans, and a provider of service parts for diesel engines and all makes of trucks and trailers. Additionally, we are a private-label designer and manufacturer of diesel engines for the pickup truck, van, and sport utility vehicles (“SUV”) markets. Through our financial services operations, we also provide retail, wholesale, and lease financing of our trucks, and financing for our wholesale and retail accounts. For the nine months ended July 31, 2009 and fiscal 2008, our manufacturing operations had net sales of manufactured products to third parties of approximately $8,069 million and $14,399 million, respectively, EBITDA (as defined below) of approximately $516 million and $697 million, respectively, and net income of approximately $211 million and $147 million, respectively. See “Supplemental financial and operating data” and Note (5) thereto for a reconciliation of net income (loss) to EBITDA for these periods and “Selected consolidating financial data.”

We market our truck products, parts and services through the industry’s largest independent dealer network in North America, specializing in medium and heavy trucks and school buses. As of October 31, 2008, our dealer network was comprised of 820 locations in North America. In addition, as of October 31, 2008, we had 85 dealer locations in Mexico. Our dealer network offers a comprehensive range of service, financing and other support functions to our customers. We also operate seven North American regional parts distribution centers that provide 24-hour availability. We provide certain financial services to our customers and dealers through NFC and our foreign finance subsidiaries.

We operate in four industry segments: Truck, Engine, Parts and Financial Services. For accounting purposes, we also have a Corporate segment, which contains those items that are not included in our four other segments. For ease of reference, we collectively refer to our Truck, Engine and Parts segments and corporate items as our “manufacturing operations,” and our Financial Services segment as our “financial services operations.”

Set forth below is certain information regarding our industry segments based on our results for fiscal 2008:

Industry segment	Fiscal 2008 revenues ($ in millions)	% of Fiscal 2008 revenues, net	Fiscal 2008 chargeouts(A)

Truck	$10,314	70%	102,200
Engine	2,499	17	345,500
Parts	1,586	11	N/A
Financial Services	325	2	N/A

Total	$14,724	100%	N/A

(A)	Chargeouts are defined by management as trucks or engines, as applicable, that have been invoiced to customers, with units held in dealer inventory primarily representing the principal difference between retail deliveries and chargeouts with respect to trucks.

Truck segment

Our Truck segment manufactures and distributes a full line of class 4 through 8 trucks and buses in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum, military vehicles, and student and commercial transportation markets under the International and IC Bus brands. This segment also produces chassis for motor homes and commercial step-van vehicles under the WCC brand and recreational vehicles under the Monaco RV brands. Additionally, we design, produce, and market a brand of light commercial vehicles for the truck market in India under the Mahindra International (“Mahindra”) brands through a 49% owned joint venture.

Set forth below is certain information regarding our truck products:

Description	Fiscal 2008 chargeouts(A)	Estimated market share(B)

School Bus	13,500	55%
Medium Trucks	20,300	36
Heavy Trucks	18,800	19
Severe Service Trucks (excl. U.S. Military)	12,800	27

Total U.S. and Canada (excl. U.S. Military)	65,400	29%
U.S. Military	7,500	N/A
Expansion Markets(C)	29,300	N/A

Total Truck	102,200	N/A

(A)	Chargeouts are defined by management as trucks that have been invoiced to customers, with units held in dealer inventory primarily representing the principal difference between retail deliveries and chargeouts.

(B)	Based on chargeouts made by us in fiscal 2008.

(C)	“Expansion Markets” include all markets outside the U.S. and Canada, and include chargeouts of all of our truck products on an aggregate basis.

We recently established a joint venture with Caterpillar Inc. (known as NC2 Global LLC) for the purpose of developing, designing, testing, manufacturing, assembling, branding, marketing and selling, and distributing and providing product support for, heavy and certain medium duty trucks outside of North America and the Indian subcontinent. In addition to this joint venture, we also entered into a strategic alliance with Caterpillar involving the development, design, manufacture and sale of Caterpillar-branded heavy duty severe service trucks in North America.

Engine segment

Our Engine segment designs and manufactures diesel engines across the 50 through 475 horsepower range for use primarily in our class 6 and 7 medium trucks, military vehicles, buses, and selected class 8 heavy truck models, and for sale to OEMs in North and South America for SUVs and pick-ups. This segment also sells engines for industrial and agricultural applications, and supplies engines for WCC, Low-Cab Forward (“LCF”), class 5 vehicles, and began producing our new MaxxForce 11 and 13 Big-Bore engines in 2008. Our Engine segment, together with the Ford Motor Company (“Ford”), has made a substantial investment in the Blue Diamond Parts (“BDP”) joint venture, which is responsible for the sale of service parts to Ford.

Parts segment

Our Parts segment supports our brands of International commercial and military trucks, IC Bus school and commercial buses, WCC chassis and MaxxForce engines by providing customers with proprietary products together with a wide selection of other standard truck, trailer, and engine service parts. We distribute service parts in North America and the rest of the world through the dealer network that supports our Truck and Engine segments.

Financial Services segment

Our Financial Services segment provides retail, wholesale, and lease financing of products sold by our Truck segment and its dealers within the U.S. and Mexico. Our Financial Services segment also finances wholesale and retail accounts receivable. In addition, the segment will finance sales of new products (including trailers) of other manufacturers, regardless of whether designed or customarily sold for use with our truck products. Our Mexican financial services operations’ primary business is providing wholesale, retail, and lease financing to our Mexican operations’ dealers and retail customers.

Our business strategy

Our long term strategy is focused on three pillars:

•	Great Products

•	Growing our Class 8 tractor line, including an expanded line of ProStar and LoneStar trucks

•	Focusing engine research and development in order to have a competitive advantage in meeting the 2010 emissions standards

•	Introducing our advanced engine technology in new markets

•	Competitive Cost Structure

•	Increasing our seamless integration of MaxxForce branded engine lines in our products, including the establishment of our new MaxxForce 11 and 13 engines

•	Reducing materials cost by increasing global sourcing, leveraging scale benefits, locating synergies among strategic partnerships and making product design improvements

•	Profitable Growth

•	Working in cooperation with the U.S. military to provide an extensive line of defense vehicles and product support, including vehicles derived from our existing truck platforms

•

Minimizing the impact of our “traditional” markets cyclicality by growing our Parts segment and “expansion” markets sales, such as Mexico, international export, military export, recreational vehicle, commercial bus, and commercial step van

•	Broadening our Engine segment customer base

•	Entering foreign military sales markets

We believe the two key enablers to the above strategy are as follows:

•	Leverage the resources we have and those of our partners

•	Grow in our traditional markets and globally through partnerships and joint ventures to reduce investment, increase speed to market, and reduce risk

•	Maintain product and plant flexibility to fully utilize our existing facilities, people and technologies

•	Combine global purchasing relationships to achieve scale and sourcing anywhere in the world to contain costs

•	Control our destiny

•	Control the development process and associated intellectual property of our products

•	Leverage key supplier competencies to reduce costs of components and improve quality

•	Ensure the health and growth of our distribution network to provide our products to key markets

Recent developments

Proposed SEC Settlement

As previously disclosed, we are currently subject to an investigation by the SEC with respect to our restatement of our financial results for 2002 and 2003 and the first three quarters of 2004 and the subsequent restatement of our financial results for 2002 through 2004 and for the first three quarters of 2005. The events underlying the subsequent restatement were the subject of an internal investigation completed by a Special Committee of the Board of Directors in December 2007. We have been providing information to and fully cooperating with the SEC on this investigation. To resolve this matter we, along with our chief executive officer, have made offers of settlement to the investigative staff of the SEC and the investigative staff has decided to recommend those offers of settlement to the SEC. As a result of the proposed settlement, in each case without admitting or denying wrongdoing, we would consent to the entry of an administrative settlement and would not pay a civil penalty and our chief executive officer would consent to the entry of an administrative settlement regarding our system of internal accounting controls and return to us a portion of his bonus for 2004. These proposed settlements are subject to mutual agreement on the specific language of the orders and to final approval by the SEC.

Chinese joint venture

On September 28, 2009, we announced that our recently established joint venture with Caterpillar (known as NC2 Global LLC) had signed a framework agreement with Anhui Jianghuai Automobile Co., Ltd., a Chinese manufacturer of automobiles and trucks, to potentially establish a joint venture in China to develop, manufacture and sell trucks and truck parts primarily in China and certain export markets. The framework agreement contemplates that we will work to finalize the joint venture by mid-2010.

NFC refinancing plan

Our financial services operations rely upon the asset-backed securitization and commercial paper markets as an important part of their funding sources. Pricing and liquidity in these markets were negatively impacted due to market volatility in capital and credit markets. Although the credit markets have stabilized recently and pricing within the asset-backed securitization and commercial paper markets has improved, pricing remains higher than historical norms. Over the last several months, our financial services operations have been able to access credit markets and we continue to believe that we will have sufficient liquidity to fund our financial services operations for the foreseeable future. Nevertheless, we expect that borrowings could be more costly than in the past. In addition, NFC’s senior credit facility is currently scheduled to mature in July 2010, and any refinancing of NFC’s outstanding borrowings thereunder is likely to be at higher interest rates. In light of the foregoing, we have engaged in discussions with multiple parties regarding a strategic alliance involving NFC that would ensure funding and liquidity, reduce the need for capital, lower our funding costs, expand the products and services we can offer to our customers and reduce overall leverage at NFC. Various types of transactions are currently being considered and we expect our discussion on these strategic arrangements to continue through the end of 2009 with an agreement on terms of any such alliance to be completed by the spring of 2010.

In addition, NFC has completed and is actively pursuing a number of financing transactions to improve its liquidity position and extend near-term maturities. For example, on August 26, 2009 NFC renewed a $650 million conduit-based dealer floor plan funding facility for a period of one year. NFC also extended its retail receivables securitization facility (known as “TRAC”) in August 2009 and expects to renew the TRAC securitization facility again in November 2009. NFC expects to complete an additional wholesale bank conduit facility and/or a capital markets transaction by the end of 2009. Finally, NFC has begun work with its relationship banks to refinance NFC’s bank facilities by the end of 2009, likely at a reduced level. As part of this refinancing, NFC expects to complete a retail securitization or asset sale in excess of $300 million. Once the above-described strategic alliance is completed, NFC believes that it would most likely not be necessary to refinance its revolving retail warehouse facility for its retail receivables (known as “TRIP”) that is currently scheduled to mature on June 15, 2010.

Concurrent senior notes offering

Concurrently with this offering, under a separate prospectus supplement, dated the date hereof, we are offering $1,000 million of 8.25% senior notes due 2021. The senior notes will be guaranteed by our wholly-owned subsidiary, Navistar, Inc. We estimate that the net proceeds from our concurrent senior notes offering will be approximately $945 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We expect to use a portion of the net proceeds from the concurrent senior notes offering and the net proceeds from this offering to repay all amounts outstanding under our existing term loan facility and synthetic revolving facility (collectively, the “Credit Facilities”), together with any accrued and unpaid interest thereon, and to cash collaterize approximately $19 million of outstanding letters of credit. The remaining proceeds from these offerings will be used for general corporate purposes, including to fund capital expenditures and strategic initiatives.

The foregoing description and other information in this prospectus supplement regarding the concurrent senior notes offering is included solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any senior notes. There is no assurance that our concurrent public offering of senior notes will be completed or, if completed, that it will be completed for the amounts contemplated. This offering is not conditioned upon the completion of the concurrent senior notes offering.

Corporate structure

NIC is a holding company that conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, certain other wholly-owned foreign and domestic subsidiaries and joint ventures, including its Blue Diamond joint ventures with Ford. We also have majority-owned subsidiaries whose principal business is owning an International dealership. These subsidiaries are acquired and disposed of by us from time to time in order to facilitate the transition of International dealerships from one independent owner to another. Our manufacturing operations are supported by our financial services operations, including NFC. Our financial services operations provide wholesale, retail and lease financing for sales of our new and used trucks, truck chassis, buses and trailers, service parts and engines and retail and lease financing for sales of such products by International dealers to their customers.

Except as noted below, our financial services operations generally fund their operations on an independent basis. Our financial services operations obtain funds to provide financing to our dealers and retail customers from sales of receivables, medium- and long-term debt securities and short- and long-term bank borrowings. As of July 31, 2009, NFC had $1,023 million of combined funding availability from its bank credit facility and other on- and off-balance sheet funding conduits.

We provide credit support to NFC under NFC’s bank credit facility through an agreement whereby Navistar, Inc. has agreed not to permit NFC’s consolidated income before income taxes, interest expense and dividends on preferred stock, if any, to be less than 125% of NFC’s consolidated interest expense and dividends on preferred stock, if any, for any period of four fiscal quarters immediately preceding the date of measurement. Due to the recent challenging conditions within the U.S. financial markets, Navistar, Inc. made capital contributions to NFC under this arrangement of $20 million and $60 million in the nine months ended July 31, 2009 and fiscal 2008, respectively. Navistar, Inc. had not previously made any payments to NFC under this arrangement since 1984. In addition, NIC has guaranteed an aggregate of $88 million of outstanding borrowings by its Mexican financial services subsidiaries under various bank credit facilities as of July 31, 2009.

In general, we sell to NFC on a regular basis for cash a majority of the wholesale and retail notes and wholesale accounts that we generate in the regular course of our business from the sale of trucks and related equipment to our dealers and retail customers. As a result, such sales to NFC provide us with significant working capital during periods of increasing unit sales volume.

The following chart summarizes our principal operating structure as discussed above:

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the notes” section of this prospectus supplement contain a more detailed description of the terms and conditions of the notes. As used in this section, “Company,” “we,” “us,” and “our” refer to Navistar International Corporation and not to any of its subsidiaries.

Issuer	Navistar International Corporation, a Delaware corporation.

Securities	$550 million principal amount of 3.00% Senior Subordinated Convertible Notes due 2014 (plus up to an additional $75 million principal amount to cover over-allotments, if any).

Maturity	October 15, 2014, unless earlier repurchased or converted.

Issue price	100.00% plus accrued interest, if any, from October 28, 2009.

Interest	3.00% per year. Interest will accrue from October 28, 2009 and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2010.

Conversion rights	Holders may convert their notes at their option prior to April 15, 2014, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•

during any fiscal quarter commencing after January 31, 2010, if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the conversion price on each such trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of the notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

•	upon the occurrence of specified corporate transactions described under “Description of the notes—Conversion rights—Conversion upon specified corporate transactions.”

On and after April 15, 2014 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 19.8910 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $50.27 per share of common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will satisfy our conversion obligation by delivering, at our election, shares of our common stock (plus cash in lieu of fractional shares), cash, or any combination of cash and shares of our common stock as described under “Description of the notes—Conversion rights—Settlement upon conversion.” If we elect to settle in cash or a combination of cash and shares, the amounts due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading-day observation period (as described herein). If you convert your notes on or after April 15, 2014, and we elect physical settlement as described above, you will not receive the shares of common stock into which the notes are convertible until after the expiration of the observation period described above, even though the number of shares you will receive upon settlement will not change. We currently intend to satisfy our conversion obligation by delivering a combination of cash and shares of our common stock, and the cash amount used in the settlement calculation set forth under “Description of the notes—Conversion Rights—Settlement upon conversion—Combination settlement” will be $1,000. See “Description of the notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of our common stock, together with any cash payment for any fractional share, into which a note is convertible.

No redemption at our option	We may not redeem the notes prior to the maturity date of the notes.

Fundamental change

If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of the notes—Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the fundamental change purchase date.

Ranking	The notes will be our senior subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future senior debt, will rank equal in right of payment to all of our existing and future senior subordinated indebtedness and will rank senior in right of payment to all of our future subordinated indebtedness. Payment of principal and interest on the notes will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. The notes also rank junior to our secured indebtedness, whether or not such indebtedness would otherwise constitute senior indebtedness.

At July 31, 2009, on an as adjusted basis to give effect to the sale of notes in this offering and the concurrent senior notes offering and the application of the net proceeds therefrom, our indebtedness to which the notes would have been contractually or effectively subordinated, including indebtedness of our subsidiaries, would have been approximately $4,840 million, of which approximately $3,401 million was indebtedness of our financial services operations and $162 million was indebtedness of our majority-owned dealership subsidiaries.

The indenture governing the notes (the “indenture”), does not limit the amount of debt that we or our subsidiaries may incur.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes	The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

NYSE trading symbol	Our common stock is listed on the New York Stock Exchange under the symbol “NAV.”

Certain U.S. federal income tax considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. federal income tax considerations.”

Convertible note hedge and warrant transactions	In connection with the offering of the notes, we entered into convertible note hedge transactions with affiliates of certain of the underwriters (the “hedge counterparties”), which are expected to reduce the potential dilution upon conversion of the notes. We also entered into separate warrant transactions with the hedge counterparties. The convertible note hedge transactions are expected to reduce potential dilution to our common stock upon any such conversion. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following conversion of the notes and during any related observation period). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs following conversion of the notes and during any related observation period, could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

For a discussion of the potential impact of any market or other activity by the hedge counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock” and “Underwriting.”

Use of proceeds	We estimate that the proceeds from this offering will be approximately $532.5 million ($605.25 million if the underwriters exercise their option to purchase additional notes in full), after deducting estimated underwriting discounts and offering expenses.

We expect to use a portion of the net proceeds from this offering and the concurrent senior notes offering to repay all amounts outstanding under our Credit Facilities, together with any accrued and unpaid interest thereon, and to cash collaterize approximately $19 million of outstanding letter of credit. The remaining proceeds from these offerings will be used for general corporate purposes, including to fund capital expenditures and strategic initiatives. See “Use of proceeds.”

If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

Risk factors

Investment in the notes involves risks. You should carefully consider the information under “Risk factors” beginning on page S-21 and all other information included or incorporated by reference in this prospectus supplement and accompanying prospectus before investing in the notes.

Additional information

NIC was incorporated under the laws of the State of Delaware in 1993 and is the successor to the truck and engine business of International Harvester Company, which business began in 1907. Our principal executive offices are located at 4201 Winfield Road, Warrenville, Illinois 60555, and our telephone number is (630) 753-5000. Our Web site is www.navistar.com. Our Web site, and the information contained therein, are expressly not included in or as part of this prospectus supplement.

The marks “International®,” “MaxxForce®,” “Workhorse®,” “Monaco®,” “ProStar®” and “LoneStar®” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademark of Navistar. All other trademarks and trade names appearing in this prospectus supplement and accompanying prospectus are the property of their respective owners.

Summary consolidated financial data

Navistar International Corporation and consolidated subsidiaries

The following consolidated financial information of Navistar for each of the three years ended October 31, 2008, 2007 and 2006 has been derived from our audited consolidated financial statements and notes thereto. The selected historical consolidated financial information for the nine months ended July 31, 2009 and 2008 was derived from our unaudited condensed consolidated financial statements, which in management’s opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto for fiscal 2008, each of which is in our 2008 Annual Report and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and notes thereto for the nine months ended July 31, 2009 and 2008, each of which is in our Third Quarter 10-Q.

	Nine months ended July 31,		Fiscal year ended October 31,
(in millions)	2009	2008	2008	2007	2006

Selected income statement data:
Sales and revenues:
Sales of manufactured products, net	$8,069	$10,589	$14,399	$11,910	$13,878
Finance revenues(1)	215	265	325	385	322

Sales and revenues, net	8,284	10,854	14,724	12,295	14,200

Costs and expenses:
Costs of products sold	6,737	8,715	11,930	10,131	11,703
Impairment of property and equipment(2)	—	—	358	—	—
Restructuring charges(3)	55	—	—	—	—
Selling, general and administrative expenses	985	1,071	1,453	1,461	1,332
Engineering and product development costs	339	289	380	382	453
Interest expense	206	357	469	502	431
Other (income) expense, net	(232)	(11)	14	(34)	(15)

Total costs and expenses	8,090	10,421	14,604	12,442	13,904
Equity in income of non-consolidated affiliates(4)	56	63	71	74	99

Income (loss) from before income tax, minority interest and extraordinary gain	250	496	191	(73)	395
Income tax expense	32	19	57	47	94

Income (loss) before minority interest and extraordinary gain	218	477	134	(120)	301
Minority interest in net income of subsidiaries, net of tax	(7)	—	—	—	—

Income (loss) before extraordinary gain	211	477	134	(120)	301
Extraordinary gain, net of tax	23	—	—	—	—

Net income (loss)	$234	$477	$134	$(120)	$301

(in millions)	July 31, 2009	October 31, 2008

Selected balance sheet data:
Total assets	$9,384	$10,390
Long-term debt:
Manufacturing operations	1,589	1,639
Financial services operations	1,555	3,770

Total long-term debt	3,144	5,409
Current maturities of long-term debt(5)	2,063	665

Total debt	5,207	6,074

Total stockholders’ deficit	$(1,352)	$(1,495)

(in millions, except ratio, employee, market share and unit data)	Nine months ended July 31,		Fiscal year ended October 31,
	2009	2008	2008	2007	2006

Selected financial data:
Capital expenditures(6)	$120	$145	$176	$312	$230
Depreciation and amortization(6)	225	256	344	317	321
Interest expense	206	357	469	502	431
Cash provided by (used in):
Operating activities	899	678	1,120	262	(287)
Investing activities	(147)	(426)	(333)	157	(456)
Financing activities	(878)	(343)	(676)	(806)	1,056
Ratio of earnings to fixed charges(7)	2.10x	2.31x	1.38x	—	1.86x

Operating data:
Number of worldwide employees (at end of period)	N/A	N/A	17,800	17,200	18,200
Manufacturing gross margin(8)	17%	18%	17%	15%	16%
North American retail truck deliveries, including U.S. military	49,300	53,300	75,700	86,100	122,800
North American market share(9)	36%	29%	31%	27%	27%
Unit shipments worldwide:
Trucks and school buses	53,100	73,500	102,200	113,600	155,400
OEM engines	178,400	267,600	345,500	404,700	519,700

(1)	Includes revenues of NFC as well as NIC’s other financial services subsidiaries.

(2)	In fiscal 2008, our Engine segment recognized $395 million of charges for impairments of property and equipment and related charges associated with its VEE Business Unit, which is comprised of the following asset groups: the Huntsville Engine Plant (“HEP”), the Indianapolis Engine Plant (“IEP”) and the Indianapolis Casting Corporation foundry (“ICC”). In the fourth quarter of fiscal 2008, our Engine segment recognized $358 million of charges for impairments of property and equipment related to asset groups in the VEE Business Unit. In addition, the VEE Business Unit recorded $27 million of other charges in the fourth quarter of fiscal 2008 related to the significant reduction in demand from Ford. These charges included $5 million in personnel costs relating to employee layoffs at IEP, which were recorded in Costs of products sold, and $5 million of net charges reflecting pension and other postretirement benefit curtailments and contractual termination benefits, which were recorded in Selling, general and administrative expenses. At IEP and ICC, an aggregate of $7 million of inventory was written down to market value as a charge to Costs of products sold. Finally, other charges of $10 million were recorded. In the third quarter of fiscal 2008, the VEE Business Unit recorded $10 million of charges for personnel costs relating to employee layoffs at IEP, which were recorded in Costs of products sold.

(3)

In the first quarter of fiscal 2009, we reached an agreement with Ford to restructure our ongoing business relationship and settle all existing litigation between us and Ford (the “Ford Settlement”). In connection with the Ford Settlement, we received a $200 million cash payment from Ford, which was recorded as a gain in Other (income) expense, net, and we reversed our previously recorded warranty liability of $75 million, which was recorded as a reduction of Costs of products sold. With the changes in Ford’s strategy, we announced our intentions to close IEP and ICC and our Engine segment recognized $58 million of restructuring charges and $27 million of other related charges. The restructuring charges consisted of $21 million in personnel costs for employee termination and related benefits, $16 million of charges for pension and other postretirement benefit contractual termination benefits and a pension curtailment, and $21 million of other contractual costs. The other related charges consisted of $21 million related to inventory valuation and low volume adjustments in Costs of products sold and $6 million of indirect employee costs in Selling, general and administrative expenses. We expect the majority of the restructuring and other costs, excluding pension and other postretirement related costs, will be paid in fiscal 2010. Due to the loss of the business with Ford, we continue to resolve commercial disputes with certain suppliers and to evaluate alternatives to improve our ongoing cost structure. Such actions may subject us to additional discrete charges in future periods, which could be material.

(4)	Collectively represents a 49% ownership interest in our BDP joint venture, a 51% ownership interest in Blue Diamond Truck (“BDT”) joint venture and twelve other active, partially-owned affiliates. We do not control these affiliates, but have the ability to exercise significant influence over their operating and financial policies. Our ownership percentages in the twelve other affiliates range from 10% to 50%. In connection with the Ford Settlement and effective June 1, 2009, we increased our equity interest in the BDP joint venture from 49% to 75% and increased our equity interest in the BDT joint venture from 51% to 75%, and since that date we have accounted for BDP and BDT as consolidated subsidiaries with their respective results of operations being consolidated with our operations. Since June 1, 2009, our share of the results of the BDP and BDT joint ventures are no longer included in Equity in income of non-consolidated affiliates. We recognized a gain of $23 million in Other income in connection with our increased equity interests the BDP joint venture in the nine months ended July 31, 2009.

(5)	Current maturities of long-term debt as of July 31, 2009 was comprised of $217 million of indebtedness of our manufacturing operations and $1,846 million of indebtedness of our financial services operations.

(6)	Exclusive of equipment that we have leased to others.

(7)	The ratio of earnings to fixed charges is determined by dividing the sum of pre-tax income from continuing operations, interest expense, amortization of debt issue costs and the portion of rental expense deemed representative of an interest factor, less minority interest, by the sum of capitalized interest, interest expense, and debt amortization expense. For fiscal 2007, our earnings were insufficient to cover fixed charges by approximately $80 million. On a pro forma basis giving effect to the sale of the notes in the offering and the concurrent offering of the senior notes and the application of the net proceeds therefrom as set forth under “Use of proceeds,” our ratio of earnings to fixed charges for the nine months ended July 31, 2009 and fiscal 2008 would have been 1.87x and 1.38x, respectively.

(8)	Manufacturing gross margin is calculated by subtracting Costs of products sold from Sales of manufactured products, net and dividing that amount by Sales of manufactured products, net.

(9)	Based on retail deliveries of medium trucks (Classes 6-7), including school buses, and heavy trucks (Class 8) in the United States and Canada by us and our dealers, compared to the industry total in the United States and Canada of retail deliveries.

Supplemental financial and operating data

Navistar International Corporation (with financial services operations on a pre-tax equity basis)

The following tables set forth certain supplemental financial and operating data of our manufacturing operations with our financial services operations set forth on a pre-tax equity basis of accounting. Our manufacturing operations, for this purpose, include our Truck, Engine and Parts segments and Corporate items, which includes certain eliminations. We have included this supplemental financial and operating data to assist prospective investors in evaluating an investment in the notes. This information does not represent our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with generally accepted accounting principles that has been included or incorporated by reference in this prospectus supplement. We have reconciled these non-GAAP financial measures to our GAAP condensed consolidated financial statements by adding the results of our financial services operations, making the necessary adjustments to eliminate certain intercompany transactions between our manufacturing operations and financial services operations and adjusting for certain reclassifications. These reconciliations are included elsewhere in this prospectus supplement under the heading “Selected consolidating financial data.” Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

The information set forth below should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our consolidated financial statements and the notes thereto for fiscal 2008, each of which is in our 2008 Annual Report, “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our condensed consolidated financial statements and notes thereto for the nine months ended July 31, 2009 and 2008, each of which is in our Third Quarter 10-Q, and “Unaudited pro forma financial statements” included elsewhere in this prospectus supplement.

	(Unaudited)
	Nine months ended July 31,		Fiscal year ended October 31,
(in millions)	2009	2008	2008	2007	2006

Manufacturing operations

Selected condensed statement of income data:
Sales of manufactured products, net	$8,069	$10,589	$14,399	$11,910	$13,878
Costs of products sold	6,737	8,715	11,930	10,131	11,703
Impairment of property and equipment(1)	—	—	358	—	—
Restructuring charges(2)	55	—	—	—	—
Selling, general and administrative expenses	886	965	1,309	1,352	1,234
Engineering and product development costs	339	289	380	382	453
Interest expense	77	115	156	196	192
Other (income) expense, net	(182)	65	124	124	147

Total costs and expenses	7,912	10,149	14,257	12,185	13,729
Equity in income of non-consolidated affiliates(3)	56	63	71	74	99

Income (loss) before income taxes, minority interest, extraordinary gain and equity income from financial services operations	213	503	213	(201)	248
Equity income (loss) from financial services operations	37	(7)	(22)	128	147

Income (loss) before income taxes, minority interest and extraordinary gain	250	496	191	(73)	395
Income tax expense	32	19	57	47	94

Income (loss) before minority interest and extraordinary gain	218	477	134	(120)	301
Minority interest in net income of subsidiaries, net of tax	(7)	—	—	—	—

Income (loss) before extraordinary gain	211	477	134	(120)	301
Extraordinary gain, net of tax	23	—	—	—	—

Net income (loss)	$234	$477	$134	$(120)	$301

	At July 31, 2009
(in millions)	Actual	As adjusted(4)

Manufacturing operations

Selected condensed balance sheet data:
Cash and cash equivalents	$751	$841
Property and equipment, net	1,398	1,398
Total assets (excludes investments in and advances to financial services operations)	5,455	5,545
Postretirement benefits liabilities	2,081	2,081
Total debt	1,805	1,988

	Nine months ended July 31,		Fiscal year ended October 31,
(in millions)	2009	2008	2008	2007	2006

Manufacturing operations

Other financial data:
EBITDA(5)	$516	$858	$697	$300	$746
Capital expenditures(6)	118	139	168	309	228
Depreciation and amortization(6)	210	240	328	305	306
Cash provided by (used in):
Operating activities	129	93	429	169	496
Investing activities	(190)	(160)	(216)	(70)	(351)
Financing activities	(51)	(94)	(133)	(480)	140

Selected pro forma data(7):
Interest expense	$104	$116	$157
Total debt (at end of period)	1,988	2,067	2,017
Net debt (at end of period)(8)	1,147	1,419	1,152

(1)	See note (2) under “Summary consolidated financial data.”

(2)	See note (3) under “Summary consolidated financial data.”

(3)	See note (4) under “Summary consolidated financial data.”

(4)	The as adjusted balance sheet data as of July 31, 2009 gives effect to the sale of the notes in the offering and the concurrent offering of senior notes and the application of the net proceeds therefrom as set forth under “Use of proceeds” as if these transactions were completed on July 31, 2009. See “Use of proceeds” and “Capitalization.” In connection with this offering, we entered into convertible note hedge and warrant transactions. We used existing cash to pay the costs of such transactions. We have reduced the amount of cash we would have had as of July 31, 2009 on an as adjusted basis to reflect the cost of these transactions.

(5)	EBITDA for our manufacturing operations is defined as our consolidated net income (loss) from continuing operations minus the net income (loss) from our financial services operations plus interest expense, income taxes and depreciation and amortization. EBITDA is a measure commonly used and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. This information is presented as a supplement to the other data provided because it provides information which we believe is useful to investors for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity as determined in accordance with generally accepted accounting principles. Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies. The following table provides a reconciliation of net income (loss) from continuing operations to EBITDA.

	Nine months ended July 31,		Fiscal year ended October 31,
(in millions)	2009	2008	2008	2007	2006

Manufacturing operations
Net income (loss)	$234	$477	$134	$(120)	$301
Financial services operations net income (loss)	23	(3)	(13)	83	95

Manufacturing operations net income (loss)	211	480	147	(203)	206
Interest expense	77	115	156	196	192
Income tax expense	18	23	66	2	42
Depreciation and amortization(a)	210	240	328	305	306

EBITDA	$516	$858	$697	$300	$746

(a)	Exclusive of depreciation of equipment that we have leased to others.

Set forth below is a summary of certain other items that are included in the calculation of EBITDA:

	Nine months ended July 31,		Fiscal year ended October 31,
(in millions)	2009	2008	2008	2007	2006

Supplemental adjustments:
Impairment of property and equipment(a)	$—	$10	$395	$—	$—
Loss on early extinguishment of indebtedness(b)	—	—	—	31	23
Certain professional fees(c)	—	111	129	198	35
Restructuring charges(d)	55	—	—	—	—
Inventory valuation / low volume adjustments(e)	68	—	—	—	—

Non-recurring gains related to:
Monaco Coach acquisition(f)	(23)	—	—	—	—
Increased equity interest in BDP joint venture(g)	(23)	—	—	—	—
Warranty liability reversal(h)	(75)	—	—	—	—
Ford Settlement payment(i)	(200)	—	—	—	—

Total supplemental adjustments	$(198)	$121	$524	$229	$58

(a)	See Note (2) under “Summary consolidated financial data.”

(b)	Represents the write-off of deferred financing fees and premiums paid in connection with repayment of our previously outstanding debt securities.

(c)	We incurred elevated levels of professional fees in each of fiscal 2008, fiscal 2007 and fiscal 2006 related to assistance in preparing our consolidated financial statements. The incremental professional fees represent the actual fees incurred for each respective period reduced by our current period fees through July 31, 2009 of $27 million (annualized as appropriate). We believe the fees incurred through July 31, 2009 approximate our near-term professional fee levels. We have substantially reduced our professional fees since completing all of our previously delayed periodic reports, and expect further reductions in the future as we continue to remediate material weaknesses.

(d)	A detailed discussion of the restructuring charges recorded in the nine months ended July 31, 2009 is set forth in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and Note 2, Ford settlement and related charges, to our condensed consolidated financial statements for the nine months ended July 31, 2009, each of which is in our Third Quarter 10-Q.

(e)	Related to the Ford Settlement, our Engine segment recognized a total of $44 million of inventory valuation and low volume adjustments in Cost of products sold and a total of $24 million of inventory valuation and low volume adjustments in Other income, net, for the nine months ended July 31, 2009.

(f)	We completed the purchase of certain assets of the recreational vehicle business of Monaco Coach Corporation in the third quarter of fiscal 2009. We recognized an extraordinary gain of $23 million in the first nine months ended July 31, 2009 due to the fair market value of the assets acquired in the Monaco acquisition exceeding the purchase price.

(g)	We recognized a gain of $23 million in Other income, net in connection with the increased equity interest in the BDP joint venture.

(h)	We reversed a previously recorded warranty liability of $75 million, which was recorded as a reduction of Costs of products sold, in connection with the Ford Settlement.

(i)	We recorded a gain of $200 million in Other (income) expense, net during the nine months ended July 31, 2009, related to the cash settlement payment we received from Ford in connection with the Ford Settlement.

(6)	Exclusive of equipment that we have leased to others.

(7)	The selected pro forma data gives effect to the sale of the notes in the offering and the concurrent offering of the senior notes and the application of the net proceeds therefrom as set forth under “Use of proceeds” as if these transactions were implemented at the beginning of the earliest period presented. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, the pro forma data does not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates or to project results for any future period. See “Use of proceeds” and “Unaudited pro forma financial statements.”

(8)	Net debt, a non-GAAP measure, is calculated by subtracting Cash and cash equivalents from Total debt for each period presented.

Risk factors

You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus supplement, before making a decision to invest in the notes.

Risks relating to Navistar and its markets

The markets in which we compete are subject to considerable cyclicality.

Our ability to be profitable depends in part on the varying conditions in the truck, bus, mid-range diesel engine, and service parts markets, which are subject to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand is also dependent on general economic conditions, interest rate levels and fuel costs, among other external factors.

Our Truck, Engine and Parts segments are heavily influenced by the overall performance of the medium and heavy truck retail markets within the U.S. and Canada (our “traditional” market), which consists of vehicles in weight classes 6 through 8, including school buses. The “traditional” market is typically cyclical in nature and cycles can span several years. The current worldwide economic recession has adversely impacted the industry and the market demand for our products remains stagnant with significantly lower volumes in fiscal 2009 than previously expected. Every part of our business, excluding sales to the U.S. military, has been adversely affected by the global recession during fiscal 2008 and the nine months ended July 31, 2009. These trends have persisted through the date of this prospectus supplement and will be reflected in our results of operations for the fourth quarter and full fiscal 2009. The “traditional” truck industry retail deliveries were 244,100, 319,000 and 454,700 in fiscal 2008, fiscal 2007 and fiscal 2006, respectively. We expect fiscal 2009 and fiscal 2010 industry volumes to be in the range of 165,000 to 185,000 units, and 175,000 to 215,000 units, respectively.

Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

Truck and engine manufacturers continue to face significant governmental regulation of their products, especially in the areas of environment and safety. In that regard, we have incurred, and will continue to incur, significant research, development, and tooling costs to design and produce our engine product lines to meet United States Environmental Protection Agency and California Air Resources Board (“CARB”) emission requirements. The new on-highway heavy duty emissions standards that came into effect in the U.S. in the 2007 model year reduced allowable particulate matter and allowable nitrogen oxide. This change in emissions standards resulted in a significant increase in the cost of our products to meet these emissions levels. An emissions cap as part of the phase-in process for the heavy duty engines comes into effect for the model year 2010. In addition, emission regulations will begin the initial phase-in in 2010 with respect to the on-board diagnostics for truck engines and are a part of our product plans.

Most other truck and engine manufacturers have chosen urea-based selective catalytic reduction (“SCR”) systems to address the 2010 emission standards. We intend to address the 2010 emissions requirements for our core applications through advances in fuel systems, air management, combustion and engine controls and continue to explore other cost effective alternative solutions for meeting these emissions standards. Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

We may be subject to greenhouse gas regulations.

Additional changes to on-highway emissions or performance standards as well as complying with additional environmental and safety requirements would add to the cost of our products and increase the capital-intensive nature of our business. In that regard, we have been closely monitoring regulatory proposals intended to address greenhouse gas emissions. These regulatory proposals, if adopted, may have an impact on both our facilities and our products. The scope of the impact of any greenhouse gas emission regulatory program is still uncertain and we are, therefore, unable to predict the impact to our operations.

We operate in the highly competitive North American truck market.

The North American truck market in which we operate is highly competitive. Our major U.S. domestic competitors include: PACCAR Inc. (“PACCAR”), Ford and General Motors Corporation. The competing foreign-controlled domestic manufacturers include: Freightliner and Western Star (both subsidiaries of Daimler-Benz AG (“Mercedes Benz”)), and Volvo and Mack (both subsidiaries of Volvo Global Trucks). The major U.S. military vehicle competitors include: BAE Systems, Force Protection Inc, General Dynamics Land Systems, General Purpose Vehicles, Oshkosh Truck, and Protected Vehicles Incorporated. In addition, smaller, foreign-controlled market participants such as Isuzu Motors America, Inc., Nissan North America, Inc., Hino (a subsidiary of Toyota Motor Corporation), and Mitsubishi Motors North America, Inc. are competing in the U.S. and Canadian markets with primarily imported products. In Mexico, the major domestic competitors are Kenmex (a subsidiary of PACCAR) and Mercedes Benz.

The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects our ability to increase or maintain vehicle prices. Many of our competitors have greater financial resources, which may place us at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of our competitors may have lower overall labor costs.

Our business may be adversely impacted by work stoppages and other labor relations matters.

We are subject to risk of work stoppages and other labor relations matters because a significant portion of our workforce is unionized. As of July 31, 2009, approximately 62% of our hourly workers and 9% of our salaried workers are represented by labor unions and are covered by collective bargaining agreements. Many of these agreements include provisions that limit our ability to realize cost savings from restructuring initiatives such as plant closings and reductions in workforce. Our current collective bargaining agreement with the UAW will expire in October 2010. Any UAW strikes, threats of strikes, or other resistance in connection with the negotiation of a new agreement or otherwise could materially adversely affect our business as well as impair our ability to implement further measures to reduce structural costs and improve production efficiencies. A lengthy strike by the UAW that involves a significant portion of our manufacturing facilities could have a material adverse effect on our financial condition, results of operations, and cash flows. For additional information regarding our collective bargaining agreements, see Item 1, “Business—Employees.” in our 2008 Annual Report, which is incorporated by reference in this prospectus supplement.

Current credit market conditions may impair our access to sufficient capital to engage in financing activities.

The U.S. and global economies are currently undergoing a period of economic uncertainty, and the related financial markets are experiencing unprecedented volatility. The current financial turmoil affecting the banking system and financial markets and the possibility that financial institutions may consolidate or go out of business have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in fixed income, credit, currency, and equity markets. Our financial services operations supports our manufacturing operations by providing financing to a significant portion of our dealers and retail customers. Our financial services operations has traditionally obtained the funds to provide such financing from sales of receivables, medium and long-term debt, and equity capital and from short and long-term bank borrowings. In light of the challenging conditions within the financial markets, NIC has had to make loans to the financial services operations in a number of circumstances in order to provide short term liquidity. In addition, Navistar, Inc. made capital contributions to NFC of $20 million and $60 million, respectively, during the nine months ended July 31, 2009 and fiscal 2008, in order to enable NFC to remain in compliance with a covenant in its bank credit facility that requires NFC’s consolidated income before income taxes, interest expense and dividends on preferred stock, if any, not to be less than 125% of NFC’s consolidated interest expense and dividends on preferred stock, if any, for any period of four fiscal quarters immediately preceding the date of measurement. NIC had also guaranteed an aggregate of $88 million of outstanding borrowings by its Mexican financial services subsidiaries as of July 31, 2009. If cash provided by operations, bank borrowings, continued sales and securitizations of receivables, and the placement of term debt does not provide the necessary liquidity, our financial services operations may restrict its financing of our products both at the wholesale and retail level, which may impair our ability to sell our products to customers who require financing and may have a significant negative effect on our liquidity and results of operations.

Our liquidity position may be adversely affected by a continued downturn in our industry and the upcoming maturity of the NFC senior credit facility.

Any downturn in our industry can adversely affect our operating results. In the event that industry conditions remain weak for any significant period of time, our liquidity position may be adversely affected, which may limit our ability to complete product development programs, capital expenditure programs, or other strategic initiatives at currently anticipated levels. In addition, NFC’s senior credit facility is currently scheduled to mature in July 2010, and, as a result, is currently classified as a current obligation for accounting purposes. As of July 31, 2009, NFC had aggregate borrowings of approximately $1.0 billion under such credit facility. In light of the downturn in our industry and credit market conditions, we may be unable to refinance that facility on favorable terms or at all. If we are unable to refinance such facility, we will need to repay such indebtedness with cash generated from operations, which may create substantial liquidity challenges and there is no assurance that we will have sufficient cash flow or capital resources to meet such maturity. Failure to pay such credit facility when due will be an event of default under the notes offered hereby.

The loss of business from Ford could have a negative impact on our business, financial condition, and results of operations.

Ford accounted for approximately 7% of our revenues for the nine months ended July 31, 2009, and approximately 7%, 14% and 12% of our revenues for fiscal 2008, fiscal 2007 and fiscal 2006,

respectively. In addition, Ford accounted for approximately 39%, 44%, 58% and 61% of our diesel engine unit volume (including intercompany transactions) for the nine months ended July 31, 2009, fiscal 2008, fiscal 2007 and fiscal 2006, respectively, primarily relating to the sale of our V-8 diesel engines.

On January 13, 2009, we announced the Ford Settlement. As part of the Ford Settlement, we will end our current diesel engine supply agreement with Ford effective December 31, 2009. We will, however, continue our diesel engine supply arrangement with Ford in South America. The loss of business from Ford may have a negative impact on our business, financial condition, and results of operations and may potentially subject us to other costs that may be material. See Note (3) under “Summary—Summary consolidated financial data” for additional information regarding the Ford Settlement and its accounting treatment.

We may not achieve all of the expected benefits from our current business strategies and initiatives.

We have recently completed acquisitions and joint ventures and announced our intention to form a number of additional joint ventures and strategic alliances. We cannot assure you that our previous or future acquisitions, joint ventures or our strategic alliances will be successful or will generate the expected benefits. In addition, we cannot assure you we will not have disputes arise with our joint venture partners and that such disputes will not lead to litigation or otherwise have a material adverse effect on the joint venture or our relationship with our joint venture partners. Failure to successfully manage and integrate these and potential future acquisitions, joint ventures and strategic alliances could materially harm our financial condition, results of operations and cash flows.

We are currently in discussions with multiple parties regarding a strategic alliance involving NFC. At this time, we cannot assure you that we will reach a definitive agreement with respect to any such strategic alliance or, if we do reach a definitive agreement, what the ultimate terms of such alliance will be or whether we will achieve our stated goals from such alliance.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain materials and manufactured components from third-party suppliers. Some of our suppliers are the sole source for a particular supply item. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, financial condition, results of operations, and cash flows. The volatility in the financial markets and uncertainty in the automotive sector could result in exposure related to the financial viability of certain of our key third-party suppliers. In response to financial pressures, suppliers may also exit certain business lines, or change the terms on which they are willing to provide products. In addition, many of our suppliers have unionized workforces and are subject to work stoppages as a result of labor relations issues.

Our business may be adversely affected by government contracting risks.

We derived approximately 28% of our revenues for the nine months ended July 31, 2009, and approximately 27%, 4% and 2% of our revenues for fiscal 2008, fiscal 2007 and fiscal 2006, respectively, from the U.S. government. Many of our existing U.S. government contracts extend over multiple years and are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal-year basis and if the congressional appropriations for a program under which we are contractors are not made, or are reduced or delayed, our contract could be cancelled or government purchases under the contract could be reduced or delayed, which could adversely affect our financial condition, results of operations, or cash flows. Although we have multiple bids and quotes, there are no guarantees that they will be awarded to us in the future or that volumes will be similar to volumes under previously awarded contracts. In addition, U.S. government contracts generally permit the contracting government agency to terminate the contract, in whole or in part, either for the convenience of the government or for default based on our failure to perform under the contract. If a contract is terminated for convenience, we would generally be entitled to the payment of our allowable costs and an allowance for profit on the work performed. If one of our government contracts were to be terminated for default, we could be exposed to liability and our ability to obtain future contracts could be adversely affected.

We must comply with numerous miscellaneous federal national security laws, procurement regulations, and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

We must observe laws and regulations relating to the formation, administration and performance of federal government contracts that affect how we do business with our clients and impose added costs on our business. For example, the federal acquisition regulations, foreign government procurement regulations and the industrial security regulations of the Department of Defense and related laws include provisions that:

•	allow our government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	allow our government clients to terminate existing contracts for the convenience of the government;

•	require us to prevent unauthorized access to classified information; and

•	require us to comply with laws and regulations intended to promote various social or economic goals.

We are subject to industrial security regulations of the U.S. Department of State, Department of Commerce and the Department of Defense and other federal agencies that are designed to safeguard against foreigners’ access to classified or restricted information. As we expand our operations internationally, we will also become subject to the rules and regulations of foreign jurisdictions. If we were to come under foreign ownership, control or influence, we could lose our facility security clearances, which could result in our federal government customers terminating or deciding not to renew our contracts and could impair our ability to obtain new contracts.

Our failure to comply with applicable laws, regulations or procedures, including federal regulations regarding the procurement of goods and services and protection of classified information, could result in contract termination, loss of security clearances, suspension or prohibition from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which would materially adversely affect our business.

Our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

We are subject to federal licensing requirements with respect to the sale and support in foreign countries of certain of our products and the importation of components for our products. In addition, we are obligated to comply with a variety of federal, state and local regulations and procurement policies, both domestically and abroad, governing certain aspects of our international sales and support, including regulations promulgated by, among others, the U.S. Departments of Commerce, Defense and State and the U.S. Department of Justice.

Such licenses may be denied for reasons of U.S. national security or foreign policy. In the case of certain large orders for exports of defense equipment, the Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing certain sales of defense equipment and services to foreign governments. During that time, Congress may take action to block the proposed sale. We can give no assurances that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent or delay certain sales. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our results of operations and financial condition.

For products and technology exported from the U.S. or otherwise subject to U.S. jurisdiction, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to International Traffic in Arms Regulations, Export Administration Regulations, the Foreign Military Sales program and trade sanctions against embargoed countries and destinations, administered by the Office of Foreign Assets Control, U.S. Department of the Treasury. A determination by the U.S. government that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of significant fines, denial of export privileges, loss of revenues from certain customers, and debarment from participation in U.S. government contracts.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience corruption. Our operations in such countries create the risk of an unauthorized payment by one of our employees or agents which would be in violation of various laws including the FCPA.

Additionally, the failure to obtain applicable governmental approval and clearances could materially adversely affect our ability to continue to service the government contracts we maintain. Exports of some of our products to certain international destinations may require shipment authorization from U.S. export control authorities, including the U.S. Departments of Commerce and State, and authorizations may be conditioned on end-use restrictions.

Our international business may pose greater risks than our domestic business due to the greater potential for changes in foreign economic and political environments. Our international business is also highly sensitive to changes in foreign national priorities and government budgets. Sales of military products are affected by defense budgets (both in the U.S. and abroad) and U.S. foreign policy.

We may fail to properly identify and correct material weaknesses or comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and determine the effectiveness of our internal control over financial reporting. As is further described in Item 9A, Controls and Procedures, of our 2008 Annual Report, we concluded that there are material weaknesses in our internal control over financial reporting. If we do not correct these material weaknesses, or we or our independent registered public accounting firm determines that we have additional material weaknesses in our internal control over financial reporting, we may be unable to provide financial information in a timely and reliable manner. Although we consistently review and evaluate our internal control systems to allow management to report on, and our independent auditors to attest to, the sufficiency of our internal control, we cannot assure you that we will not discover additional material weaknesses in our internal control over financial reporting. Any such additional material weaknesses or failure to correct existing material weaknesses could adversely affect investor confidence in the Company.

We have significant under-funded postretirement obligations.

The under-funded portion of our projected benefit obligation was $763 million and $197 million for pension benefits at October 31, 2008 and 2007, respectively, and $979 million and $1.1 billion for postretirement healthcare benefits at October 31, 2008 and 2007, respectively. Moreover, we have assumed expected rates of return on plan assets and growth rates of retiree medical costs and the failure to achieve the expected rates of return and growth rates could have an adverse impact on our under-funded postretirement obligations, financial condition, results of operations, and cash flows. The volatility in the financial markets affects the valuation of our pension assets and liabilities, resulting in potentially higher pension costs and higher levels of under-funding in future periods. The requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended, as applicable to our U.S. pension plan (including such timing requirements) mandated by the Pension Protection Act of 2006 to fully fund our U.S. pension plan, net of any current or possible future legislative or governmental agency relief, could also have an adverse impact on our business, financial condition, results of operations or cash flows.

We are exposed to political, economic, and other risks that arise from operating a multinational business.

We have significant operations in foreign countries, primarily in Canada, Mexico, Brazil, Argentina and India. Accordingly, our business is subject to the political, economic, and other risks that are inherent in operating in those countries and internationally. These risks include, among others:

•	Trade protection measures and import or export licensing requirements;

•	Tax rates in certain foreign countries that exceed those in the U.S. and the imposition of withholding requirements for taxes on foreign earnings;

•	Difficulty in staffing and managing international operations and the application of foreign labor regulations;

•	Currency exchange rate risk; and

•	Changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

Our ability to use net operating loss (“NOL”) carryovers to reduce future tax payments could be negatively impacted if there is a change in our ownership or a failure to generate sufficient taxable income.

Presently, there is no annual limitation on our ability to use U.S. federal NOLs to reduce future income taxes. However, if an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended, occurs with respect to our capital stock, our ability to use NOLs would be limited to specific annual amounts. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our total capital stock in a three-year period. If an ownership change occurs, our ability to use domestic NOLs to reduce taxable income is generally limited to an annual amount based on the fair market value of our stock immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate. NOLs that exceed the Section 382 limitation in any year continue to be allowed as carryforwards for the remainder of the 20-year carryforward period and can be used to offset taxable income for years within the carryover period subject to the limitation in each year. Our use of new NOLs arising after the date of an ownership change would not be affected. If more than a 50% ownership change were to occur, use of our NOLs to reduce payments of federal taxable income may be deferred to later years within the 20-year carryover period; however, if the carryover period for any loss year expires, the use of the remaining NOLs for the loss year will be prohibited. If we should fail to generate a sufficient level of taxable income prior to the expiration of the NOL carryforward periods, then we will lose the ability to apply the NOLs as offsets to future taxable income.

We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations or cash flows.

We are currently involved in a number of pending litigation matters as described below:

Environmental Matters.    Along with other vehicle manufacturers, we have been subject to an increase in the number of asbestos-related claims in recent years. In general, these claims relate to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some cases relate to the alleged presence of asbestos in our facilities. In these claims we are not the sole defendant, and the claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. We have strongly disputed these claims, and it has been our policy to defend against them vigorously. It is possible that the number of these claims will continue to grow, and that the costs for resolving asbestos related claims could become significant in the future.

Continental Automotive Systems US, Inc.    In March 2009, Continental Automotive Systems US, Inc. (“Continental”) sent notice to Navistar, Inc. pursuant to a contract between them, making a demand for binding arbitration for alleged breach of contract and alleged negligent misrepresentation relating to Navistar’s unexpected low volume of purchases of engine components from Continental and seeking monetary damages. If the dispute is submitted to arbitration, pursuant to the contract, such arbitration would be administered under the rules of the International Institute of Conflict Preservation and Resolution. The parties have been discussing a business resolution of these disputes and such discussions continue.

Litigation Relating to Accounting Controls and Financial Restatement.    In December 2007, a complaint was filed against us by Norfolk County Retirement System and Brockton Contributory Retirement System (collectively “Norfolk”). In March 2008, an additional complaint was filed by

Richard Garza which was subsequently amended and restated by a complaint filed in October 2009. Each of these matters is pending in the United States District Court, Northern District of Illinois.

The plaintiffs in the Norfolk case allege they are shareholders suing on behalf of themselves and a class of other shareholders who purchased shares of the Company’s common stock between February 14, 2003 and July 17, 2006. The complaint alleges that the defendants, which include us, one of our executive officers, two of our former executive officers, and our former independent accountants, Deloitte & Touche LLP, violated federal securities laws by making false and misleading statements about our financial condition during that period. In March 2008, the court appointed Norfolk County Retirement System and the Plumbers Local Union 519 Pension Trust as joint lead plaintiffs. On July 7, 2008, we filed a motion to dismiss the complaint based on the plaintiffs’ failure to plead any facts tending to show the defendants’ actual knowledge of the alleged false statements or that the plaintiffs suffered damages. On July 28, 2009, the Court denied the motion to dismiss. The plaintiffs in this matter seek compensatory damages and attorneys’ fees among other relief.

The plaintiff in the Garza case brought a derivative claim on behalf of our Company against one of our executive officers, two of our former executive officers, and certain of our directors. The amended complaint alleges that all of the defendants violated their fiduciary obligations under Delaware law by willfully ignoring certain accounting and financial reporting problems at our Company, thereby knowingly disseminating false and misleading financial information about our Company and certain of the defendants were unjustly enriched in connection with their sale of NIC stock during the December 2002 to January 2006 period. The plaintiffs in this matter seek compensatory damages, disgorgement of the proceeds of defendants’ profits from the sale of NIC stock, attorneys’ fees, and other equitable relief.

SEC Investigation.    In January 2005, we announced that we would restate our financial results for 2002 and 2003 and the first three quarters of 2004. Our restated Annual Report on Form 10-K was filed in February 2005. The SEC notified us on February 9, 2005 that it was conducting an informal inquiry into our restatement. On March 17, 2005, we were advised by the SEC that the status of the inquiry had been changed to a formal investigation. On April 7, 2006, we announced that we would restate our financial results for 2002 through 2004 and for the first three quarters of 2005. We were subsequently informed by the SEC that it was expanding the investigation to include this restatement. Our 2005 Annual Report on Form 10-K, which included the restated financial statements, was filed in December 2007. We have been providing information to and fully cooperating with the SEC on this investigation. As discussed herein, we recently reached a proposed settlement with the investigative staff of the SEC with respect to this matter. We cannot assure you the proposed settlement will be approved by the SEC and, in the event the proposed settlement is not approved, what the ultimate resolution of this investigation will be.

Commercial Steam LLC and Andrew Harold vs. Ford Motor Co. and Navistar International Corporation. In October 2009, Commercial Steam LLC and Andrew Harold (collectively, the “plaintiffs”) filed a complaint against NIC in the United States District Court for the Southern District of West Virginia. The plaintiffs in this case allege they are suing on behalf of themselves and a class of other West Virginia residents who purchased a model year 2003 to 2006 Ford F-Series truck with a 6.0 liter Power Stroke engine. The complaint alleges problems with these vehicles and engines, including, but not limited to, the fuel system, fuel injectors, oil leaks, broken turbochargers and other warranty claims. The plaintiffs in this matter seek compensatory damages, interest and attorneys’ fees among other relief.

Litigation can be expensive, lengthy, and disruptive to normal business operations. The results of complex legal proceedings are often uncertain and difficult to predict. An unfavorable outcome of a particular matter described above or any future legal proceedings could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Potential future impairments of our goodwill, intangible assets, or other long-lived assets could adversely effect our financial condition and results of operations.

We have a substantial amount of goodwill, intangible assets, and other long-lived assets which are subject to periodic impairment analysis and review. Identifying and assessing whether impairment indicators exist, or if events or changes in circumstances have occurred, including market conditions, operating results, competition and general economic conditions, requires significant judgment. In the fourth quarter of fiscal 2008, our Engine segment recognized $358 million for impairments of property and equipment related to asset groups in the VEE Business Unit. In addition, our Truck segment recorded a non-cash charge of $4 million to reflect impairment of goodwill and a non-cash charge of $10 million for impairment of dealer franchise rights with respect to certain of our dealership subsidiaries in the fourth quarter of fiscal 2008. If in the future, we determine that there has been an impairment, our earnings for the relevant period would be reduced by the amount of the impairment, net of any income tax effects, which could have an adverse effect on our financial condition and results of operations.

Risks related to the notes

We have a significant amount of debt, which limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

We have a substantial amount of indebtedness. The following table sets forth certain important information regarding our capitalization as of July 31, 2009, on an as adjusted basis to give effect to the sale of the notes in this offering and the concurrent senior notes offering and the application of the net proceeds therefrom.

(in millions)	As adjusted

Debt:
Manufacturing operations	$1,988
Financial services operations	3,401

Total debt	5,389
Stockholders’ deficit	$(1,430)

Our ability to satisfy our debt, lease, pension, healthcare and other obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund growth, such as mergers and acquisitions, working capital, capital expenditures, debt service requirements or other cash requirements;

•	exposing us to the risk of increased interest costs if the underlying interest rates rise;

•	limiting our ability to invest operating cash flow in our business due to existing debt service requirements;

•	causing a decline in our credit ratings;

•	limiting our ability to compete with companies that are not as leveraged and that may be better positioned to withstand economic downturns; and

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we compete and general economic and market conditions.

The notes will be unsecured and holders of senior indebtedness will be paid before holders of the notes are paid.

The notes are our unsecured senior subordinated obligations and the payment of the principal of, any cash portion of the conversion obligation in respect of, and interest on, the notes (including, but not limited to, the fundamental change purchase price with respect to the notes subject to purchase as described under “Description of the notes–Fundamental change permits holders to require us to purchase notes”) is subordinated in right of payment to the prior payment in full of our existing and future senior indebtedness. The notes also effectively rank junior to our secured indebtedness, whether or not such indebtedness would otherwise constitute senior indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. At July 31, 2009, on an as adjusted basis to give effect to the sale of the notes in this offering and the concurrent senior notes offering and the application of the net proceeds therefrom, our indebtedness to which the notes would have been contractually, effectively or structurally subordinated, including indebtedness of our subsidiaries, would have been approximately $4,840 million, of which approximately $3,401 million was indebtedness of our financial services operations and $162 million was indebtedness of our majority-owned dealership subsidiaries. The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

If we become bankrupt, liquidate, or dissolve, our assets would be available to pay obligations on the notes only after our senior indebtedness has been paid. Our right to receive any assets of our subsidiaries upon their bankruptcy, liquidation or dissolution, and therefore the rights of the holders of the notes to participate in those assets, will be subordinated to the claims of our subsidiaries’ creditors, including trade creditors. We cannot assure you that there will be sufficient assets to pay amounts due on the notes at maturity or if we become bankrupt, liquidate or dissolve.

If we fail to pay any of our senior indebtedness, we may make payments on the notes only if we cure the default or the holders of the senior indebtedness waive the default.

The notes are obligations of NIC only, and our operations are conducted through, and a substantial portion of our consolidated assets are held by, our subsidiaries.

The notes are obligations exclusively of NIC and are not guaranteed by any of our operating subsidiaries. Concurrently with this offering of notes, under a separate prospectus supplement and accompanying prospectus, we are offering $1,000 million aggregate principal amount of our senior notes due 2021 and these senior notes will be guaranteed by our wholly-owned subsidiary, Navistar, Inc. See “Summary—Recent developments—Concurrent senior notes offering.”

NIC is a holding company, and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, its cash flows and ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the payment of such earnings to it in the form of dividends, distributions, loans or otherwise, and repayment of such loans or advances from it. These subsidiaries are separate and distinct legal entities and generally have no obligation to provide NIC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. The ability of NIC’s subsidiaries to pay dividends or make other advances or transfer of funds will depend on their respective results of operations and may be restricted by, among other things, applicable law and contractual provisions limiting the amount of funds available to make dividends and agreements of those subsidiaries. For example, the payment of dividends by NFC to Navistar, Inc. is limited by the terms of NFC’s bank credit facility. See “Description of other financing arrangements—Financial Services operations—NFC Credit Facility.”

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, depends on our ability to generate cash in the future. We are subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance debt or obtain additional financing will depend on, among other things:

•	our financial condition at the time;
•	restrictions in the indenture governing the notes and any other indebtedness; and
•	other factors, including financial market or industry conditions.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If our operations do not generate sufficient cash flow from operations, and additional borrowings or refinancings are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible debt investors to effect short sales of the underlying shares of our common stock could significantly affect the market value of the notes. Such government actions would make the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of any company whose shares of common stock are subject to such actions. The convertible debt markets have experienced unprecedented disruptions resulting from, among other things, the instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop-gap measure while the U.S. Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute for outstanding convertible debt of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired on October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the up-tick rule) and other regulatory organizations may do the same. Among the approaches to restrictions on short selling currently under consideration by the SEC, one would apply on a market wide and permanent basis, including adoption of a new up-tick rule or an alternative up-tick rule that would allow short selling only at an increment above the national best bid, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other limitations, bans on short selling in a particular security during a day if there is a severe decline in price in that security. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

The market price of the notes could be significantly affected by the market price of our common stock and other factors.

We expect that the market price of our notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk factors” section and in the other documents incorporated herein by reference.

In addition, the stock market in recent years has experienced significant price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Despite our current debt levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of the indentures governing the notes and the senior notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. For example, under the indenture governing the senior notes, we may incur additional indebtedness in an amount equal to the greater of: $200 million and a borrowing base equal to 85% of accounts receivables and 60% of inventory (up to a maximum of $1,000 million) under one or more credit facilities and an additional $150 million under any type of borrowing arrangement. The indenture governing the notes does not limit our ability to incur additional indebtedness. If new indebtedness is added to our current debt levels, the risks we face with respect to our substantial indebtedness could intensify. Moreover, the indenture governing the notes and our other debt agreements do not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the terms of such documents.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.

Upon the occurrence of a fundamental change, as specified in the indenture, you will have the right, as a holder of the notes, to require us to repurchase all of your notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including additional interest, if any, to the date of repurchase, as described under “Description of the notes— Fundamental change permits holders to require us to purchase notes.” In addition, holders of the senior notes being offered concurrently will also have the right to require us to make a similar offer to purchase our senior notes upon the occurrence of certain kinds of change of control events.

We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. We also may not have available funds to be able to repurchase the senior notes. In addition, the terms future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these notes, or the senior notes. Any requirement to offer to purchase any outstanding notes or senior notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us. In addition, our ability to repurchase the notes or the senior notes may be limited by law or by regulatory authority

Our failure to repurchase surrendered notes or senior notes at a time when the repurchase is required by their respective indentures would constitute a default under each respective indenture. A default under either of the indentures or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or senior notes or make cash payments upon conversions thereof.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the notes—Conversion rights.” Even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The conditional conversion features of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to April 15, 2014, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of our common stock, cash or a combination thereof, as the case may be, into which the notes would otherwise be convertible.

Future sales of shares of our common stock may depress its market price.

In the future, we may sell additional shares of our common stock to raise capital. Sales of substantial amounts of additional shares of common stock, including shares of common stock underlying the notes and shares issuable upon exercise of outstanding options and vesting of outstanding restricted stock units, as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt-to-equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them to the extent our conversion obligation includes shares of our common stock.

To the extent we issue shares of our common stock to satisfy our conversion obligation, holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) until settlement, which may be following the last trading day of the observation period related to the conversion of such notes (if any), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the close of business on the last trading day of the observation period related to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

You may have to wait a substantial period of time before receiving amounts due upon conversion of the notes.

Some of the settlement methods described under “Description of the notes—Conversion rights—Settlement upon conversion” have an associated observation period which will determine the amount of consideration a holder will receive upon conversion. The price of our common stock could decline during that period which would adversely affect the amount and/or value of the consideration a holder will receive upon conversion. In other circumstances as described under “Description of the notes—Conversion rights—Settlement upon conversion,” you will have to wait until after the expiration of the 40 trading-day observation period before receiving the consideration due upon conversion.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. If we elect to settle our conversion obligation in cash, or in cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the volume weighted average prices of our common stock for each trading day in a 40 trading-day observation period. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average of the volume weighted average price of our common stock during such period, the value of any shares of our common stock that you receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares you will receive.

The notes are not protected by restrictive covenants.

The indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving NIC, except to the extent described under “Description of the notes—Fundamental change permits holders to require us to purchase notes,” “Description of the notes—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” and “Description of the notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share of our common stock in such transaction, as described below under “Description of the notes—Conversion rights—Adjustments to shares delivered upon conversion upon a make-whole fundamental change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $145.00 per share or less than $37.24 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the conversion rate as a result of this adjustment exceed 26.8528 shares per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock.

An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes or to increase the conversion rate of the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes and may have the right to convert your notes with an increased conversion rate. However, the definition of the term “fundamental change” is limited to only certain transactions or events. Therefore, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions or events that do not constitute a fundamental change but that could nevertheless adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes or providing you with the right to convert your notes at an increased conversion rate. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes or to convert the notes with an increased conversion rate, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings or otherwise adversely affect the value of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. While the underwriters may make a market in the notes, they are not obligated to do so and may cease their market making at any time without notice. Even if the underwriters make a market in the notes, the liquidity of such a market may be limited. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Conversion of the notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The conversion of some or all of the notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any shares of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the notes into shares of our common stock or a combination of cash and shares of our common stock could depress the price of our common stock.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax. See “Certain U.S. federal income tax considerations.”

If you are a Non-U.S. Holder (as defined in “Certain U.S. federal income tax considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set-off against subsequent payments. Under the terms of the supplemental indenture, we are not obligated to pay you any additional amounts in respect of such withheld taxes. See “Certain U.S. federal income tax considerations.”

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

In connection with the pricing of the notes, we entered into convertible note hedge transactions with affiliates of certain of the underwriters (the “hedge counterparties”). The convertible note hedge transactions are expected to reduce the potential dilution upon conversion of the notes. We also entered into separate warrant transactions with the hedge counterparties. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market price per share of our common stock exceeds the applicable strike price of the warrants. If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following conversion of the notes and during any related observation period). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs following conversion of the notes and during any related observation period, it could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

In addition, if any such convertible note hedge and warrant transactions fail to become effective or are terminated early, whether or not this offering of notes is completed, the hedge counterparties may unwind their hedge positions with respect to our common stock, which could adversely affect the value of our common stock and, if the notes have been issued, the value of the notes.

Risks related to the common stock

Certain charter and statutory provisions may have an anti-takeover effect.

Our certificate of incorporation provides that the affirmative vote of holders of the greater of (a) a majority of the voting power of all common stock or (b) at least 85% of the shares of common stock present at a meeting is required to approve certain mergers and consolidations or a sale of all or substantially all of our assets, or a supermajority transaction. Accordingly, any holder of 15% or more of the aggregate outstanding common stock represented at any meeting of shareowners will be able to block any supermajority transaction. Our certificate of incorporation and by-laws also contain provisions which:

•	permit us to issue so-called “flexible” preferred stock,

•	provide for a classified board of directors (which has the effect under Delaware law of precluding shareowners from removing directors without cause),

•	limit the filling of board vacancies to the remaining directors, and

•	prohibit shareowners from taking action by written consent or calling special meetings.

We also are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which restricts us from engaging in certain business combinations with “interested stockholders.” The fact that our utilization of its net operating losses could be adversely affected by a change of control also could have an anti-takeover effect.

Although not intended, the foregoing provisions may adversely affect the marketability of the common stock by discouraging potential investors from acquiring our stock. In addition, these provisions could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, or impede an attempt to acquire a significant or controlling interest in us, even if such events might be beneficial to us and our shareowners. See “Description of capital stock—Certain certificate of incorporation and by-laws provisions; certain provisions of Delaware law.”

Possible volatility of NIC’s share price increases the risk of your investment.

Numerous factors may significantly affect the market price for our common stock. Such factors include the announcement of new products or other strategic initiatives by us or our competitors, technological innovations by us or our competitors, the growth and expansion of our business, trends and uncertainties affecting the truck manufacturing industry as a whole, issuances and repurchases of common stock, quarterly variations in our operating results or the operating results of our competitors, investors’ expectations of NIC’s prospects, changes in earnings estimates by analysts or reported results that vary materially from such estimates and general economic and other conditions, including the cyclical nature of our business. In addition, in recent years the stock market has experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the common stock.

We do not intend to pay dividends for the foreseeable future.

We have not paid dividends on our common stock since 1980 and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain our earnings, if any, to use in our ongoing operations. In addition, the terms of the agreements governing our indebtedness restrict our ability to pay dividends on our common stock. Furthermore, our board of directors has the authority to issue one or more series of preferred stock without action of the stockholders. Although we have no present plan to issue any additional series of preferred stock or preference shares, the issuance of any additional series could also have the effect of limiting dividends on the common stock. See “Description of capital stock.”

Forward-looking statements

This prospectus supplement and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of this prospectus supplement. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “committed,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus supplement and the documents incorporated herein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

•	The markets in which we compete are subject to considerable cyclicality.

•	Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

•	We may be subject to greenhouse gas regulations.

•	We operate in the highly competitive North American truck market.

•	Our business may be adversely impacted by work stoppages and other labor relations matters.

•	Current credit market conditions may impair our access to sufficient capital to engage in financing activities.

•	Our liquidity position may be adversely affected by a continued downturn in our industry and the upcoming maturity of the NFC senior credit facility.

•	The loss of business from Ford could have a negative impact on our business, financial condition, and results of operations.

•	We may not achieve all of the expected benefits from our current business strategies and initiatives.

•	Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

•	Our business may be adversely affected by government contracting risks.

•

We must comply with numerous miscellaneous federal national security laws, procurement regulations, and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

•	Our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

•	We may fail to properly identify and correct material weaknesses or comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

•	We have significant under-funded postretirement obligations.

•	We are exposed to political, economic, and other risks that arise from operating a multinational business.

•	Our ability to use NOL carryovers to reduce future tax payments could be negatively impacted if there is a change in our ownership or a failure to generate sufficient taxable income.

•	We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations or cash flows.

•	Potential future impairments of our goodwill, intangible assets, or other long-lived assets could adversely affect our financial condition and results of operations.

•	Other factors described in the “Risk factors” section of this prospectus supplement.

All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Use of proceeds

The net proceeds from this offering of the notes, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, are estimated to be approximately $532.5 million (or approximately $605.25 million if the underwriters exercise in full their over-allotment option). The net proceeds from our concurrent senior notes offering are estimated to be approximately $945 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We expect to use a portion of the net proceeds from this offering and the concurrent senior notes offering to repay all amounts outstanding under the Credit Facilities, together with any accrued and unpaid interest thereon, and approximately $19 million to cash collateralize certain outstanding letters of credit. The remaining proceeds from these offerings will be used for general corporate purposes, including to fund capital expenditures and strategic initiatives.

If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the net proceeds from the sale of additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

The Credit Facility has a final scheduled maturity of January 19, 2012, and the borrowings thereunder had a weighted average interest rate of 3.54% as of July 31, 2009.

Certain affiliates of the underwriters are lenders under our existing Credit Facility and such affiliates, in their capacities as lenders, will receive a portion of the net proceeds of this offering. See “Underwriting.”

This offering is not conditioned upon the completion of the concurrent senior notes offering.

Price range of common stock and dividend policy

Prior to February 14, 2007, our common stock was listed on the New York Stock Exchange (“NYSE”), the Chicago Stock Exchange, and the Pacific Stock Exchange under the abbreviated stock symbol “NAV.” Effective February 14, 2007, our common stock was de-listed from the aforementioned exchanges and then traded on the Over-the-Counter (“OTC”) market under the symbol “NAVZ” until June 30, 2008, at which time our common stock was re-listed on the NYSE. As of November 30, 2008, there were approximately 13,615 holders of record of our common stock.

The following is the high and low market price per share of our common stock from NYSE and OTC for each quarter of 2007 and 2008. Our stock was traded on the OTC market for part of the second quarter of 2007, the third and fourth quarters of 2007, the first and second quarters of 2008, and for part of the third quarter of 2008. The OTC market quotations in the table below reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not represent actual transactions.

	Price Range
	High	Low

Fiscal 2007
First Quarter ended January 31	$44.56	$26.89
Second Quarter ended April 30	59.50	39.35
Third Quarter ended July 31	74.60	53.10
Fourth Quarter ended October 31	72.00	46.00

Fiscal 2008
First Quarter ended January 31	$64.45	$43.75
Second Quarter ended April 30	66.05	48.00
Third Quarter ended July 31	79.05	50.29
Fourth Quarter ended October 31	63.50	21.95

Fiscal 2009
First Quarter ended January 31	$33.34	$15.24
Second Quarter ended April 30	38.10	22.25
Third Quarter ended July 31	48.94	35.84
Fourth Quarter ending October 31 (through October 22, 2009)	48.26	35.14

Holders of our common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of our preferred stock and preference stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions (including purchases) may be made with respect to the common stock unless full cumulative dividends, if any, on our shares of preferred stock and preference stock have been paid. Under the General Corporation Law of the State of Delaware, dividends may only be paid out of surplus or out of net profits for the year in which the dividend is declared or the preceding year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds our net assets.

Our ability to declare and pay dividends is effectively limited by restrictions contained in our asset-backed credit facility that limits the amount of distributions that Navistar, Inc. may make to us in the event that it has less than $50 million of borrowing availability thereunder. The indenture under which we expect to issue the senior notes being offered concurrently with the notes will contain restrictions on our ability to pay cash dividends on our common stock.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Nine months ended July 31,		Fiscal year ended October 31,
2009	2008	2008	2007	2006	2005	2004

2.10x	2.31x	1.38x	—	1.86x	1.45x	—

The ratio of earnings to fixed charges is determined by dividing the sum of pre-tax income from continuing operations, interest expense, debt amortization expense and the portion of rental expense deemed representative of an interest factor, less minority interest, by the sum of capitalized interest, interest expense and debt amortization expense. For fiscal 2007 and 2004, our earnings were insufficient to cover fixed charges by $80 million and $36 million, respectively. On a pro forma basis giving effect to the sale of the notes in the offering and the concurrent offering of the senior notes and the application of the net proceeds therefrom as set forth under “Use of proceeds,” our ratio of earnings to fixed charges for the nine months ended July 31, 2009 and fiscal 2008 would have been 1.87x and 1.38x, respectively.

Capitalization

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of July 31, 2009 on:

•	an actual basis; and

•

as adjusted to give effect to the sale of the notes in this offering and the concurrent offering of the senior notes and the application of the net proceeds therefrom as set forth in “Use of proceeds” and the convertible note hedge and warrant transactions.

This table should be read in conjunction with the information contained herein under the heading “Use of proceeds,” and under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and in our consolidated financial statements and notes thereto, each of which is in our 2008 Annual Report and in our Third Quarter 10-Q, each of which are incorporated by reference in this prospectus supplement.

	At July 31, 2009
(in millions, except per share data)	Actual	As adjusted

Cash and cash equivalents:
Manufacturing operations(1)	$751	$841
Financial services operations	70	70

Total cash and cash equivalents	$821	$911

Total debt (including current portion):
Manufacturing operations:
Credit Facilities, due 2012(2)	$1,330	$—
3.00% convertible subordinated notes offered hereby	—	550
8.25% senior notes offered in a concurrent offering(3)	—	963
Majority-owned International dealership debt(4)	162	162
Financing arrangements and capital lease obligations(5)	278	278
7.5% senior notes due 2011 (net of unamortized discount of less than $1 million)	15	15
9.95% senior notes due 2011	4	4
Other	16	16

Total manufacturing operations debt	1,805	1,988

Financial services operations(6):
Asset-backed debt issued by consolidated SPEs, at variable rates, due serially through 2016	1,439	1,439
Bank credit facilities, at fixed and variable rates, due dates from 2010 through 2013(7)	1,259	1,259
Revolving retail warehouse facility, at variable rates, due 2010	500	500
Commercial paper, at variable rates, due serially through 2010	75	75
Borrowings secured by operating and finance leases, at various rates, due serially through 2016	128	128

Total financial services debt	3,401	3,401

Total debt	5,206	5,389

Stockholders’ deficit:
Series D convertible junior preference stock (liquidation preference $4 million)	4	4
Common stock, $0.10 par value per share, 110.0 million shares authorized, 75.4 million shares issued and outstanding	7	7
Additional paid in capital	2,106	2,070
Accumulated deficit	(2,158)	(2,200)
Accumulated other comprehensive loss	(1,157)	(1,157)
Common stock held in treasury, at cost, 4.8 million shares	(154)	(154)

Total stockholders’ deficit	(1,352)	(1,430)

Total capitalization	$3,854	$3,959

(1)	We entered into convertible note hedge and warrant transactions in connection with the offering. We used approximately $36 million of existing cash to pay the costs of such transactions. We have reduced the amount of cash we would have had as of July 31, 2009 on an as adjusted basis to reflect the cost of these transactions. The amount of cash we would have had as of July 31, 2009 on an as adjusted basis does not include $19 million of cash that we intend to use to cash collateralize certain outstanding letters of credit.

(2)	In connection with the repayment of all amounts outstanding under the Credit Facilities, we will write-off all unamortized capitalized debt issuance costs associated with such facility, which had a balance of $16 million as of July 31, 2009. The foregoing table does not reflect this write-off.

(3)	The senior notes offered concurrently have been recorded at their discounted value. This discount will be amortized over the life of the senior notes as additional interest expense.

(4)	Represents indebtedness incurred by certain of our majority-owned subsidiaries whose principal business is owning an International dealership. These subsidiaries are acquired and disposed of from time to time by us in order to facilitate the transition of International dealerships from one independent owner to another. Neither NIC nor any of its other subsidiaries have guaranteed any of the obligations of these subsidiaries with respect to this indebtedness. These subsidiaries will be “Unrestricted Subsidiaries” under the indenture governing the notes. As a result, these subsidiaries will not be bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness we may incur under the indenture.

(5)	Included in our financing arrangements and capital lease obligations are financing arrangements of $268 million as of July 31, 2009. These arrangements involve the sale and leaseback of manufacturing equipment that we consider to be integral equipment and thus we account for these arrangements as financings. The inception dates of these arrangements range from December 1999 to June 2002, the remaining terms range from 10 months to 5 years and the effective interest rates range from 3.2% to 9.6%. In addition, the amount of financing arrangements and capital lease obligations include $10 million of capital leases for real estate and equipment as of July 31, 2009. As of July 31, 2009, Navistar, Inc. had approximately $270 million of outstanding secured indebtedness under various financing arrangements and capital lease obligations.

(6)	The subsidiaries that comprise our financial services operations will be “Unrestricted Subsidiaries” under the indenture governing the notes. As a result, these subsidiaries will not be bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness we may incur under the indenture.

(7)	Includes borrowings of approximately $282 million by NIC’s Mexican finance subsidiaries under various bank credit facilities, of which approximately $29 million was guaranteed by each of NFC and NIC, approximately $170 million was guaranteed by NFC and approximately $59 million was guaranteed by NIC. The amount of total manufacturing operations debt as set forth in the foregoing table does not include NIC’s guarantees of this indebtedness. See “Description of other financing arrangements—Financial Services operations—Other Financial Services borrowings.”

Management

The following sets forth selected information for each of the principal officers listed below.

Name	Age	Position

Daniel C. Ustian	59	Chairman, President and Chief Executive Officer
Andrew J. Cederoth	44	Executive Vice President and Chief Financial Officer
Steven K. Covey	58	Senior Vice President, Chief Ethics Officer and General Counsel
James M. Moran	43	Vice President and Treasurer
John P. Waldron	45	Vice President and Controller
Curt A. Kramer	41	Corporate Secretary
D.T. (Dee) Kapur	56	President, Truck Group, Navistar, Inc.
Phyllis E. Cochran	57	Senior Vice President and General Manager of the Parts Group of Navistar, Inc.
Gregory W. Elliott	48	Senior Vice President, Human Resources and Administration of Navistar, Inc.
William A. Caton	58	Executive Vice President and Chief Risk Officer

Daniel C. Ustian has served as President and Chief Executive Officer of NIC since 2003 and Chairman of the Board of Directors of NIC since 2004. He is also Chairman of Navistar, Inc. since 2004 and President and Chief Executive Officer of Navistar, Inc. since 2003 and a director since 2002. Prior to these positions, he was President and Chief Operating Officer from 2002 to 2003, and President of the Engine Group of Navistar, Inc. from 1999 to 2002, and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. He is a member of the Business Roundtable, Society of Automotive Engineers and the American Foundry Association.

Andrew J. Cederoth has served as Executive Vice President and Chief Financial Officer of NIC since September 2009. Mr. Cederoth is also a director of Navistar, Inc. since April 2009, and Executive Vice President and Chief Financial Officer at Navistar, Inc. since September 2009. Prior to these positions he was interim principal financial officer and Senior Vice President—Corporate Finance of NIC from June 2009 to September 2009, Vice President—Corporate Finance from April 2009 to June 2009, Vice President and Chief Financial Officer of the Engine Division of Navistar, Inc. from 2007 to April 2009, Vice President—Finance of Navistar’s Engine Division from 2006 to 2007, Vice President and Treasurer of NFC from 2005 to 2006 and Treasurer of NFC from 2001 to 2005.

Steven K. Covey has served as Senior Vice President and General Counsel of NIC since 2004 and Chief Ethics Officer since 2008. Mr. Covey also is Senior Vice President and General Counsel of Navistar, Inc. since 2004 and Chief Ethics Officer since 2008. Prior to these positions, Mr. Covey served as Deputy General Counsel of Navistar, Inc. from April 2004 to September 2004 and as Vice President and General Counsel of Navistar Financial Corporation from 2000 to 2004. Mr. Covey also served as Corporate Secretary for NIC from 1990 to 2000; and Associate General Counsel of Navistar, Inc. from 1992 to 2000.

James M. Moran has served as Vice President and Treasurer of NIC since 2008. Mr. Moran is also Vice President and Treasurer of Navistar, Inc. since 2008. Prior to these positions, Mr. Moran served as Vice President and Assistant Treasurer of both NIC and Navistar, Inc. from 2007 to 2008 and Director of Corporate Finance of Navistar, Inc. from 2005 to 2007. Prior to joining NIC,

Mr. Moran served as Vice President and Treasurer of R.R. Donnelley & Sons Company, an international provider of print and print related services, from 2003 to 2004 and Assistant Treasurer of R.R. Donnelley & Sons Company from 2002 to 2003. Prior to that, Mr. Moran held various positions in corporate finance, strategic planning, and credit and collections at R.R. Donnelley & Sons Company.

John P. Waldron has served as Vice President and Controller (Principal Accounting Officer) of NIC since 2006. Prior to this position, Mr. Waldron was employed from 2005 to 2006 as Vice President, Assistant Corporate Controller of R.R. Donnelley & Sons Company. Prior to that, Mr. Waldron was employed from 1999 to 2005 as Corporate Controller of Follett Corporation, a provider of education-related products and services.

Curt A. Kramer has served as Corporate Secretary of NIC since 2007. Mr. Kramer also is Associate General Counsel and Corporate Secretary of Navistar, Inc. since 2007. Prior to these positions, Mr. Kramer served as General Attorney of Navistar, Inc. from April 2007 to October 2007, Senior Counsel of Navistar, Inc. from 2004 to 2007, Senior Attorney of Navistar, Inc. from 2003 to 2004 and Attorney of Navistar, Inc. from 2002 to 2003. Prior to joining Navistar, Inc., Mr. Kramer was in private practice.

D.T. (Dee) Kapur has served as President of the Truck Group of Navistar, Inc. since 2003. Prior to joining Navistar, Inc., Mr. Kapur was employed by Ford Motor Company, a leading worldwide automobile manufacturer, from 1976 to 2003, most recently serving as Executive Director of North American Business Revitalization, Value Engineering from 2002 to 2003; Executive Director of Ford Outfitters, North American Truck, from 2001 to 2002; and Vehicle Line Director, Full Size Pick-ups and Utilities from 1997 to 2001. In July 2009, Mr. Kapur joined the board of directors at Bucyrus International, Inc.

Phyllis E. Cochran has served as Senior Vice President and General Manager of the Parts Group of Navistar, Inc. since 2007. Prior to this position, Ms. Cochran served as Vice President and General Manager of the Parts Group of Navistar, Inc. from 2004 to 2007. Ms. Cochran was also Chief Executive Officer and General Manager of Navistar Financial Corporation from 2003 to 2004. Ms. Cochran was Executive Vice President and General Manager of Navistar Financial Corporation from 2002 to 2003. Ms. Cochran also served as Vice President of Operations for Navistar Financial Corporation from 2000 to 2002; and Vice President and Controller for Navistar Financial Corporation from 1994 to 2000. She is a director of The Mosaic Company, a world leading producer and marketer of concentrated phosphate and potash crop nutrients.

Gregory W. Elliott has served as Senior Vice President, Human Resources and Administration of Navistar, Inc. since 2008. Prior to this position, Mr. Elliott served as Vice President, Corporate Human Resources and Administration of Navistar, Inc. from 2004 to 2008 and as Vice President, Corporate Communications of Navistar, Inc., from 2000 to 2004. Prior to joining Navistar, Inc., Mr. Elliott served as Director of Executive Communications of General Motors Corporation from 1997 to 1999.

William A. Caton has served as, Executive Vice President and Chief Risk Officer of NIC since 2008. He is also Executive Vice President and Chief Risk Officer of Navistar, Inc. since 2008. Prior to these positions, he served as a director and Executive Vice President and Chief Financial Officer of both NIC and Navistar, Inc. from 2006 to 2008 and Executive Vice President and Vice President, Finance of both NIC and Navistar, Inc. from 2005 to 2006. Prior to these positions, he was employed by various subsidiaries of Dover Corporation from 1989 to 2005, most recently serving as Vice President and Chief Financial Officer of Dover Diversified, Inc., a diversified manufacturing company with over 7,000 employees, from 2002 to 2005; Chief Financial Officer of

Waukesha Bearings, a leading supplier of fluid film and active magnetic bearings for turbo machinery, from 2001 to 2002; and Executive Vice President of DovaTech, Ltd., a manufacturer of welding equipment from 2000 to 2001. Mr. Caton recently informed us of his intention to retire at the end of fiscal 2009.

We incorporate by reference in this prospectus supplement certain information relating to, among other things, executive officer and director compensation, transactions with related parties and ownership of NIC common stock. See “Incorporation of certain documents by reference.”

Description of the notes

The Company will issue the notes under an indenture to be dated as of October 28, 2009 (the “indenture”), between itself and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where you can find more information” in this prospectus supplement.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Navistar International Corporation and not to any of its subsidiaries.

General

The notes

•	will be general unsecured, senior subordinated obligations of the Company;

•	will initially be limited to an aggregate principal amount of $550 million (or $625 million if the underwriters’ over-allotment option is exercised in full);

•	will bear cash interest from October 28, 2009 at an annual rate of 3.00% payable on April 15 and October 15 of each year, beginning on April 15, 2010;

•

will be subject to purchase by us for cash at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to purchase notes”), at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, including any additional interest to but excluding the fundamental change purchase date;

•	will mature on October 15, 2014 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into shares of our common stock, cash or any combination of cash and shares of common stock, initially at a conversion rate of 19.8910 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $50.27 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will deliver, at our election, shares of our common stock, cash or any combination of cash and shares of our common stock as described below under “—Conversion rights—Settlement upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP number (except to the extent necessary for securities law purposes) as the notes offered hereby in an unlimited aggregate principal amount; provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders. Any notes we repurchase will be immediately retired and not be outstanding for any purpose under the indenture.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay the principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York City, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.

The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear cash interest at a rate of 3.00% per year until maturity. Interest on the notes will accrue from October 28, 2009 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning April 15, 2010.

Interest will be paid to the person in whose name a note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

References to interest in this prospectus supplement include additional interest, if any, payable upon our election to pay additional interest as the sole remedy during the first 364 days after the occurrence of an event of default relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Ranking

The notes will be general unsecured obligations of the Company and the payment of the principal of, any cash portion of the conversion obligation in respect of, and interest on, all notes (including, but not limited to, the fundamental change purchase price with respect to the notes subject to purchase as described under “—Fundamental change permits holders to require us to purchase notes”) will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of all our existing and future senior indebtedness.

At July 31, 2009, after giving effect to the sale of the notes offered hereby and the concurrent offering of senior notes and the application of the net proceeds therefrom, our senior indebtedness and other indebtedness to which the notes would be effectively subordinated, including indebtedness of our subsidiaries, would have been approximately $4,840 million, of which approximately $3,401 million was indebtedness of our financial services operations and $162 million was indebtedness of our majority owned dealership subsidiaries. The senior notes being offered concurrently will be guaranteed by our wholly-owned subsidiary, Navistar, Inc. As a result, the notes will be structurally subordinated to Navistar, Inc.’s obligations under such senior notes guarantee. The notes are effectively subordinated to all existing and future indebtedness and other liabilities including trade payables of our subsidiaries.

The term “senior indebtedness” means, in respect of the Company, whether now or hereafter incurred:

(1)	the principal, premium, if any, interest and all other amounts owed in respect of the Company’s (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments;

(2)	all of the Company’s capital lease obligations;

(3)	all obligations issued or assumed by the Company as the deferred purchase price of property, all of the Company’s conditional sale obligations and all of the Company’s obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all of the Company’s obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5)	all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of the Company’s properties or assets (whether or not such obligation is assumed by the Company); and

(7)	all hedging obligations,

except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the notes or is subordinated to any other indebtedness, (y) any indebtedness between or among the Company or affiliates of the Company, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of such trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company (a “financing entity”) in connection with the issuance by such financing entity of preferred securities or other securities that rank pari passu with, or junior to, the notes and (z) accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

Any senior indebtedness will continue to be senior indebtedness and will be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any of the subordination provisions.

“Senior subordinated indebtedness” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligation of ours that is not senior indebtedness.

“Subordinated indebtedness” means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated to the notes.

“Hedging obligations” means, with respect to us, our obligations under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk, and (iii) other agreements or arrangements designed to manage or protect us against fluctuations in currency exchange rates or commodity prices.

Such senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness, including, without limitation, any modifications to interest rates or fees or dates of payment of interest, fees or principal or to financial or other covenants or events of default, as well as any release of any collateral or person obligated on such senior indebtedness, or other waiver or forbearance.

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings, or upon any winding up, liquidation or dissolution, in each case whether voluntary or involuntary, or any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, upon any payment or distribution of our assets or securities,

•

holders of senior indebtedness will be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all amounts due or to become due thereon before the holders of notes will be entitled to receive any payment of principal, premium, if any, the cash portion of the conversion obligation, if any, or interest on the notes, or payment upon repurchase at the option of the holder of the notes;

•

the holders of the notes are required to pay over their share of such payment or distribution to the holders of senior indebtedness or their representative for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness; and

•	holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

In addition, no payment of the principal, the cash portion of the conversion obligation, if any, repurchase price or interest with respect to any notes may be made by us, nor may we redeem, acquire or defease any notes, if:

•	any payment default on any senior indebtedness has occurred and is continuing; or

•

any default (other than a payment default) with respect to designated senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and either such default is the subject of judicial proceedings or the trustee receives a written notice that blocks payment under the notes (a “payment blockage notice”) from the holders of designated senior indebtedness or their representatives.

“Designated senior indebtedness” shall mean any senior indebtedness the principal amount of which is $15 million or more and designated as such by the Company in an officer’s certificate to the Trustee.

Notwithstanding the foregoing, payments with respect to the notes may resume and we may acquire notes for cash when:

•	the default with respect to the senior indebtedness is cured or waived or ceases to exist; or

•

in the case of a default described in the second bullet above, 179 days after the payment blockage notice is received, provided that the terms of the indenture otherwise permit the payment or acquisition of the notes at that time.

If we receive a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment or distribution may be made on the notes if any notes are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default until the earlier of:

•	120 days after the date of such acceleration; or

•	the payment in full in cash of all senior indebtedness,

but only if such payment or distribution is then otherwise permitted under the terms of the indenture.

Upon any payment or distribution of our assets or securities to creditors upon any dissolution, winding up, liquidation or reorganization of us, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all amounts due or to become due thereon before the holders of the notes shall be entitled to receive any payment or distribution with respect to any notes.

The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be subject to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

No provision contained in the indenture or the notes affects our obligation, which is absolute and unconditional, to pay the notes when due. The subordination provisions of the indenture do not prevent the occurrence of any default or event of default under the indenture.

Prohibition of incurrence of senior subordinated debt

We shall not incur or suffer to exist indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any of our senior indebtedness. For this purpose, unsecured indebtedness will not be deemed subordinate or junior to indebtedess secured by a lien merely because it is unsecured or senior indebtedness will not be deemed subordinate or junior to any other senior indebtedness merely because it has a junior priority with respect to the same collateral.

Conversion rights

General

Prior to April 15, 2014, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate transactions.” On or after April 15, 2014, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. The conversion rate will initially be 19.8910 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $50.27 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation as set forth below under “—Settlement upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Settlement upon conversion”) of the common stock on the last day of the observation period (as defined under “—Settlement upon conversion”) or, if physical settlement applies, the amount of cash will be based on the last reported sale price of our common stock on the relevant conversion date. Our delivery to you of cash, shares or a combination of cash and the whole number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible (as more fully described below under “—Settlement upon conversion”), will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to April 15, 2014, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after January 31, 2010 if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to April 15, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders.

The “bid solicitation agent” will initially be the Company. The Company may, however, appoint another person as the bid solicitation agent without prior notice to the holders of the notes.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•

issue to all or substantially all holders of our common stock certain rights or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, we must notify the holders of the notes at least 45 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

The “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to purchase notes”) or a “make whole fundamental change” (as defined under “—Adjustment to shares delivered upon conversion upon a make whole fundamental change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to purchase notes,” or if we are a party to a consolidation, merger, binding share exchange, or sale, transfer or lease of all or substantially all of our assets, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from and after the date which is 45 scheduled trading days prior to the anticipated effective date of the transaction until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 45 scheduled trading days prior to the anticipated effective date of such transaction.

Conversions on or after April 15, 2014

On or after April 15, 2014, a holder may convert any of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above is the conversion date under the indenture.

If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement upon conversion

General

Upon conversion of notes, we will deliver to holders, at our election and in full satisfaction of our conversion obligation:

•	shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as a “physical settlement;”

•	a cash payment without any delivery of shares of our common stock, which we refer to as a “cash settlement;” or

•	a combination of cash and shares of our common stock, together with cash in lieu of fractional shares as described below, which we refer to as “combination settlement.”

We refer to each of a physical settlement, cash settlement or combination settlement as the “settlement method” and the amounts so deliverable upon conversion of the notes as the “conversion obligation.”

For conversions:

•

that occur prior to April 15, 2014, by the close of business on the business day following the conversion date, we will notify you of the relevant settlement method and, if we elect a combination settlement, the dollar amount of the conversion obligation (the “cash amount”) that will be settled in cash;

•

that occur on or after April 15, 2014, we will notify all holders of the relevant settlement method and, if applicable, the related cash amount, by notice on or prior to April 15, 2014 (which will apply to all conversions on or following April 15, 2014).

Any such notice of a settlement method may not be revoked. If we do not specify a settlement method as described above, then combination settlement will apply and the cash amount used in the settlement calculation set forth under “—Combination settlement” below will be $1,000.

We currently intend to satisfy our conversion obligation by delivering a combination of cash and shares of our common stock, and the cash amount used in the settlement calculation set forth under “—Combination settlement” below will be $1,000.

Each conversion of notes will be deemed to have been effected on the relevant conversion date, and with respect to any shares of common stock that are issuable upon such conversion:

•

if physical settlement applies, the person in whose name the certificate or certificates for such shares will be registered, will become the holder of record of such shares as of the close of business on the conversion date; and

•

if a combination settlement applies, the person in whose name the certificate or certificates for such shares will be registered, will become the holder of record of such shares as of the close of business on the last trading day of the related observation period.

Physical settlement

If a physical settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, a number of shares of our common stock equal to the conversion rate, together with cash in lieu of fractional shares as described below. Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change,” we will deliver the shares (1) on the third business day following the conversion date, in the case of a physical settlement with respect to a conversion date on or prior to the business day immediately preceding April 15, 2014 or (2) on the third business day following the last day of the applicable observation period, in the case of a physical settlement with respect to a conversion date on or after April 15, 2014. Accordingly, if you convert your notes on or after April 15, 2014, and we elect physical settlement as described above, you will not receive the shares of common stock into which the notes are convertible until after the expiration of the observation period described below, even though the number of shares you will receive upon settlement will not change. See “Risk factors—Risks related to the notes—You may have to wait a substantial period of time before receiving amounts due upon conversion of the notes.”

Cash settlement

If a cash settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, a cash payment equal to the sum of the daily conversion values for each trading day during the relevant observation period. Except as described under “—Adjustment to shares delivered upon conversion upon a make whole fundamental change,” we will make such payment on the third business day following the last day of the applicable observation period.

Combination settlement

If a combination settlement applies to any notes tendered for conversion, we will deliver, for each $1,000 principal amount of notes, the sum of the daily settlement amounts for each trading day during the relevant observation period, which will be:

•

cash in an amount equal to the lesser of (i) 2.5% of the cash amount specified by us in the notice regarding our chosen settlement method (the “daily cash amount”) and (ii) the daily conversion value on such day; and

•

if the daily conversion value on such day exceeds the daily cash amount, a number of shares of our common stock (together with cash in lieu of any fractional shares) equal to (i) the difference between such daily conversion value and the daily cash amount, divided by (ii) the daily VWAP on such trading day.

Except as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” we will deliver the cash and shares of our common stock on the third business day following the last day of the applicable observation period.

Fractional shares

We will deliver cash in lieu of any fractional share of common stock issuable in connection with the delivery of any shares as described above. If physical settlement applies, the amount of cash will be based on the last reported sale price of our common stock on the relevant conversion date. If any other settlement method applies, the amount of cash will be based on the daily VWAP on the last day of the applicable observation period.

Definitions

As used in this section:

“Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (i) the applicable conversion rate on such day and (ii) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “NAV.N <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day, determined using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note means

•

if the relevant conversion date occurs prior to April 15, 2014 and a cash settlement or a combination settlement applies, the 40 consecutive trading-day period beginning on and including the second trading day after the related conversion date; and

•

if the relevant conversion date occurs on or after April 15, 2014, and regardless of the settlement method, the 40 consecutive trading days beginning on and including the 42nd scheduled trading day immediately preceding the maturity date.

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any such transactions under clauses (1) (but only with respect to stock dividends or distributions), (2), (3) and (4) below without having to convert their notes as if they held, for each $1,000 principal amount of notes, a number of shares equal to the conversion rate.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

(2)	If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration to the conversion rate that would be in effect had the adjustment been made on the basis of delivery of only the number of shares of common stock actually delivered):

CR1	=	CR0	X	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash (as set forth below in clause (4)); and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex dividend date for such distribution.

If the then fair market value of the portion of the shares of capital stock, evidences of indebtedness or other assets or property so distributed applicable to one share of common stock is equal to or greater than SP0 above, in lieu of the foregoing adjustment, each holder of a note shall receive, at the same time and upon the same terms as holders of our common stock, the amount and kind of securities and assets such holder would have received as if such holder owned a number of shares of common stock equal to, for each $1,000 principal amount of notes, the conversion rate in effect on the record date for the distribution of the securities or assets.

Any adjustment made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit and such dividend or distribution is listed for trading on a securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	X	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and the conversion date in determining the applicable conversion rate.

(4)	If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	X	SP0
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to holders of our common stock.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	X	AC + (SP1 X OS1)
OS0 X SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. In addition, if the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination).

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes becomes the record holder of shares of our common stock as of the related conversion date as described under

“—Settlement upon conversion” above based on an adjusted conversion rate for such ex-dividend date, then, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be deemed to be the holder of record of shares on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. federal income tax considerations.”

We do not currently have a stockholders rights plan. To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan with respect to such common stock, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, reclassifications and changes of our common stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction (x) the amount otherwise payable in cash upon conversion of the notes as set forth under “—Conversion rights—Settlement upon conversion” above will continue to be payable in cash, (y) the number of shares of our common stock (if we elect a physical settlement or combination settlement) otherwise deliverable upon conversion of the notes as set forth under “—Conversion rights—Settlement upon conversion” above will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction.

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Certain other adjustments

Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, our board of directors will make appropriate adjustments to such prices, the conversion rate or the amount due upon conversion to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to shares delivered upon conversion upon a make-whole fundamental change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will have the right to deliver a number of additional shares, cash or a combination of cash and shares of common stock as described under “—Conversion rights—Settlement upon conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, then, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any additional shares as described in this section) multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares to be received per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$37.24	$47.50	$55.00	$62.50	$70.00	$77.50	$85.00	$92.50	$100.00	$107.50	$115.00	$122.50	$130.00	$137.50	$145.00

October 28, 2009	6.9618	4.4878	3.3760	2.6198	2.0845	1.6926	1.3976	1.1702	0.9913	0.8479	0.7312	0.6350	0.5545	0.4866	0.4287

October 15, 2010	6.9618	4.4178	3.2390	2.4545	1.9115	1.5230	1.2368	1.0208	0.8541	0.7229	0.6178	0.5323	0.4618	0.4029	0.3531

October 15, 2011	6.9618	4.2245	2.9793	2.1760	1.6385	1.2669	1.0026	0.8095	0.6651	0.5546	0.4683	0.3996	0.3440	0.2983	0.2602

October 15, 2012	6.9618	3.8516	2.5371	1.7319	1.2239	0.8944	0.6745	0.5238	0.4176	0.3406	0.2832	0.2394	0.2049	0.1773	0.1546

October 15, 2013	6.9618	3.1080	1.7334	0.9858	0.5800	0.3583	0.2356	0.1659	0.1248	0.0993	0.0824	0.0705	0.0615	0.0543	0.0483

October 15, 2014	6.9618	1.1616	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $145.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $37.24 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 26.8528 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or a multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change purchase price will be equal to 100% of the principal amount of the notes to be purchased). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2)	consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of all classes of our common equity immediately prior to such transaction (each a “pre-transaction holder”) that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change, so long as the proportion of the respective ownership of each pre-transaction holder remains substantially the same relative to all other pre-transaction holders;

(3)	“Continuing directors” (as defined below) cease to constitute at least a majority of our board of directors;

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5)	our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on a national securities exchange in the United States.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange in the United States or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights—Settlement upon conversion”).

“Continuing director” means a director who either was a member of our board of directors on the date of this prospectus supplement or who becomes a member of our board of directors subsequent to that date and whose appointment or election by the board of directors or nomination for election by our stockholders is approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment or election to the board of directors is made by the holders of our non-convertible junior preference stock, series B, by the holders of such preference stock.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will issue a press release or publish a notice containing this information on our website or through such other public medium as we may use at that time.

To exercise your fundamental change purchase right, you must deliver, on or before the business day immediately preceding the fundamental change purchase date, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent if the notes are in certificated form. If the notes are not in certificated form, you must comply with DTC’s procedures for tendering interests in global notes. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

We will be required to purchase the notes on the fundamental change purchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities on the fundamental change purchase date sufficient to pay the fundamental change purchase price of notes for which the holders have tendered and not withdrawn purchase notices, then:

•

such notes will cease to be outstanding and interest, including any additional interest, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The purchase rights of the holders could discourage a potential acquirer from acquiring us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, holders may not be entitled to require us to repurchase their notes or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change” in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes— We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The indenture provides that the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to, another person, unless:

(1)	the resulting, surviving or transferee person (if not the Company) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes and the indenture;

(2)	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture;

(3)	if the notes are convertible into reference property (as described above) of a person that is not the issuer of the notes, or a successor to the Company, then such person will fully and unconditionally guarantee the notes; and

(4)	the Company or the successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Events of default

Each of the following is an event of default under the indenture:

(1)	the Company defaults in the payment of interest, including any additional interest, on any note when the same becomes due and payable and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the indenture;

(2)	the Company defaults in the payment of principal of any note when the same becomes due and payable at its stated maturity, upon acceleration, upon any required repurchase, or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

(3)	the Company fails to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right, whether or not prohibited by the subordination provisions of the indenture;

(4)	the Company fails to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion rights—Conversion upon specified corporate transactions,” in each case when due;

(5)	the Company fails to comply with its obligations under “—Consolidation, merger and sale of assets;”

(6)	the Company fails to perform or observe with any of the covenants or agreements contained in the notes or indenture (other than a default set forth in clauses (1), (2), (3), (4) or (5) above) for 30 days after written notice to the Company from the trustee or to the trustee from the holders of at least 25% in principal amount of the notes then outstanding;

(7)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company (other than a Securitization Subsidiary) (or the payment of which is guaranteed by the Company or any subsidiary of the Company), which default is caused by a failure to pay principal of or premium, if any, on such indebtedness upon its stated maturity or which default results in the acceleration of such indebtedness prior to its express maturity and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more and such acceleration has not been rescinded or annulled or such indebtedness discharged in full within 30 days;

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or any significant subsidiary (as defined in Article 1, Rule 1-02(w) of Regulation S-X promulgated under the Securities Act) of the Company; or

(9)	the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any subsidiary of the Company (other than a Securitization Subsidiary) or any of their respective property or assets in an aggregate amount in excess of $50.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced.

A “Securitization Subsidiary” means a subsidiary of the Company existing on the date of issuance of the notes or formed or acquired thereafter that engages principally in securitization transactions and in activities other than those reasonably related to or in connection with the entering into of securitization transactions:

(1)	no portion of the indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any subsidiary of the Company,

(b)	is recourse to or obligates the Company or any subsidiary of the Company in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction (as defined below), or

(c)	subjects any property or asset of the Company or any subsidiary of the Company, directly or indirectly, contingently or otherwise, to any lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

(2)	with which neither the Company nor any subsidiary of the Company:

(a)	provides any credit support or

(b)	has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to the Company or such subsidiary than could be obtained from an unrelated person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of receivables to such Securitization Subsidiary); and

(3)	with which neither the Company nor any subsidiary of the Company has any obligation to maintain or preserve such subsidiary’s financial condition or to cause such subsidiary to achieve certain levels of operating results. For purposes of the foregoing, Navistar, Inc. will not be deemed to be providing credit support to any subsidiary of Navistar Financial Corporation (“NFC”) that would otherwise qualify as a Securitization Subsidiary as a result of the terms of the Support Agreement (as defined below) in which Navistar, Inc. agrees to provide credit support directly to NFC for the benefit of its lenders (but not any other provisions).

A “Qualified Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by any of the subsidiaries of the Company in connection with or reasonably related to a transaction or series of transactions in which any of the subsidiaries of the Company may sell, convey or otherwise transfer to

(1)	a Securitization Subsidiary or

(2)	any other person, or may grant a security interest in, any receivables or interests therein secured by the merchandise or services financed thereby (whether such receivables are then existing or arising in the future) of any of the subsidiaries of the Company, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Support Agreement” means the side agreement dated as of July 1, 2005, as amended to the date of issuance of the notes between the Company and Navistar, Inc. (formerly known as International Truck and Engine Corporation), as it may be amended, modified, supplemented, restated or renewed from time to time; provided that such agreement shall not be amended, modified, supplemented, restated or renewed in a manner adverse in any material respect to the interests of the Company and its subsidiaries taken as a whole.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.

Notwithstanding the foregoing, the indenture provides that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during the 90-day period beginning on, and including, the occurrence of such an event of default during which such event of default is continuing, and at a rate equal to 0.5% per annum of the principal amount of the notes outstanding for each day from the 91st day until the 364th day during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 365th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 365th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 364 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election on or prior to the close of business on the business day before the date on which such event of default would occur and on or prior to the close of business on the 91st day after the date on which such event of default first occurs. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest, with respect to the failure to deliver the consideration due upon conversion, with respect to the failure to pay the repurchase price in connection with a fundamental change when due, or with respect to the failure to comply with any provisions of the indenture that cannot be amended or modified without the consent of the holder of each outstanding note affected) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, the right to receive payment or delivery of the consideration due upon conversion, or the right to receive the repurchase price in connection with a fundamental change when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes;

(5)	reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	change the place or currency of payment of principal or interest including any additional interest in respect of any note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(9)	make any change to the subordination provisions of the indenture if such change would adversely affect the rights of holders of notes; or

(10)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the notes;

(2)	provide for the assumption by a successor corporation of the obligations of the Company under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8)	appoint a successor trustee with respect to the notes; or

(9)	conform the provisions of the indenture to the “Description of notes” section in this prospectus supplement.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Company shall give to the holders affected by such amendment, supplement or waiver a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in such notice, will not impair or affect the validity of any such amendment, supplement or waiver.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock (subject to our right to pay cash in lieu thereof), if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents we file with the SEC via the EDGAR system will be deemed to have been filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and records maintained by DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the trustee or the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest (including any additional interest) and of amounts due upon conversion with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of convertible note hedge and

warrant transactions

In connection with the offering of the notes, we entered into convertible note hedge transactions with affiliates of certain of the underwriters (the “hedge counterparties”). The convertible note hedge transactions cover, subject to adjustments substantially identical to those applicable to the notes, the number of shares (other than any additional shares as described under “Description of the notes—Adjustment to shares delivered upon conversion upon a make-whole fundamental change”) of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also entered into separate warrant transactions with the hedge counterparties whereby we sold to the hedge counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock.

We used approximately $36.41 million of existing cash to pay the cost of the convertible note hedge transactions (after the cost of such transactions is partially offset by the proceeds from the sale of the warrants). If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the proceeds from the sale of the additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

The convertible note hedge transactions are expected generally to reduce the potential dilution upon conversion of the notes in the event that the market price per share of our common stock, as measured under the terms of the convertible note hedge transactions, is greater than the strike price of the convertible note hedge transactions, which initially corresponds to the conversion price of the notes and is subject to adjustments substantially identical to those applicable to the conversion rate of the notes. If, however, the market price per share of our common stock, as measured under the terms of the warrant transactions, exceeds the strike price of the warrants, there would nevertheless be dilution to the extent that such market price exceeds the strike price of the warrants.

We are not required to make any cash payments to the hedge counterparties or their affiliates upon the exercise of the options that are a part of any convertible note hedge transactions. Instead, we are entitled to receive, subject to certain exceptions, under those transactions, a number of shares of our common stock, an amount of cash or a combination of cash and shares of our common stock generally based on the amount by which the market price per share of our common stock, as measured under the terms of those transactions, is greater than the strike price of the convertible note hedge transactions during the relevant valuation period under those transactions. Additionally, if the market price per share of our common stock, as measured under the terms of any warrant transactions, exceeds the strike price of the warrants on the relevant measurement dates following the maturity of the warrants, we would owe the hedge counterparties or their affiliates a number of shares of our common stock in an amount based on the excess of such market price per share of our common stock over the strike price of the warrants.

The convertible note hedge transactions and the warrant transactions are separate transactions entered into by us with the hedge counterparties, and are not part of the terms of the notes and will not change the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to any convertible note hedge transactions or any warrant transactions.

For a discussion of the potential impact of any market or other activity by potential hedge counterparties or their affiliates in connection with these convertible note hedge and warrant transactions, see “Underwriting—Convertible note hedge and warrant transactions” and “Risk factors—Risks related to the notes—The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

Description of capital stock

Our authorized capital stock consists of 150 million shares, of which 110 million shares are designated as common stock, with a par value of $.10 per share, 30 million shares are designated as preferred stock, with a par value of $1.00 per share and 10 million shares are designated as preference stock, with a par value of $1.00 per share. The following summary of our capital stock is qualified in its entirety by the provisions of our restated certificate of incorporation and by-laws, copies of which have been filed with the SEC and are available for inspection. See “Where you can find more information.”

Common stock

The authorized common stock consists of 110 million shares, of which 70,706,118 shares were issued and outstanding and 4,663,306 shares were held in treasury at September 30, 2009.

Dividend rights and restrictions.    Holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided that, so long as any shares of preferred stock and preference stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions (including purchases) may be made with respect to the common stock unless full cumulative dividends, if any, on the shares of preferred stock and preference stock have been paid. Under the DGCL, dividends may only be paid out of surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds our net assets.

Voting rights.    Holders of shares of our common stock are entitled to one vote for each share for the election of directors and on any question arising at any shareowners meeting. The United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), as holder of the series B preference stock, is entitled to elect one member to our board of directors. See “—Preferred stock and preference stock.”

Liquidation rights.    In the event of the voluntary or involuntary dissolution, liquidation or winding up of us, holders of common stock are entitled to receive after satisfaction in full of the prior rights of creditors (including holders of our indebtedness) and holders of preferred stock and preference stock, all of our remaining assets available for distribution.

Miscellaneous.    The holders of common stock are not entitled to preemptive, redemption or subscription rights. Mellon Investor Services is the transfer agent and the registrar for the common stock.

As of September 30, 2009, we had reserved for issuance: (i) approximately 7,697,667 shares of our common stock under our various stock option plans, stock discount purchase plans and other award plans for officers, employees and directors, of which options to purchase approximately 5,932,258 shares were outstanding; and (ii) 46,772 shares issuable upon the conversion of our series D preference stock.

Preferred stock and preference stock

We are authorized to issue preferred stock and preference stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the shareowners, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock and preference stock. The issuance of preferred stock and preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the common stock at a premium or otherwise adversely affect the market price of the common stock. We have no present plans to issue any additional series of preferred stock or preference stock.

Two series of preference stock are currently outstanding. Three million shares of convertible junior preference stock, series D are authorized, of which 148,926 shares were outstanding as of September 30, 2009. At that date, one share of nonconvertible junior preference stock, series B is authorized and outstanding and is held by the UAW.

Series D preference stock.    Holders of shares of series D preference stock are entitled to receive accrued dividends, if any, if and when declared by the board of directors, in the amount of 120 percent of the dividend (on an as-converted basis) declared on common stock, other than a dividend payable solely in shares of common stock. Holders of series D preference stock have the right at their option to convert shares of the series D preference stock into shares of common stock at any time at a conversion rate of 0.3125 of a share of common stock for each share of series D preference stock, subject to adjustment in certain events. The series D preference stock is redeemable at any time, in whole or in part, at our option upon at least 30 days’ advance written notice at the price of $25 per share plus accrued dividends. Generally, holders of series D preference stock do not have any voting powers, except as provided by law and except that holders of at least two-thirds of the number of shares outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of series D preference stock. Before any distribution to holders of common stock or of any other of our stock ranking junior upon liquidation to the series D preference stock upon any liquidation, dissolution or winding up of us, holders of the series D preference stock are entitled to receive $25 per share plus accrued dividends.

Series B preference stock.    In connection with a 1993 restructuring of our post-retirement health care and life insurance benefits pursuant to a settlement agreement, the UAW was issued the series B preference stock. As the holder of the series B preference stock, the UAW is entitled to elect one member of our board of directors until such time as we have fully funded our liability under the health care and life insurance benefits program (subject to such right revesting if such funding later falls below 85% of the fully funded amount). The series B preference stock is not transferable by the UAW, does not have any voting rights other than as described above or as required by law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as the UAW has not been entitled to elect a director for five consecutive years.

One series of preferred stock is authorized. 110,000 shares of junior participating preferred stock, series A are authorized, of which none were outstanding as of September 30, 2009.

Junior participating preferred stock, series A.    Holders of junior participating preferred stock, series A are entitled to receive accrued quarterly dividends in an amount equal to the greater of (1) $25.00 and (2) 1,000 times (subject to adjustment) the aggregate per share amount of all cash dividends, plus 1,000 times (subject to adjustment) the aggregate per share amount of all non-cash dividends or other distributions other than a dividend payable solely in shares of common stock, declared on the common stock. The junior participating preferred stock, series A ranks junior to all other series of our preferred stock. The junior participating preferred stock, series A is not redeemable.

In the event that we are in arrears in payment of dividends or distributions on the junior participating preferred stock, series A and until all accrued and unpaid dividends and distributions are paid in full, we may not, subject to certain exceptions:

•

declare or pay any dividends on, or make any other distributions on, or redeem or purchase any shares of stock ranking junior to or on parity with the junior participating preferred stock, series A; or

•	purchase any shares of junior participating preferred stock, series A or any shares of stock ranking on a parity with the junior participating preferred stock, series A.

Holders of junior participating preferred stock, series A are entitled to 1,000 votes per share (subject to adjustment) of junior participating preferred stock, series A on all matters submitted to a vote of our stockholders. In the event that we are in arrears in an amount equal to six quarterly dividends with respect to the junior participating preferred stock, series A and until such time as all accrued and unpaid dividends on shares of junior participating preferred stock, series A are paid, all holders of junior participating preferred stock, series A or any preferred stock that is similarly in arrears, voting as a single class, shall have the right to elect two individuals to our board of directors. Holders of at least two-thirds of the number of shares of junior participating preferred stock, series A outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of the junior participating preferred stock, series A.

Before any distribution to holders of common stock or of any other of our stock ranking junior upon liquidation to the junior participating preferred stock, series A upon any liquidation, dissolution or winding up of us, holders of the junior participating preferred stock, series A are entitled to receive an amount equal to $1,000 per share of junior participating preferred stock, series A plus accrued and unpaid dividends and distributions thereon. Following such payment, the holders of the junior participating preferred stock, series A will receive no further distributions until the holders of our common stock have received an amount per share equal to the amount per share received by the holders of the junior participating preferred stock, series A as described above, divided by 1,000 (subject to adjustment). Following this payment to the holders of our common stock, the holders of the junior participating preferred stock, series A and our common stock are entitled to receive their ratable share of our remaining assets in a ratio of 1,000 (subject to adjustment) to one, respectively.

In the event of any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other cash, stock and/or any other property, then the shares of junior participating preferred stock, series A will at the same time be exchanged or changed in an amount per share equal to 1,000 times (subject to adjustment) the aggregate amount of cash, stock and/or any other property received in respect of each share of common stock in such transaction.

On July 23, 2007, NIC adopted a shareholder rights plan, declaring a dividend of one preferred stock purchase right for each outstanding share of NIC common stock. Pursuant to the plan, each preferred stock purchase right entitles the holder to purchase one one-thousandth of a share of series A junior participating preferred stock of NIC at a purchase price of $150.00 per unit, subject to adjustment. The purchase rights expired on July 23, 2008. As more fully described in the rights plan, if a person or group of affiliated or associated persons were to have acquired beneficial ownership of 15% or more of the outstanding shares of NIC common stock (“Acquiring Person”) or commenced a tender offer or exchange offer that would have resulted in such person or group becoming an Acquiring Person, each holder of a purchase right not owned by the Acquiring Person would have had the right to receive, upon exercise, common stock of NIC (or, in certain circumstances, cash, property, or other securities of NIC) having a value equal to two times the exercise price of the purchase right. The purchase rights were redeemable by NIC at a price of $0.001 per purchase right. The purchase rights were not exercisable until the distribution date, as described above. In connection with the adoption of the rights agreement, the Company adopted a resolution allocating 110,000 shares of preferred stock to be designated as junior participating preferred stock, series A.

Certain certificate of incorporation and by-laws provisions; certain provisions of Delaware law

General.    Certain provisions of our certificate of incorporation and by-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. We are also subject to Section 203 of the DGCL. As described above under “—Preferred stock and preference stock,” the ability of the board of directors to issue so-called “flexible” preferred stock may also have an anti-takeover effect. In addition, the fact that our utilization of our NOLs could be adversely affected by a change of control could have an anti-takeover effect.

Classified board; board vacancies.    The certificate of incorporation provides for the board of directors to be divided into three classes of directors serving staggered three year terms, excluding the director elected by the UAW as the holder of our series B preference stock. See “—Preferred stock and preference stock.” The overall effect of the provisions in the certificate of incorporation with respect to the staggered board may be to render more difficult a change in control of us or the removal of incumbent directors. Under the DGCL, since we have a classified board, the shareowners may only remove the directors for cause. A majority of the remaining directors elected by the holders of common stock then in office (and not shareowners), though less than a quorum, is empowered to fill any vacancy on the board of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or preference stock issued by us have a preference over the common stock as to dividends or upon liquidation have the right, voting separately by class or series, to elect directors (such as the holder of the series B preference stock), the number, election, term of office, filling of vacancies, terms of removal and other features of such directorships are governed by the terms relating to such rights.

Special meetings of shareowners; action by written consent.    The certificate of incorporation provides that no action may be taken by shareowners except at an annual or special meeting of shareowners, and prohibits action by written consent in lieu of a meeting. Our by-laws provide that special meetings of shareowners may be called only by the chairman of the board and chief executive officer or by the board of directors. This provision will make it more difficult for shareowners to take action opposed by the board of directors.

Advance notice procedures.    Our by-laws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on both the date of the required written notice and the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Approval of supermajority transactions.    As a result of the settlement agreement relating to the 1993 restructuring of our post-retirement health care and life insurance benefits, our certificate of incorporation provides that the affirmative vote of holders of the greater of (a) a majority of the voting power of all common stock or (b) at least 85% of the shares of common stock present at a meeting is required to approve a supermajority transaction. Accordingly, any holder of 15% or more of the aggregate outstanding common stock represented at any meeting of shareowners will be able to block any supermajority transaction. A supermajority transaction is defined to include several transactions that would constitute a change of control of our company.

Certain provisions of Delaware law.    We are governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock.

Description of other financing arrangements

Manufacturing operations

Term loan facility and synthetic revolving facility

In January 2007, we entered into the Credit Facilities, a $1.5 billion five-year term loan facility and synthetic revolving facility. The Credit Facilities were arranged by JP Morgan Chase Bank and a group of lenders that included Credit Suisse, Banc of America Securities and Citigroup Global Markets. The Credit Facilities are guaranteed by Navistar, Inc. In January 2007, we borrowed an aggregate principal amount of $1.3 billion under the Credit Facilities. All borrowings under the Credit Facilities accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread ranging from 200 to 400 basis points, which is based on our credit rating in effect from time to time. The LIBOR spread as of October 31, 2008 was 325 basis points. The Credit Facilities mature on January 2012 and provide for repeated repayments and subsequent borrowings on $400 million of the Credit Facilities.

The Credit Facilities contain customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative, negative and financial covenants, and events of default and cross-default. All draws under the Credit Facilities are subject to the satisfaction of customary conditions precedent for financings of this type, including, without limitation, certain officers’ certificates and opinions of counsel and the absence of any material adverse change.

The proceeds from issuance of the notes in the offering and from the concurrent offering of senior notes will be used to repay all amounts outstanding under the Credit Facilities, together with any accrued and unpaid interest thereon. See “Use of proceeds.”

Asset backed revolving credit facility

In June 2007, Navistar, Inc. signed a definitive loan agreement relating to a five-year senior inventory-secured, asset-based revolving credit facility in an aggregate principal amount of $200 million. This loan facility matures in June 2012, and is secured by certain of our domestic manufacturing plant inventory and service parts inventory as well as our used truck inventory. All borrowings under this loan facility accrue interest at a rate equal to a base rate or an adjusted LIBOR plus a spread. The spread, which is based on an availability-based measure, ranges from 25 to 75 basis points for Base Rate borrowings and from 125 to 175 basis points for LIBOR borrowings. The LIBOR spread as of October 31, 2008 was 125 basis points. Borrowings under this facility are available for general corporate purposes. As of July 31, 2009, Navistar, Inc. had no outstanding borrowings under this facility.

This loan facility contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative, negative and financial covenants, and events of default and cross-default, including a limitation on the ability of Navistar, Inc. to make distributions to NIC in the event that its borrowing availability thereunder is less than $50 million.

Senior notes

Concurrently with this offering, under a separate prospectus supplement, dated as of the date hereof, we are offering $1,000,000,000 aggregate principal amount of 8.25% senior notes due 2021.

The senior notes will be NIC’s senior unsecured obligations and will rank equally in right of payment with any and all of NIC’s existing and future indebtedness that is not subordinated in right of payment to the senior notes and senior in right of payment to any and all of our future indebtedness that is subordinated in right of payment to the notes, including the convertible notes being offered hereby. The senior notes will be effectively subordinated to all NIC’s existing and future secured indebtedness to the extent of the assets securing such indebtedness and will be structurally junior to all existing and future indebtedness and other liabilities of NIC’s subsidiaries that do not guarantee the senior notes. The senior notes will be effectively junior to the third party equity interests in our majority-owned dealerships and joint ventures, to the extent of those interests. The senior notes will be initially guaranteed on a senior unsecured basis, by Navistar, Inc. Guarantees of the senior notes will rank equally in right of payment with any and all of such guarantor’s existing and future indebtedness that is not subordinated in right of payment to its guarantee, senior in right of payment to any and all of such guarantor’s future indebtedness that is subordinated in right of payment to its guarantee and, to the extent not otherwise secured by assets of such guarantor, effectively subordinated to all existing and future secured indebtedness of such guarantor to the extent of the assets securing such indebtedness.

At any time on or after November 1, 2014, we may redeem the senior notes, in whole or in part, at redemption prices described in the prospectus supplement for the senior notes. At any time prior to November 1, 2012, we may also redeem up to 35% of the principal amount of the senior notes using the proceeds of certain public equity offerings. In addition, not more than once during each twelve-month period ending on November 1 of 2010, 2011, 2012, 2013 and 2014, we may redeem up to $50 million in principal amount of the senior notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the senior notes redeemed, plus accrued and unpaid interest, if any. We may also redeem some or all of the senior notes at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount of the senior notes plus a make-whole premium, plus accrued and unpaid interest, if any. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the senior notes.

The indenture governing the senior notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designate restricted and unrestricted subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

If the senior notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred or is continuing, certain covenants will be suspended. If either rating on the senior notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Sale and leaseback financings

We had financing arrangements and capital lease obligations of $278 million, $306 million and $369 million as of July 31, 2009, October 31, 2008 and October 31, 2007, respectively. These arrangements involve the sale and leaseback of manufacturing equipment that we consider to be integral equipment and thus these arrangements are accounted for as financings. The inception dates of these arrangements range from December 1999 to June 2002, the remaining terms range from 10 months to 5 years and the effective interest rates vary from 3.2% to 9.6%. We exercised an early buyout option for one of the arrangements in fiscal 2008 for $13 million. In addition, the amount of financing arrangements and capital lease obligations include $10 million, $19 million and $42 million of capital leases for real estate and equipment as of July 31, 2009, October 31, 2008 and October 31, 2007, respectively. In computing the net present value of the lease payments under capital leases as of July 31, 2009, we used interest rates ranging from 4% to 10.3%.

7 1/2% senior notes

NIC’s 7 1/2% senior notes were issued under an indenture, dated as of June 2, 2004, between NIC, Navistar, Inc. and BNY Midwest Trust Company, as trustee. Approximately $15 million in principal amount of the 7 1/ 2% senior notes remain outstanding as of July 31, 2009. NIC repurchased substantially all of the 7 1/2% senior notes on March 7, 2006, in connection with a tender offer and consent solicitation, pursuant to which NIC executed a supplemental indenture that, among other things, eliminated substantially all of the material restrictive covenants, certain affirmative covenants and certain events of default and related provisions in the indenture. The 7 1/2% senior notes mature on June 15, 2011, and may be redeemed by NIC at 101.875% principal plus accrued and unpaid interest prior to June 15, 2010, and thereafter at 100% principal plus accrued and unpaid interest. The 7 1/2% senior notes are guaranteed by Navistar, Inc. on a senior, unsecured basis. The obligations of NIC and Navistar, Inc. under the 7 1/2% senior notes and related indenture rank pari passu with the notes and related guarantee of Navistar, Inc. being offered hereby.

Financial Services operations

NFC Credit Facility

In July 2005, NFC entered into a senior bank credit facility (“NFC Credit Facility”) with several lenders, including JPMorgan Chase Bank, N.A., as administrative agent. The NFC Credit Facility was amended and restated in March 2007. The NFC Credit Facility has two primary components: a term loan of $620 million and a revolving bank loan of $800 million. The revolving loan has a $100 million Mexican sub-revolver, which may be used by NIC’s Mexican financial services operation. Amounts drawn under the Mexican sub-revolver are guaranteed by NFC. The NFC Credit Facility matures in July 2010 and bears market interest based on a floating rate index.

Under the terms of the NFC Credit Facility, NFC was required to maintain a debt to tangible net worth ratio of no greater than 7.0 to 1.0 through November 1, 2007, and 6.5 to 1.0 for the period November 1, 2007 through April 30, 2008. After April 30, 2008, the ratio returned to 6.0 to 1.0 for all periods thereafter. In addition, the NFC Credit Facility requires a twelve-month rolling fixed charge coverage ratio of no less than 1.25 to 1.0 and a twelve-month rolling combined retail/lease losses to liquidations ratio of no greater than 6%. The NFC Credit Facility grants security interests in substantially all of NFC’s unsecuritized assets to the participants in the NFC Credit Facility. Compensating cash balances are not required. Facility fees of 0.375% are paid quarterly on the revolving loan portion only, regardless of usage. The term loan component requires remaining principal payments of $6 million in fiscal 2009 and $597 million in fiscal 2010.

The NFC Credit Facility requires that NFC comply with its intercompany agreements. NFC is prohibited from engaging in transactions with affiliates that are not on an arm’s-length basis and in the ordinary course of business (except in certain limited circumstances).

The NFC Credit Facility limits the types of investments that NFC may make and contains a negative pledge which prevents NFC from incurring or suffering to exist liens on its assets, except in certain limited circumstances. The credit agreement also contains customary covenants regarding reporting, insurance, conduct of business, maintenance of existence and compliance with laws.

Events of default under the NFC Credit Facility include:

•	failure to pay principal or interest (subject to a grace period) when due;
•	breach of a covenant or representation or warranty (subject to certain limited cure periods);
•	default on certain other indebtedness;
•	certain change of control events;
•	certain events of bankruptcy;
•	certain judgments against NFC; or
•	certain other events of default.

Under the NFC Credit Facility, NFC is permitted to pay dividends to Navistar, Inc. up to $400 million plus net income and any non-core asset sale proceeds from May 1, 2007 through the date of such payment. As of July 31, 2009, no dividends were available for distribution to Navistar, Inc. under the NFC Credit Facility.

Securitization programs

NFC presently uses various securitization programs, which have structures and sources of financing that were designed to obtain the most favorable financing available, to fund a substantial portion of its acquisitions of receivables. As a general matter, NFC believes that securitization programs provide it with funding at rates that are much lower than NFC could obtain through issuing its own unsecured or secured corporate debt obligations. NFC anticipates continuing to use securitization programs to fund its acquisitions of receivables.

NFC securitizes receivables using both “amortizing pool” and “revolving pool” structures. An amortizing pool structure involves the sale or pledge of a discrete pool of receivables. The entire pool may be sold or pledged at closing, or, in a “pre-funded transaction,” additional receivables may be sold or pledged over a pre-funding period, typically up to six months post-closing. The additional receivables are paid for with a portion of the proceeds of the issuance, which portion is held in a “pre-funding account” pending such use. In an amortizing pool structure, including pre-funded transactions, the outstanding principal balance of the pool of sold or pledged receivables declines as receivables are collected, become defaulted or otherwise are removed from the pool. The initial pool of receivables will not be augmented with additional receivables, except through subsequent sales in pre-funded transactions. In an amortizing pool structure, substantially all of the collections are used to repay the unrecovered investments of the investors in the transaction, with the result that the outstanding amount of financing declines substantially in tandem with the outstanding amount of receivables in the pool.

In a revolving pool structure, by contrast, new receivables are generally transferred into the pool on a periodic basis during a “revolving period” that is longer than a “pre-funding” period—for example, on a daily basis in the wholesale notes securitization described below. During the revolving period, principal collections on the receivables are reinvested in the new receivables or retained within the structure rather than being paid out to investors. Interest owing to the investors is paid on a monthly basis. Principal payments are generally made to investors after the end of the revolving period according to the terms of their respective agreements. This type of financing is commonly referred to as a “bullet” or “soft bullet” maturity. NFC uses revolving pool structures for the securitization of short-term receivables or as “warehouse” financing for medium-term receivables until a more permanent form of securitization program can be established for such receivables.

The source of financing for NFC’s securitization programs varies with market conditions and other considerations at the time each securitization program was structured and established. Currently, NFC uses securitization programs that obtain financing from the sale of notes or certificates in transactions initially registered under the Securities Act, or under Rule 144A of the Securities Act, which we refer to as “capital markets” transactions, or bank conduit facilities, which we refer to as “bank conduit” transactions. A bank conduit provides financing by issuing commercial paper through a special purpose vehicle administered by a commercial bank or other financial institution. In addition, a bank conduit facility will generally have available a back-up credit facility with one or more commercial banks that would provide financing in the event the special purpose vehicle was unable to issue commercial paper. The following is a summary of securitization programs currently utilized by NFC.

Securitization of wholesale notes

Since 1990, NFC has securitized its wholesale notes through the sale of investor certificates (two series of which are currently outstanding) and notes (one series of which is currently outstanding) issued by two trusts formed by Navistar Financial Securities Corporation, or NFSC, a wholly-owned special purpose subsidiary of NFC. Each day NFC sells all newly originated wholesale notes which meet the specified eligibility criteria to NFSC. NFSC, in turn, sells the wholesale notes to the trusts. The trusts effectively reinvest collections on the outstanding wholesale notes by using such collections to purchase the newly originated wholesale notes. Collections are also retained in the trusts to the extent the required minimum trust collateral exceeds the balance of wholesale notes owned by the trusts. NFSC retains an interest in the trusts, which is subordinated to the investor certificates and notes. At July 31, 2009, $114 million of NFSC’s retained interest was subordinated to claims of investor certificateholders and noteholders.

Securitization of retail notes and leases

Amortizing pool structures.    Since 1993, NFC has securitized a significant portion of its retail notes. In November 2002, NFC began to include a limited number of finance and Truck Retail Accounts Corporation (“TRAC”) leases and the related security interest in the underlying vehicles in certain securitized pools (together with the retail notes, the “Retail Receivables”). This action had no material adverse effect on the characterization or performance of these securitized pools. Periodically, NFC sells a pool of Retail Receivables, certain monies due or received thereunder, security interests in the vehicles and equipment financed thereby and certain other property to Navistar Financial Retail Receivables Corporation, or NFRRC. Immediately thereafter, NFRRC transfers the same property to either (a) a trust formed specifically for such transaction in exchange for cash received from the issuance of either asset-backed notes or certificates issued by such trust or (b) a bank conduit. A bank conduit can also be the purchaser of the asset-backed notes or certificates described in clause (a). NFC retains the option to repurchase the remaining pool of Retail Receivables from any amortizing pool structure once the outstanding principal balance of such Retail Receivables constitutes 10% or less of the initial principal balance transferred to the trust. NFRRC retains a residual interest in each amortizing pool structure.

From fiscal 2004 through July 31, 2009, trusts formed by NFRRC and bank conduits have financed approximately $6.9 billion in aggregate principal balance of Retail Receivables. At July 31, 2009, receivables funded by asset-backed securities from ten amortizing securitization transactions originated by NFRRC remained outstanding and had a remaining aggregate principal balance of approximately $1.4 billion.

Amortizing pool structures include only fixed rate receivables. Therefore, for transactions under which investors receive a floating rate of interest, NFC is exposed to interest rate risk relating to changes in market interest rates. In such structures, NFC uses interest rate swap agreements to manage risk related to changes in market interest rates. Such agreements also satisfy rating agency and lender requirements to fix interest rate exposure. Under NFC policy, derivatives are used only to limit interest rate risk. NFC’s policy prohibits the use of derivative financial instruments for speculative purposes.

Revolving retail warehouse facility.    In October 2000, NFC established a revolving retail warehouse facility for its Retail Receivables, other than fair market value leases. Under this facility, Truck Retail Installment Paper Corp., or TRIP, a wholly-owned special purpose subsidiary of NFC, purchases Retail Receivables from NFC from time to time. NFC holds a repurchase option, at any time, on any Retail Receivables sold to TRIP. TRIP holds and funds such Retail Receivables until NFC exercises its repurchase option. TRIP has issued two Series of $500 million in asset-backed notes, in 2000 and 2005. Currently, only Series 2005, in the amount of $500 million, is outstanding and it matures on June 15, 2010. Upon exercise of its repurchase option, NFC will purchase the Retail Receivables from TRIP and TRIP will use the cash proceeds to repay outstanding obligations under the revolving retail warehouse facility.

Securitization of retail accounts

In April 2004, TRAC, a wholly-owned subsidiary of NFC, securitized the retail accounts that arise out of sales of trucks on open account by Navistar, Inc. On a regular basis, Navistar, Inc. sells the receivables to NFC, which in turn sells the receivables to Truck Retail Accounts Corporation, or TRAC, a wholly-owned, special purpose subsidiary of NFC. TRAC, in turn, sells an undivided interest in the retail accounts to a bank conduit. This transaction is structured on a revolving basis and provides up to $100 million of funding. TRAC retains an interest in the retail accounts, which is subordinated to the bank conduit’s investment as protection against loss, dilution and carrying costs. This facility expires in November 2009.

Common elements of securitization programs

NFC’s securitizations share a number of structural features. Except in the case of securitizations that include only retail leases, in the first step of each securitization, the receivables are sold by NFC to its subsidiary (NFSC, NFRRC, TRIP or TRAC, as applicable) in a transaction intended to qualify as a true sale under applicable law to transfer NFC’s entire ownership interest in the receivables so that such receivables would not constitute part of NFC’s estate in the event of a bankruptcy of NFC. Each of these subsidiaries is a special purpose entity, or SPE, whose activities are limited to participating in the securitization and related transactions. NFC has taken steps to maximize the likelihood that each SPE is a bankruptcy remote entity and to minimize the risk that the voluntary or involuntary application for relief by NFC under the United States

Bankruptcy Code or similar applicable state laws, or insolvency laws, will result in consolidation of the assets and liabilities of the SPE with those of NFC.

The SPE (in the case of NFSC, NFRRC and TRAC) transfers its interest in the receivables to the related trust or conduit, which purchases and holds the receivables, or, in the case of TRIP, transfers a security interest in the receivables to an indenture trustee for the benefit of asset-backed security holders, who hold notes issued by TRIP that are secured by the receivables.

In all of these transactions, the SPE retains interests in the trusts or assets held by the bank conduit or the trustee, which may be in the form of residual interests, spread accounts or rights to excess spread on the receivables. These residual interests provide the initial level of protection to investors against credit losses on the sold receivables.

In each securitization, NFC is appointed as the servicer of the receivables. NFC can be replaced as servicer in any securitization upon a material default in the performance of its duties. In each securitization, NFC makes certain representations and warranties with respect to the receivables it sells to an SPE, and NFC remains obligated to repurchase any receivables with respect to which it breaches such representations or warranties.

Securitizations in NFRRC are treated as secured financings for tax and accounting purposes, with the result that the sold receivables remain on NFC’s balance sheet and the investors’ interests in the related trust or conduit are reflected as liabilities. Securitizations in NFSC and TRAC are treated as sales for tax and accounting purposes.

Sale of leases

Currently, NFC finances a portion of its operating and TRAC leases through secured borrowing arrangements which are accounted for as secured borrowings. Typically, in this type of transaction Navistar Leasing Services Corporation (“NLSC”), a wholly-owned subsidiary of NFC, directs a titling trust, which holds such leases and the leased vehicles as trust assets, to transfer a portfolio interest representing the leased vehicles to a third party financier. In this type of transaction, Navistar Leasing Services Corporation typically retains substantially all ownership risk and pledges a portfolio interest representing the associated retail leases to the third party financier as collateral for its obligations under the sale-leaseback. For tax purposes, these arrangements are treated as secured borrowings transactions with the third party financier receiving the tax benefits of asset ownership. As of July 31, 2009, NFC had $128 million in borrowings secured under these transactions. NFC expects to effect additional secured borrowing agreements in the future. NLSC also sells operating and TRAC leases to NFC at book value which in turn, sells these to International Truck Leasing Corporation, (“ITLC”) at book value. ITLC immediately transfers these leases to Bank of America in a secured borrowing transaction and Bank of America receives the benefits and burdens of ownership.

Other Financial Services borrowings

NIC’s Mexican financial services operations presently support their operations by borrowings under a 593 million Mexican Peso ($45 million equivalent as of July 31, 2009) securitization program established in November 2006, a 997 million Mexico Peso ($75 million equivalent as of July 31, 2009) commercial paper program and various bank credit facilities. Such borrowings are guaranteed in whole or in part by NIC and/or NFC. As of July 31, 2009, such borrowings had an aggregate principal balance of approximately $258 million, of which approximately $29 million was guaranteed by each of NIC and NFC, approximately $170 million was guaranteed by NFC, and $59 million was guaranteed by NIC.

Certain arrangements with NFC

Master intercompany agreement

The operating relationship between NFC and Navistar, Inc. is governed by the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007 and as may be amended or supplemented from time to time (the “Master Intercompany Agreement”). We have similar agreements in place with our other financial services subsidiaries.

Purchase of notes and accounts receivable

The Master Intercompany Agreement requires that Navistar, Inc., with limited exceptions, offer NFC all wholesale and retail notes and installment sales contracts which Navistar, Inc. acquires in the regular course of its business from sales of trucks and related equipment to Navistar, Inc.’s related dealers and customers. Such offers must be on terms which will (together with charges made to others for financing services) afford reasonable compensation for the financing services rendered by NFC to Navistar, Inc. and its dealers with respect to the sale of Navistar, Inc. products, other OEM products, and used goods. NFC in turn has agreed, to the extent that it is able to finance such purchases, that it will purchase all such receivables except those, if any, as to which the risk of loss is unacceptable to NFC.

Pursuant to the Master Intercompany Agreement, NFC also purchases Navistar, Inc.’s wholesale accounts receivable from its dealers arising out of Navistar, Inc.’s sales of goods (primarily parts) and services to such dealers. NFC receives compensation from Navistar, Inc. in the form of a floating rate service charge for financing these accounts.

The Master Intercompany Agreement also provides that NFC will purchase retail accounts receivable from Navistar, Inc. that arise out of Navistar, Inc.’s sales to retail customers and OEMs. NFC receives a floating rate service charge from Navistar, Inc. for financing these accounts. Pursuant to a loss sharing agreement between NIC and NFC, NFC receives compensation from NIC for certain losses incurred by NFC on these receivables.

Payment of financing charges by Navistar, Inc.

Navistar, Inc. currently provides floor plan financing assistance for its dealers through various interest credits and interest payments. Currently, upon sale of a vehicle to a dealer, Navistar, Inc. issues an interest credit to the dealer or provides an interest free period on the related wholesale note to the dealer. Navistar, Inc. also currently pays interest on behalf of a dealer during the period that a financed vehicle is in transit to the dealer. Further, Navistar, Inc. periodically implements special sales programs pursuant to which it agrees to pay interest on behalf of dealers for an extended period of time. Pursuant to the Master Intercompany Agreement, Navistar, Inc. pays the amount of interest owing on the wholesale notes during the in transit and any interest free periods directly to NFC.

Payment of fees by Navistar, Inc.

NFC also charges Navistar, Inc. for: (i) non-use fees assessed by certain providers of NFC’s funding facilities, (ii) surcharges on balances relating to retail and wholesale accounts, and wholesale notes, and (iii) surcharges on retail notes and wholesale notes balances for Dealcor dealers (those majority-owned by Navistar, Inc.).

Payments to Navistar, Inc. for administrative and other services

The Master Intercompany Agreement provides for payment by NFC to Navistar, Inc. of a fee for data processing and other administrative services based on the actual cost of the services performed. NFC paid Navistar, Inc. service fees of $3.5 million and $3.1 million for the nine months ended July 31, 2009 and July 31, 2008, respectively, and $4.2 million, $2.9 million and $2.3 million, for fiscal 2008, fiscal 2007 and fiscal 2006, respectively.

Tax allocation agreement

Pursuant to the Tax Allocation Agreement, effective November 1, 2007, NFC is required to pay to Navistar, Inc. an amount equal to the amount NFC and its subsidiaries would pay with respect to federal corporate income taxes if NFC and its subsidiaries filed federal tax returns on a consolidated basis as an affiliated group of corporations, notwithstanding the fact that the affiliated group of corporations including NIC and its subsidiaries may not have any federal tax liability. The agreement contains similar provisions regarding state income taxes for states that permit the filing of consolidated returns.

Side agreement

The Side Agreement, dated as of July 1, 2005 and as may be amended or supplemented from time to time, requires either Navistar, Inc. or NIC to hold and own 100% of the outstanding voting stock of NFC (other than shares held by directors of NFC as qualifying shares). The Side Agreement also requires Navistar, Inc. not to permit NFC’s consolidated income before income taxes, interest expense and dividends on preferred stock to be less than 125% of NFC’s consolidated interest expense and dividends on preferred stock for any period of four fiscal quarters immediately preceding the date of measurement.

Certain U.S. federal income tax considerations

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and our common stock acquired upon conversion of a note and does not consider all aspects of U.S. federal income taxation. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are the beneficial owners of the notes or common stock and hold such notes or common stock as capital assets (generally property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion does not address specific tax consequences that may be relevant to particular persons, including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes or common stock through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, grantor trusts, S corporations, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or foreign currency, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes or common stock as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion is limited to persons purchasing the notes for cash in this offering and at their offering price. Because this discussion is directed solely to prospective purchasers in the initial offering, it does not address some issues that are relevant to subsequent purchasers of the notes, including, but not limited to, the treatment of market discount and bond premium for U.S. federal income tax purposes. Moreover, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction.

This discussion is based upon the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions.

If a beneficial owner is a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Certain U.S. federal income tax consequences to U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” within the meaning of the Code, have the authority to control all of its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected under applicable Treasury regulations to continue to be treated as a United States person.

Certain U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined below) are discussed separately below.

Interest.    Interest on a note generally will be includible in the income of a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Conversion of notes.    The U.S. federal income tax consequences of a conversion of notes will depend on whether we settle the notes in cash, shares of common stock, or a combination of cash and shares of our common stock.

If a U.S. Holder receives solely cash in exchange for notes upon conversion, the U.S. Holder’s gain or loss generally will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described below under “—Sale, exchange or other taxable disposition of notes and common stock”).

If a U.S. Holder receives solely common stock (excepting cash received in lieu of fractional shares of common stock) for notes upon conversion, the U.S. Holder generally will not recognize income, gain or loss upon the conversion, except that the receipt of cash in lieu of a fractional share generally will result in gain or loss, as described below. A U.S. Holder’s tax basis in common stock received upon conversion will equal such holder’s adjusted tax basis in the converted note (excluding any basis allocable to any fractional share of common stock with respect to which a U.S. Holder receives cash, as discussed below). The U.S. Holder’s holding period for such stock will include the holder’s holding period for the converted note.

The U.S. federal income tax treatment of a U.S. Holder’s conversion of a note into a combination of shares of our common stock and cash (other than cash in lieu of a fractional common share) is uncertain. U.S. Holders should consult their own tax advisors to determine the correct treatment of such a conversion. The conversion of a note into a combination of common stock and cash may be treated as a partially taxable exchange of notes for cash and a partially nontaxable conversion of the notes into our common stock as described in the preceding paragraph. If this is not the treatment, it is possible that the conversion may be treated as a recapitalization, provided the notes are “securities” for U.S. federal income tax purposes.

If the conversion of a note into a combination of shares of our common stock and cash (other than cash in lieu of a fractional share) is treated as consisting of a nontaxable conversion of a portion of each note for common stock and a taxable exchange of the remaining portion of each note for cash, then, although the law on this point is not entirely clear, the U.S. Holder may allocate its tax basis in the converted note between the portion of the note treated as exchanged for cash and the portion of the note treated as converted into our common stock based on the relative fair market value of our common stock and the amount of cash received on conversion. In such case, with respect to the portion of a note treated as exchanged for cash, the U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of tax basis attributable to the portion of the note treated as exchanged for cash. See “—Sale, exchange or other taxable disposition of notes and common stock” below. With respect to the portion of a note treated as converted for common stock, a U.S. Holder generally would not recognize any income, gain or loss (except with respect to cash received in lieu of a fractional share). The U.S. Holder’s tax basis in the common stock received will equal the tax basis allocated to the portion of a note treated as converted into common stock, and the U.S. Holder’s holding period in such stock will include the holder’s holding period for the converted note.

If the notes are “securities” and the conversion of a note into a combination of shares of our common stock and cash (other than cash in lieu of a fractional share) is instead treated as a recapitalization, then, in general, the U.S. Holder will recognize gain, if any, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the common stock and cash received over the U.S. Holder’s tax basis in the converted notes or (ii) the amount of cash received in the conversion. The gain realized upon such conversion will be capital gain and will be long-term capital gain if the U.S. Holder’s holding period for the converted notes is more than one year. A U.S. Holder’s tax basis in common stock received on conversion will be the same as the U.S. Holder’s adjusted tax basis in the note exchanged at the time of conversion (excluding any tax basis allocable to a fractional share) reduced by the amount of cash, if any, received upon conversion (other than cash in lieu of a fractional share) and increased by the amount of gain, if any, recognized upon conversion (other than with respect to a fractional share). A U.S. Holder’s holding period for common stock received on conversion will include the holder’s holding period for the converted note.

In each case, with respect to cash received in lieu of a fractional share of common stock, a U.S. Holder generally will recognize gain or loss measured by the difference between the cash received for the fractional share and the portion of the U.S. Holder’s tax basis in the converted notes that is attributable to the fractional share. Generally, any such gain recognized upon the receipt of cash in lieu of a fractional share will be capital gain and will be long-term capital gain if the U.S. Holder’s holding period for the converted notes is more than one year.

Conversion rate adjustment.    The conversion price of the notes is subject to adjustment under certain circumstances, see “Description of the notes—Conversion rate adjustments.” Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of U.S. Holders generally will not be considered to result in a deemed distribution. However, certain conversion rate adjustments (or certain failures to make an adjustment) that increase the proportionate interests of U.S. Holders in our earnings and profits may result in a deemed distribution to the U.S. Holders with the tax consequences described below in “—Distributions on common stock” (except as otherwise noted) whether or not the U.S. Holders ever convert their notes or otherwise hold our stock. Thus, under certain circumstances, U.S. Holders may recognize taxable income as a result of holding our notes even though they may not receive any cash or property.

Distributions on common stock.    Distributions, if any, made on our common stock after conversion generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent a U.S. Holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such excess will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the common stock and thereafter as capital gain.

Distributions taxable as dividends received by corporate U.S. Holders may be eligible for the dividends-received deduction, subject to various conditions and limitations. Under current law, provided that certain holding period and other requirements are satisfied, distributions taxable as dividends received by U.S. Holders that are individuals generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. It is not entirely clear whether the dividends-received deduction for corporate U.S. Holders or the preferential tax rates for individual U.S. Holders would be available with respect to a deemed distribution relating to the notes.

Prospective investors should consult their tax advisers regarding the tax impact to them of any distributions received with respect to our common stock.

Sale, exchange or other taxable disposition of notes and common stock.    Upon a sale, exchange or other taxable disposition of a note or common stock received on conversion of a note, U.S. Holders generally will recognize gain or loss equal to the difference between (i) the amount realized on such disposition and (ii) the U.S. Holder’s adjusted tax basis in such note or common stock. The amount realized will equal the sum of the amount of cash and the fair market value of any property received in exchange for the note or common stock, but will not include any amount attributable to accrued but unpaid interest not previously included in income. A U.S. Holder’s adjusted tax basis in a note generally will equal the initial purchase price paid for the note. For a discussion of the U.S. Holder’s basis in common stock, see “—Conversion of notes” above. The gain or loss realized upon a taxable disposition will be capital gain or loss, and will be long-term capital gain or loss if at the time of the disposition the holding period in the note or common stock is longer than one year.

Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their notes or common stock for more than one year) and losses (the deductibility of which is subject to limitations).

Backup withholding and information reporting.    U.S. Holders generally will be subject to IRS information reporting and may be subject to backup withholding in connection with payments we make, including payments of interest on the notes, payments of dividends on common stock, and proceeds from the sale or other disposition of the notes or common stock. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. Backup withholding will only be imposed where the non-corporate U.S. Holder: (1) fails to furnish its social security number or other taxpayer identification number, referred to as a “TIN,” (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed properly to report payments of interest, or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The backup withholding rate is currently 28%. Backup withholding is not an additional tax. The amount of any backup withholding made from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. federal income tax consequences to Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to certain Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership or disposition of the notes or common stock by any particular Non-U.S. Holder in light of such holder’s personal circumstances, including ownership of the notes or common stock through a partnership. Special rules may apply to certain Non-U.S. Holders (including, for example, “controlled foreign corporations” and “passive foreign investment companies”) that are subject to special treatment under the Code. Each Non-U.S. Holder should consult its own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant.

Interest.    Subject to the discussion of effectively connected income and backup withholding tax below, interest paid on a note to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if such payments qualify as portfolio interest. The exemption applicable to such portfolio interest applies when:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

(3)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

(4)	either (A) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder and certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (C) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Payments of interest made to a Non-U.S. Holder not satisfying the conditions described above will be subject to U.S. withholding tax at a rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding and the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or relevant successor form) claiming the exemption.

Income that is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) will generally be subject to U.S. federal income tax on a net basis at the same rates applicable to United States persons and, if paid to a corporate

Non-U.S. Holder, may also be subject to a 30% branch profits tax (or lower applicable treaty rate). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification. In order to meet the certification requirement with respect to effectively connected U.S. trade or business income, the Non-U.S. Holder must generally provide a properly executed IRS Form W-8ECI (or any relevant successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The certification requirements described above may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also obtain and provide a U.S. TIN.

Conversion of notes.    The U.S. federal income tax consequences of a conversion of our notes may depend on whether we settle the notes in cash, shares of common stock, or a combination of cash and shares of common stock.

If a Non-U.S. Holder receives solely cash in exchange for notes upon conversion, the Non-U.S. Holder generally will be treated as if the Non-U.S. Holder disposed of the notes in a taxable disposition (see below under “—Sale, exchange or other taxable disposition of notes and common stock”).

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a note solely into shares of common stock, except that the receipt of cash in lieu of a fractional common share may result in a Non-U.S. Holder realizing gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the holder’s tax basis in the converted note allocable to such fractional share. Generally, any such gain or loss realized upon receipt of cash in lieu of a fractional common share will be treated as described below under “—Sale, exchange or other taxable disposition of notes and common stock.”

The U.S. federal income tax treatment of a Non-U.S. Holder’s conversion of a note into a combination of shares of our common stock and cash (other than cash in lieu of a fractional common share) is uncertain. The conversion of a note into a combination of common stock and cash may be treated as a partially taxable exchange and partially nontaxable conversion, or it may be treated as a recapitalization (provided the notes are “securities” for U.S. federal income tax purposes). See above under “U.S. federal income tax consequences to U.S. Holders—Conversion of notes”. Non-U.S. Holders should consult their own tax advisors to determine the correct treatment of a conversion of notes into a combination of common stock and cash.

Conversion rate adjustment.    The conversion price of the notes is subject to adjustment in certain circumstances. Certain conversion rate adjustments (or certain failures to make an adjustment) may result in a deemed distribution (see “U.S. federal income tax consequences to U.S. Holders—Conversion rate adjustment”), taxable as described below under “—Distributions on common stock.”

Distributions on common stock.    Distributions made (or deemed made) with respect to our common stock constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends (including from any deemed distributions as described above in “—Conversion rate adjustment”) paid to a Non-U.S. Holder with respect to our common stock generally will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty so long as the Non-U.S. Holder can provide a properly executed IRS Form W-8BEN (or other appropriate documentation) certifying its entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. by the Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

In the case of any deemed dividend resulting as described above in “—Conversion rate adjustment,” it is possible that the U.S. federal tax on the deemed dividend would be withheld from cash dividends, shares of common stock or sales proceeds subsequently paid or credited to a Non-U.S. Holder. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its own tax adviser as to whether it can obtain a refund for all or a portion of the withholding tax.

The rules regarding withholding are complex, are subject to change, and vary depending on your particular situation. We suggest that you consult with your tax advisor regarding the application of such rules to your situation.

Sale, exchange or other taxable disposition of notes and common stock.    Subject to the discussion of backup withholding tax below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “—Interest”) or common stock unless either (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met or (iii) we are or have been a U.S. real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

We believe that we are not a USRPHC for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we could become a USRPHC in the future. If we were to become a USRPHC, a Non-U.S. Holder might be subject to U.S. federal income tax and withholding with respect to gain realized on the disposition of notes or shares of our common stock. Even if we were to become a USRPHC, a holder of our stock or notes may not be subject to U.S. federal income tax or withholding on any gain from the sale of our stock or notes if our stock or notes (as appropriate) are regularly traded on an established market and the Non-U.S. Holder does not exceed certain ownership thresholds.

These rules are complex and we suggest you consult your own tax advisor regarding their potential application to your situation.

Backup withholding and information reporting.    Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of payments on a note or share of common stock, including payments of interest and dividends, regardless of whether withholding was required or whether such payments were made in cash or other property, and any tax withheld with respect to such payments. Under the provisions of a specific income tax treaty or other applicable agreements, copies of these returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding will not apply to payments of principal and interest on the notes by us to a Non-U.S. Holder if such holder is exempt from withholding tax on interest as described above.

The receipt of proceeds from a sale or other disposition of the notes or common stock by a Non-U.S. Holder may also be subject to information reporting and backup withholding. In particular, the payment of such proceeds to or through the U.S. office of any broker will be subject to information reporting and backup withholding unless a Non-U.S. Holder certifies as to its foreign status or otherwise establishes an exemption from information reporting and backup withholding. The payment of such proceeds to or through a foreign office of a foreign broker will not be subject to information reporting or backup withholding unless the foreign broker has certain types of relationships with the United States described in the Treasury regulations (e.g., the foreign broker is a “controlled foreign corporation,” more than 50% of such foreign broker’s gross income during a specified period is effectively connected income, or the foreign broker is a foreign partnership with a threshold amount of U.S. ownership or a foreign partnership engaged in a trade or business in the United States).

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund with respect to or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false.

Underwriting

We are offering the notes described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as the representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Underwriter	Principal amount of notes

J.P. Morgan Securities Inc	104,761,905

Credit Suisse Securities (USA) LLC	104,761,905

Merrill Lynch, Pierce, Fenner & Smith Incorporated	104,761,905

Citigroup Global Markets Inc.	104,761,905

Deutsche Bank Securities Inc.	52,380,952

Goldman, Sachs & Co.	89,285,714

RBC Capital Markets Corporation	13,095,238

Scotia Capital (USA) Inc.	13,095,238

UBS Securities LLC	13,095,238

Total	$550,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment option

The underwriters have an option to buy up to an additional $75,000,000 aggregate principal amount of the notes from us to cover sales of the notes by the underwriters which exceed the amount of the notes specified in the table above. The underwriters have 13 days from the date of the original issuance of the notes to exercise this over-allotment option. If any amount of the notes is purchased with this over-allotment option, the underwriters will purchase the notes in approximately the same proportion as shown in the table above. If any additional amount of the notes is purchased, the underwriters will offer the additional amount of the notes on the same terms as those on which the notes are being offered.

Underwriting discounts and commissions

The underwriters have advised us that they propose to initially offer the notes at the public offering price on the cover page of the prospectus supplement, and to dealers at that price less a concession not in excess of 1.8% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering of the notes, the public offering price, concession and discount may be changed.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering, assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Without over- allotment exercise	With over- allotment exercise

Per note	$30	$30
Total	$16,500,000	$18,750,000

The total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are estimated to be approximately $1,000,000 and are payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sales of similar securities

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, other than (A) the notes to be sold in this offering, (B) any shares of our common stock issued upon the exercise of options outstanding as of the date hereof and granted under any of our stock-based compensation plans and (C) any convertible note hedge and warrant transactions described under “Convertible note hedge and warrant transactions.”

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the lockup restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

Price stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes or shares of our common stock. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes or shares of our common stock. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. These transactions may be effected in the over-the-counter market or otherwise.

Electronic offer, sale and distribution of securities

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters. The underwriters may agree to allocate a number of notes for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Convertible note hedge and warrant transactions

In connection with the offering of the notes, we entered into convertible note hedge transactions with affiliates of certain of the underwriters of the notes (the “hedge counterparties”). The convertible note hedge transactions cover, subject to adjustments substantially identical to those applicable to the notes, the number of shares (other than any additional shares as described under “Description of the notes – Adjustment to shares delivered upon conversion upon a make-whole fundamental change”) of our common stock underlying the notes. Concurrently with entering into the convertible note hedge transactions, we also sold to the hedge counterparties warrants to purchase, subject to customary anti-dilution adjustments, up to the same number of shares of our common stock. The convertible note hedge transactions are expected to reduce potential dilution to our common stock upon conversion of the notes. However, the warrant transactions could separately have a dilutive effect on our earnings per share to the extent that the market value per share of our common stock exceeds the applicable strike price of the warrants.

We used approximately $36.41 million of existing cash to pay the cost of the convertible note hedge transactions (after the cost of such transactions is partially offset by the proceeds from the sale of the warrants). If the underwriters exercise their over-allotment option to purchase additional notes, we may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and from the sale of additional warrants to enter into additional convertible note hedge transactions.

In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of our common stock or the notes at that time.

In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our common stock and/or purchasing or selling our common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so following conversion of the notes and during any related observation period). This activity could also cause or avoid an increase or a decrease in the market price of our common stock or the notes, which could affect your ability to convert the notes and, to the extent the activity occurs following conversion of the notes, and during any related observation period, could affect the number of shares and value of the consideration that you will receive upon conversion of the notes.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters have acted as initial purchasers or underwriters in certain of our securities offerings. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Affiliates of J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are lenders under our senior credit facility. Further, Credit Suisse Securities (USA) LLC is syndication agent, joint lead arranger and joint bookrunner, Merrill Lynch, Pierce, Fenner & Smith Incorporated is co-documentation agent and joint lead arranger, an affiliate of J.P. Morgan Securities Inc. is administrative agent, J.P. Morgan Securities Inc. is joint lead arranger and joint bookrunner and an affiliate of Citigroup Global Markets Inc. is co-documentation agent, under our senior credit facility. In addition, each underwriter in this offering is also an underwriter of the concurrent public offering of our senior notes described under “Summary—Concurrent senior notes offering.”

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area, the EU plus Iceland, Norway and Liechtenstein, which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU

Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus supplement, as well as any other material relating to the notes, is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

The prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying Prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Legal matters

Certain legal matters regarding the validity of the notes will be passed upon for us by Kirkland & Ellis, LLP, Chicago, Illinois (a partnership which includes professional corporations). The underwriters have been represented by Shearman & Sterling LLP, New York, New York. Milbank, Tweed, Hadley & McCloy LLP, New York, New York, has advised NIC with respect to the convertible note hedge and warrant transactions. Davis Polk & Wardwell LLP, New York, New York, has advised the hedge counterparties with respect to the convertible note hedge and warrant transactions.

Independent registered public accounting firm

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2008 and 2007, and for each of the years in the three-year period ended October 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the October 31, 2008 consolidated financial statements refers to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of Statement of Financial Accounting Standards (SFAS) No. 109 as of November 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of October 31, 2007.

The audit report on the effectiveness of internal control over financial reporting as of October 31, 2008, expresses an opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of October 31, 2008: accounting policies and procedures, period-end close processes, account reconciliations, journal entries, revenue accounting, inventory accounting, warranty accounting, and segregation of duties.

The financial statements of Blue Diamond Parts, LLC as of December 31, 2008 and 2007, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements contains an explanatory paragraph that states that the Company is a joint venture between its members, and, as disclosed in the accompanying notes to financial statements, has extensive transactions and relationships with the members. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

The audited historical financial statements of Monaco Coach Corporation included in Exhibit 99.1 of Navistar International Corporation’s Current Report on Form 8-K/A dated August 19, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement. We incorporate by reference the following documents:

•	Our 2008 Annual Report, as amended by Amendment No. 1 thereto, as filed with the SEC on December 30, 2008 and March 31, 2009, respectively;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2009, April 30, 2009 and July 31, 2009, as filed with the SEC on March 11, June 9 and September 9, 2009, respectively;

•	Our Proxy Statement, as filed with the SEC on January 16, 2009; and

•

Our Current Reports on Form 8-K, as filed with the SEC on the following dates: November 12, December 24 and December 31, 2008, January 14, January 27, February 23, March 11, April 7, June 5, June 10, June 15, June 19, July 27, August 19, August 21, August 27, September 8, September 15, September 30, October 16 and October 20, 2009.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC, including, but not limited to, information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Form 8-K.

You may request a copy of any of these documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number: Navistar International Corporation 4201 Winfield Road P.O. Box 1488 Warrenville, Illinois 60555 Attention: Investor Relations Telephone: (630) 753-5000.

Unaudited pro forma financial statements

The following Unaudited pro forma statements of income for the nine months ended July 31, 2009 and 2008 and fiscal 2008 give effect to the sale of the notes in this offering and the concurrent offering of senior notes and the application of the net proceeds therefrom as if such offerings had occurred at the beginning of the earliest period presented. The concurrent senior notes offering is conditioned upon the completion of this offering such that we have sufficient net proceeds to repay all amounts outstanding under the Credit Facilities This offering is not conditioned on the concurrent senior notes offering. The following Unaudited pro forma statements of income set forth our financial services operations on an equity basis of accounting in order to assist prospective investors in evaluating an investment in the notes.

The unaudited pro forma financial data presented in this prospectus supplement are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Income do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what our results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that we believe are reasonable. You should read the Unaudited pro forma financial statements and the accompanying notes in conjunction with our consolidated financial statements and notes thereto in our 2008 Annual Report and with our condensed consolidated financial statements and notes thereto in our Third Quarter 10-Q.

Effective June 1, 2009, we increased our equity interest in the BDP joint venture from 51% to 75%, and increased our equity interest in the BDT joint venture from 51% to 75%, and since that time we have accounted for the BDP and BDT joint ventures as consolidated subsidiaries with their respective results of operations being consolidated with our operations. In addition, we completed the purchase of certain assets of the recreational vehicle business of Monaco Coach Corporation on June 4, 2009. We have previously filed with the SEC certain historical and pro forma financial information with respect to these transactions, which financial information is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of certain documents by reference.” We have not given pro forma effect to these transactions in the following Unaudited pro forma financial statements.

Navistar International Corporation

(with financial services operations on a pre-tax equity basis) Unaudited pro forma statement of income

For the nine months ended July 31, 2009

(in millions)	Historical	Offerings adjustments	Pro forma

Sales of manufactured products, net	$8,069	$—	$8,069
Costs of products sold	6,737	—	6,737
Restructuring charges	55	—	55
Selling, general and administrative expenses	886	—	886
Engineering and product development costs	339	—	339
Interest expense(1)(2)	77	27	104
Other (income) expense, net	(182)	—	(182)

Total costs and expenses	7,912	27	7,939
Equity in income of non-consolidated affiliates	56	—	56

Income (loss) before income taxes, minority interest, extraordinary gain and equity income from financial services operations	213	(27)	186
Equity income from financial services operations	37	—	37

Income (loss) before income taxes, minority interest and extraordinary gain	250	(27)	223
Income tax expense (benefit)(3)	32	(1)	31

Income (loss) before minority interest and extraordinary gain	218	(26)	192
Minority interest in net income of subsidiaries, net of tax	(7)	—	(7)

Income (loss) before extraordinary gain	211	(26)	185
Extraordinary gain, net of tax	23	—	23

Net income (loss)	$234	$(26)	$208

Navistar International Corporation

(with financial services operations on a pre-tax equity basis) Unaudited pro forma statement of income

For the nine months ended July 31, 2008

(in millions)	Historical	Offerings adjustments	Pro forma

Sales of manufactured products, net	$10,589	$—	$10,589
Costs of products sold	8,715	—	8,715
Selling, general and administrative expenses	965	—	965
Engineering and product development costs	289	—	289
Interest expense(1)(2)	115	1	116
Other (income) expense, net	65	—	65

Total costs and expenses	10,149	1	10,150
Equity in income of non-consolidated affiliates	63	—	63

Income (loss) before income taxes and equity income from financial services operations	503	(1)	502
Equity income from financial services operations	(7)	—	(7)

Income (loss) before income taxes	496	(1)	495
Income tax expense(3)	19	—	19

Net income (loss)	$477	$(1)	$476

Navistar International Corporation

(with financial services operations on a pre-tax equity basis) Unaudited pro forma statement of income

For the fiscal year ended October 31, 2008

(in millions)	Historical	Offerings Adjustments	Pro forma

Sales of manufactured products, net	$14,399	$—	$14,399
Costs of products sold	11,930	—	11,930
Impairment of property and equipment	358	—	358
Selling, general and administrative expenses	1,309	—	1,309
Engineering and product development costs	380	—	380
Interest expense(1)(2)	156	1	157
Other (income) expense, net	124	—	124

Total costs and expenses	14,257	1	14,258
Equity in income of non-consolidated affiliates	71	—	71

Income (loss) before income taxes and equity income from financial services operations	213	(1)	212
Equity income from financial services operations	(22)	—	(22)

Income (loss) before income taxes	191	(1)	190
Income tax expense(3)	57	—	57

Net income (loss)	$134	$(1)	$133

Navistar International Corporation

Notes to unaudited pro forma statements of income

(1)	Adjusts Interest expense to reflect additional interest expense and amortization of deferred financing costs related to this issuance of notes in this offering and the concurrent issuance of senior notes, less the interest expense associated with the Credit Facilities, as follows:

	Nine months ended July 31,		Fiscal year ended October 31,
(in millions)	2009	2008	2008

Interest expense on notes and senior notes	$74	$74	$99
Amortization of deferred financing costs	5	5	6
Less: Interest expense on Credit Facilities	52	78	104

Net increase in interest expense	$27	$1	$1

The pro forma adjustments set forth above do not reflect the adoption of accounting guidance that, when adopted, will require the recognition of additional non-cash interest expense related to the conversion feature of the convertible notes. We will adopt this guidance effective November 1, 2009.

(2)	Does not reflect the write-off of capitalized debt issuance costs associated with the Credit Facilities. The unamortized balance of $16 million at July 31, 2009, is expected to be written-off upon the completion of the sale of the notes in this offering and the concurrent offering of senior notes and the application of the net proceeds therefrom to repay all of our outstanding borrowings under the Credit Facilities.

(3)	Adjusts the provision for income taxes on a pro forma basis to reflect our estimated statutory federal tax rate.

Selected consolidating financial data

We have included elsewhere in this prospectus supplement supplemental financial and operating data of our manufacturing operations with our financial services operations set forth on a pre-tax equity basis of accounting. This information does not represent our consolidated financial statements prepared in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with generally accepted accounting principles that has been included or incorporated by reference in the prospectus supplement. The following tables provide reconciliations of these non-GAAP financial measures to our GAAP condensed consolidated financial statements for each of the periods presented in this prospectus supplement. We have reconciled these non-GAAP financial measures by adding the results of our financial services operations, making the necessary adjustments to eliminate certain inter-company transactions between our manufacturing operations and financial services operations and adjusting for reclassifications. Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

	Nine months ended July 31, 2009
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Selected condensed statement of income data:
Sales of manufactured products	$8,069	$ —	$ —	$8,069
Finance revenues	—	273	(58)	215

Sales and revenues, net	8,069	273	(58)	8,284

Costs of products sold	6,737	—	—	6,737
Restructuring charges	55	—	—	55
Selling, general and administrative expenses	886	99	—	985
Engineering and product development costs	339	—	—	339
Interest expense	77	135	(6)	206
Other (income) expense, net	(182)	2	(52)	(232)

Total costs and expenses	7,912	236	(58)	8,090
Equity in income of non-consolidated affiliates	56	—	—	56

Income before income taxes, minority interest, extraordinary gain and equity income from financial services operations	213	37	—	250
Equity income from financial services operations	37	—	(37)	—
Income before income taxes, minority interest, and extraordinary gain	250	37	(37)	250
Income tax expense	32	—	—	32

Income before minority interest and extraordinary gain	218	37	(37)	218
Minority interest in net income of subsidiaries, net of tax	(7)	—	—	(7)

Income before extraordinary gain	211	37	(37)	211
Extraordinary gain, net of tax	23	—	—	23

Net income (loss)	$ 234	$ 37	$(37)	$ 234

	Nine months ended July 31, 2008
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Selected condensed statement of income data:
Sales of manufactured products	$10,589	$ —	$ —	$10,589
Finance revenues	—	328	(63)	265

Sales and revenues, net	10,589	328	(63)	10,854

Costs of products sold	8,715	—	—	8,715
Selling, general and administrative expenses	965	106	—	1,071
Engineering and product development costs	289	—	—	289
Interest expense	115	243	(1)	357
Other (income) expense, net	65	(14)	(62)	(11)

Total costs and expenses	10,149	335	(63)	10,421
Equity in income of non-consolidated affiliates	63	—	—	63

Income (loss) before income taxes and equity income from financial services operations	503	(7)	—	496
Equity loss from financial services operations	(7)	—	7	—

Income (loss) before income taxes	496	(7)	7	496
Income tax expense	19	—	—	19

Net income (loss)	$ 477	$ (7)	$ 7	$ 477

	Fiscal year ended October 31, 2008
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Selected condensed statement of income data:
Sales of manufactured products	$14,399	$ —	$ —	$14,399
Finance revenues	—	405	(80)	325

Sales and revenues, net	14,399	405	(80)	14,724

Costs of products sold	11,930	—	—	11,930
Impairment of property and equipment	358	—	—	358
Selling, general and administrative expenses	1,309	147	(3)	1,453
Engineering and product development costs	380	—	—	380
Interest expense	156	313	—	469
Other (income) expense, net	124	(33)	(77)	14

Total costs and expenses	14,257	427	(80)	14,604
Equity in income of non-consolidated affiliates	71	—	—	71

Income (loss) before income taxes and equity income from financial services operations	213	(22)	—	191
Equity loss from financial services operations	(22)	—	22	—

Income (loss) before income taxes	191	(22)	22	191
Income tax expense	57	—	—	57

Net income (loss)	$ 134	$(22)	$ 22	$ 134

	Fiscal year ended October 31, 2007
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Selected condensed statement of income data:
Sales of manufactured products	$11,910	$ —	$ —	$11,910
Finance revenues	—	518	(133)	385

Sales and revenues, net	11,910	518	(133)	12,295

Costs of products sold	10,131	—	—	10,131
Selling, general and administrative expenses	1,352	112	(3)	1,461
Engineering and product development costs	382	—	—	382
Interest expense	196	306	—	502
Other (income) expense, net	124	(28)	(130)	(34)

Total costs and expenses	12,185	390	(133)	12,442
Equity in income of non-consolidated affiliates	74	—	—	74

Income (loss) before income taxes and equity income from financial services operations	(201)	128	—	(73)
Equity income from financial services operations	128	—	(128)	—

Income (loss) before income taxes	(73)	128	(128)	(73)
Income tax expense	47	—	—	47

Net income (loss)	$ (120)	$128	$(128)	$ (120)

	Fiscal year ended October 31, 2006
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Selected condensed statement of income data:
Sales of manufactured products	$13,878	$ —	$ —	$13,878
Finance revenues	—	463	(141)	322

Sales and revenues, net	13,878	463	(141)	14,200

Costs of products sold	11,703	—	—	11,703
Selling, general and administrative expenses	1,234	100	(2)	1,332
Engineering and product development costs	453	—	—	453
Interest expense	192	239	—	431
Other (income) expense, net	147	(23)	(139)	(15)

Total costs and expenses	13,729	316	(141)	13,904
Equity in income of non-consolidated affiliates	99	—	—	99

Income before income taxes and equity income from financial services operations	248	147	—	395
Equity income from financial services operations	147	—	(147)	—

Income before income taxes	395	147	(147)	395
Income tax expense	94	—	—	94

Net income (loss)	$ 301	$147	$(147)	$ 301

	At July 31, 2009
(in millions)	Manufacturing operations	Financial services operations	Adjustments		Consolidated balance sheet

Selected Condensed Balance Sheet Data:
Cash and cash equivalents	$ 751	$ 70	$ —		$ 821
Property and equipment, net	1,398	129	—		1,527
Total assets	5,888	4,082	(586	)(1)	9,384
Postretirement benefits liabilities	2,081	19	—		2,100
Debt	1,805	3,402	—		5,207

(1)	Includes investments in and advances to financial services operations of ($433) million and accounts receivable of ($153) million.

	Nine months ended July 31, 2009
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Condensed consolidated statement of cash flows

Other financial data:
Capital expenditures	$ 118	$ 2	$ —	$ 120
Depreciation and amortization(1)	215	10	—	225
Net cash provided by operating activities	129	770	—	899
Net cash provided by (used in) investing activities	(190)	23	20	(147)
Net cash used in financing activities	(51)	(807)	(20)	(878)

(1)	Includes $5 million of amortization of deferred financing fees for manufacturing operations.

	Nine months ended July 31, 2008
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Condensed consolidated statement of cash flows

Other financial data:
Capital expenditures	$ 139	$ 6	$ —	$ 145
Depreciation and amortization(1)	243	13	—	256
Net cash provided by (used in) operating activities	93	610	(25)	678
Net cash used in investing activities	(160)	(266)	—	(426)
Net cash provided by (used in) financing activities	(94)	(274)	25	(343)

(1)	Includes $3 million of amortization of deferred financing fees for manufacturing operations.

	Fiscal year ended October 31, 2008
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Condensed consolidated statement of cash flows

Other financial data:
Capital expenditures	$ 168	$ 8	$ —	$ 176
Depreciation and amortization(1)	333	11	—	344
Net cash provided by operating activities	429	716	(25)	1,120
Net cash provided by (used in) investing activities	(216)	(177)	60	(333)
Net cash used in financing activities	(133)	(508)	(35)	(676)

(1)	Includes $5 million of amortization of deferred financing fees for manufacturing operations.

	Fiscal year ended October 31, 2007
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Condensed consolidated statement of cash flows

Other financial data:
Capital expenditures	$ 309	$ 3	$ —	$ 312
Depreciation and amortization(1)	312	5	—	317
Net cash provided by (used in) operating activities	169	493	(400)	262
Net cash provided by (used in) investing activities	(70)	227	—	157
Net cash provided by (used in) financing activities	(480)	(726)	400	(806)

(1)	Includes $7 million of amortization of deferred financing fees for manufacturing operations.

	Fiscal year ended October 31, 2006
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Condensed consolidated statement of cash flows

Other financial data:
Capital expenditures	$ 228	$ 2	$—	$ 230
Depreciation and amortization(1)	317	4	—	321
Net cash provided by (used in) operating activities	496	(783)	—	(287)
Net cash provided by (used in) investing activities	(351)	(105)	—	(456)
Net cash provided by financing activities	140	916	—	1,056

(1)	Includes $11 million of amortization of deferred financing fees for manufacturing operations.

PROSPECTUS

Navistar International Corporation

Debt Securities

Common Stock

Preferred Stock

Preference Stock

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer and sell, from time to time, in one or more offerings, any combination of the following types of securities:

•	debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	shares of our preferred stock;

•	shares of our preference stock;

•	depositary shares;

•	purchase contracts;

•	units; or

•	any combination of these securities.

Navistar, Inc., the principal operating subsidiary of Navistar International Corporation, may guarantee some or all of our debt securities. The securities may be offered separately or together in any combination and as separate series.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “NAV.” On October 19, 2009 the last reported sale price of our common stock on the New York Stock Exchange was $39.09 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2009.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) “the Company,” “us,” “we,” “our” and “Navistar” refer to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors; (ii) “NIC” refers to Navistar International Corporation, exclusive of its subsidiaries; (iii) “NFC” refers to Navistar Financial Corporation, a wholly-owned finance subsidiary of Navistar, Inc.; (iv) “North America” refers to the United States and Canada; (v) “our common stock” refers to the common stock of NIC; and (vi) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

i

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items):

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2008 filed with the SEC on December 30, 2008, and Amendment No. 1 thereto, filed with the SEC on March 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2009 filed with the SEC on March 11, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended April, 2009 filed with the SEC on June 9, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 filed with the SEC on September 9, 2009;

•	our Proxy Statement, as filed with the SEC on January 16, 2009;

•

our Current Reports on Form 8-K, as filed with the SEC on the following dates: November 12, December 24 and December 31, 2008, January 14, January 27, February 23, March 11, April 7, June 5, June 10, June 15, June 19, July 27, 2009, August 19, August 21, August 27, September 8, September 15, September 30, October 16 and October 20, 2009; and

•	The description of our common stock, par value $0.10 per share, attached as Exhibit A to our Current Report on Form 8-K filed with the SEC on June 9, 2003.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Navistar International Corporation

4201 Winfield Road

P.O. Box 1488

Warrenville, Illinois 60555

Attention: Investor Relations

(630) 753-5000

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” are intended to identify forward-looking statements. These forward-looking statements represent management’s current reasonable expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, risks, and uncertainties include but are not limited to the factors described under “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and the following.

•	The markets in which we compete are subject to considerable cyclicality.

•	Our technology solution to meet U.S. federal 2010 emissions requirements may not be successful or may be more costly than planned.

•	We may be subject to greenhouse gas regulations.

•	We operate in the highly competitive North American truck market.

•	Our business may be adversely impacted by work stoppages and other labor relations matters.

•	Current credit market conditions may impair our access to sufficient capital to engage in financing activities.

•	Our liquidity position may be adversely affected by a continued downturn in our industry and the upcoming maturity of the NFC senior credit facility.

•	The loss of business from Ford could have a negative impact on our business, financial condition, and results of operations.

•	We may not achieve all of the expected benefits from our current business strategies and initiatives.

•	Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

•	Our business may be adversely affected by government contracting risks.

•

We must comply with numerous miscellaneous federal national security laws, procurement regulations, and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

•	Our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

•	We may fail to properly identify and correct material weaknesses or comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

•	We have significant under-funded postretirement obligations.

•	We are exposed to political, economic, and other risks that arise from operating a multinational business.

•	Our ability to use NOL carryovers to reduce future tax payments could be negatively impacted if there is a change in our ownership or a failure to generate sufficient taxable income.

•	We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations or cash flows.

•	Potential future impairments of our goodwill, intangible assets, or other long-lived assets could adversely effect our financial condition and results of operations.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

OUR COMPANY

General

We are a leading international manufacturer of International brand commercial and military trucks, MaxxForce brand diesel engines, IC Bus brand school and commercial busses, Monaco RV brands of recreational vehicles, Workhorse Custom Chassis brand chassis for motor homes and step vans and a provider of service parts for diesel engines and all makes of trucks and trailers. Additionally, we are a private-label designer and manufacturer of diesel engines for the pickup truck, van, and sport utility vehicles markets. Through our financial services operations, we also provide retail, wholesale, and lease financing of our trucks, and financing for our wholesale and retail accounts.

Our financial services operations are conducted through NFC and our three Mexican finance subsidiaries. NFC is a commercial financing organization that provides wholesale, retail and lease financing for sales of new and used trucks sold by Navistar, Inc. and its dealers in the United States. NFC also finances the Company’s wholesale accounts and selected retail accounts receivable. The financial services operations also finance sales of new and used products of other manufacturers, regardless of whether those products are designed or customarily sold for use with Navistar, Inc.’s truck products.

Corporate Structure

Our common stock is publicly traded on the New York Stock Exchange under the symbol “NAV.” NIC is a holding company, and conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, through certain other wholly owned foreign and domestic subsidiaries. Our manufacturing operations are supported by our financial services subsidiaries, including NFC. NFC is a wholly owned subsidiary of Navistar, Inc.

NIC and Navistar, Inc. are corporations organized under the laws of the State of Delaware. Navistar, Inc. is the successor to the truck and engine business of International Harvester Company, which began business in 1907. NIC’s principal executive offices are located at 4201 Winfield Road, Warrenville, Illinois 60555, and its telephone number at this location is (630) 753-5000. NIC’s website is www.navistar.com. Information on our website should not be construed to be part of this prospectus.

The marks “International®,” “MaxxForce®,” “Monaco®,” “Workhorse®,” “ProStar®” and “LoneStar® ” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademarks of Navistar. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Nine Months Ended July 31,		Fiscal Year Ended October 31,
2009	2008	2008	2007	2006	2005	2004
2.10x	2.31x	1.38x	—	1.86x	1.45x	—

The ratio of earnings to fixed charges is determined by dividing the sum of pre-tax income from continuing operations, interest expense, debt amortization expense and the portion of rental expense deemed representative of an interest factor, less minority interest, by the sum of capitalized interest, interest expense and debt amortization expense. For fiscal 2007 and 2004, our earnings were insufficient to cover fixed charges by $80 million and $36 million, respectively.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following description of the debt securities and terms of the indentures, as defined below, is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures, which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. We will file the forms of indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them.

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of NIC that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by Navistar, Inc., our principal operating subsidiary (the “guarantor”), on a senior or subordinated basis. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by the guarantor pursuant to the applicable indenture.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees selected by us. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

Amounts of Issuances

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•

if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•

if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•

if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•

if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•

the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•

if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for U.S. federal income tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether the debt security will be guaranteed by the guarantor and, if so, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantee;

•	the assets, if any, that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security and any guarantees of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global—i.e., book-entry—form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934;

•

DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates;

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations;

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.; and

•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•

It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•

The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•

It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•

Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•

Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in your prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met.

•

If the successor entity in the transaction is not the Company, the successor entity must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized and existing under the laws of the United States, any State thereof or the District of Columbia.

•

Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “—Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•

our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), capital lease obligations, deferred purchase price of property obligations, reimbursement obligations, fees, commissions, expenses, indemnities, dividends, hedging obligations or other amounts; and

•

any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any trade payables; (iv) any indebtedness subordinated or junior to other indebtedness or other obligation; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•

(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•

we will be discharged from our obligations with respect to the debt securities of such series and all obligations of the guarantor, if any, of such debt securities will also be discharged with respect to the guarantee of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, the guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, the guarantor or the trustee and without the consent of the holders of any debt securities.

In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:

•	deliver all outstanding debt securities of that series to the trustee for cancellation; or

•

all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•

we do not pay the principal or any premium on any debt security of that series when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we fail to comply with our obligations under the merger covenant;

•

we fail to comply for 60 days after notice with our agreements contained in the indenture. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “—Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from loss, liability or expense. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before a holder may take steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•

the holders of at least 25% in principal amount of all debt securities of the series must request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with such request.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default. The holders of a majority in principal amount of the debt securities of any series may by notice to the trustee waive an existing default and its consequences for all debt securities of that series except (i) a default in the payment of the principal of or interest on a debt security (ii) a default arising from the failure to redeem or purchase any debt security when required pursuant to the indenture or (iii) a default in respect of a provision that under the indenture cannot be amended without the consent of each securityholder affected. If a waiver occurs, the default is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Annual Information about Defaults to the Trustee. We will furnish each trustee every year a certificate indicating whether the signers thereof know of any default that occurred in the previous year.

Modifications and Waivers

Changes Requiring Each Holder’s Approval. We, along with the guarantor and the trustee, may amend the indentures or the debt securities with the written consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each securityholder affected thereby, an amendment or waiver may not:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for payment of, the interest on any debt security;

•	reduce the principal of or change the stated maturity on any debt security;

•	reduce the amount payable upon redemption of any debt security or change the time at which any debt security may be redeemed as described in the applicable indenture;

•	permit redemption of a debt security if not previously permitted;

•	change the currency of any payment on a debt security;

•

impair the right of any holder of a debt security to receive payment of principal of and interest on such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security;

•	change the amendment provisions which require each holder’s consent or in the waiver provisions;

•	change the ranking or priority of any debt security that would adversely affect the securityholders; or

•	change or release, other than in accordance with the indenture, any subsidiary guaranty that would adversely affect the securityholders.

Changes Not Requiring Approval. We, along with the guarantor and the trustee, may amend the indentures or the debt securities without notice to or consent of any securityholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company or the guarantor under the indenture;

•

to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

•	to add guarantees with respect to the debt securities, including any subsidiary guaranties, or to secure the debt securities;

•	to add to the covenants of the Company or the guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company or the guarantor;

•	to make any change that does not adversely affect the rights of any holder of the debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities.

Modification of Subordination Provisions. We may not amend the indenture related to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Changes Requiring Majority Approval. Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•

If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•

If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by the guarantor. However, the applicable indenture governing the debt securities will not require that the guarantor guarantee any series of debt securities. As a result, a series of debt securities may or may not have any guarantor.

If the Company issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of the guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the guarantor, result in the obligations of the guarantor under such guarantee and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of the guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of the guarantor, (x) if the transferee is not an affiliate of the Company, the guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than the Company) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of the guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to the guarantor that has provided a guarantee of any debt securities, the holders of the guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by the guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of the guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by the guarantor, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the guarantor and, in addition to being effectively subordinated to secured debt of the guarantor, will be subordinated in right of payment to all of the guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “—Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for the debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for the debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary. You should keep in mind, however, that it is our certificate of incorporation, including any certificates of designations or retirement that are a part of our certificate of incorporation, our bylaws and the Delaware General Corporation Law (“DGCL”), and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock. Our certificate of incorporation, including any certificates of designations or retirement, and our bylaws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Our authorized capital stock consists of 150 million shares, of which 110 million shares are designated as common stock, with a par value of $.10 per share, 30 million shares are designated as preferred stock, with a par value of $1.00 per share and 10 million shares are designated as preference stock, with a par value of $1.00 per share.

Common Stock

The authorized common stock consists of 110 million shares, of which 70,706,118 shares were issued and outstanding and 4,663,306 shares were held in treasury at September 30, 2009.

Dividend Rights and Restrictions. Holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor, provided that, so long as any shares of preferred stock and preference stock are outstanding, no dividends (other than dividends payable in common stock) or other distributions (including purchases) may be made with respect to the common stock unless full cumulative dividends, if any, on the shares of preferred stock and preference stock have been paid. Under the DGCL, dividends may only be paid out of surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds our net assets.

Voting Rights. Holders of shares of our common stock are entitled to one vote for each share for the election of directors and on any question arising at any shareowners meeting. The United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), as holder of the series B preference stock, is entitled to elect one member to our board of directors. See “—Preferred Stock and Preference Stock.”

Liquidation Rights. In the event of the voluntary or involuntary dissolution, liquidation or winding up of us, holders of common stock are entitled to receive after satisfaction in full of the prior rights of creditors (including holders of our indebtedness) and holders of preferred stock and preference stock, all of our remaining assets available for distribution.

Miscellaneous. The holders of common stock are not entitled to preemptive, redemption or subscription rights. Mellon Investor Services is the transfer agent and the registrar for the common stock.

As of September 30, 2009, we had reserved for issuance: (i) approximately 7,697,667 shares of our common stock under our various stock option plans, stock discount purchase plans and other award plans for officers, employees and directors, of which options to purchase approximately 5,932,258 shares were outstanding; and (ii) 46,772 shares issuable upon the conversion of our series D preference stock.

Preferred Stock and Preference Stock

We are authorized to issue preferred stock and preference stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the shareowners, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock and preference stock. The issuance of preferred stock and preference stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for the common stock at a premium or otherwise adversely affect the market price of the common stock. We have no present plans to issue any additional series of preferred stock or preference stock.

Two series of preference stock are currently outstanding. Three million shares of convertible junior preference stock, series D are authorized, of which 148,926 shares were outstanding as of September 30, 2009. At that date, one share of nonconvertible junior preference stock, series B is authorized and outstanding and is held by the UAW.

Series D Preference Stock. Holders of shares of series D preference stock are entitled to receive accrued dividends, if any, if and when declared by the board of directors, in the amount of 120% of the dividend (on an as-converted basis) declared on common stock, other than a dividend payable solely in shares of common stock. Holders of series D preference stock have the right at their option to convert shares of the series D preference stock into shares of common stock at any time at a conversion rate of 0.3125 of a share of common stock for each share of series D preference stock, subject to adjustment in certain events. The series D preference stock is redeemable at any time, in whole or in part, at our option upon at least 30 days’ advance written notice at the price of $25 per share plus accrued dividends. Generally, holders of series D preference stock do not have any voting powers, except as provided by law and except that holders of at least two-thirds of the number of shares outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of series D preference stock. Before any distribution to holders of common stock or of any other of our stock ranking junior upon liquidation to the series D preference stock upon any liquidation, dissolution or winding up of us, holders of the series D preference stock are entitled to receive $25 per share plus accrued dividends.

Series B Preference Stock. In connection with a 1993 restructuring of our post-retirement health care and life insurance benefits pursuant to a settlement agreement, the UAW was issued the series B preference stock. As the holder of the series B preference stock, the UAW is entitled to elect one member of our board of directors until such time as we have fully funded our liability under the health care and life insurance benefits program (subject to such right revesting if such funding later falls below 85% of the fully funded amount). The series B preference stock is not transferable by the UAW, does not have any voting rights other than as described above or as required by law, does not have the right to receive dividends or distributions and is redeemable for a nominal price at such time as the UAW has not been entitled to elect a director for five consecutive years.

One series of preferred stock is authorized. 110,000 shares of junior participating preferred stock, series A are authorized, of which none were outstanding as of September 30, 2009.

Junior Participating Preferred Stock, Series A. Holders of junior participating preferred stock, series A are entitled to receive accrued quarterly dividends in an amount equal to the greater of (1) $25.00 and (2) 1,000 times (subject to adjustment) the aggregate per share amount of all cash dividends, plus 1,000 times (subject to adjustment) the aggregate per share amount of all non-cash dividends or other distributions other than a dividend payable solely in shares of common stock, declared on the common stock. The junior participating preferred stock, series A ranks junior to all other series of our preferred stock. The junior participating preferred stock, series A is not redeemable.

In the event that we are in arrears in payment of dividends or distributions on the junior participating preferred stock, series A and until all accrued and unpaid dividends and distributions are paid in full, we may not, subject to certain exceptions:

•

declare or pay any dividends on, or make any other distributions on, or redeem or purchase any shares of stock ranking junior to or on parity with the junior participating preferred stock, series A; or

•	purchase any shares of junior participating preferred stock, series A or any shares of stock ranking on a parity with the junior participating preferred stock, series A.

Holders of junior participating preferred stock, series A are entitled to 1,000 votes per share (subject to adjustment) of junior participating preferred stock, series A on all matters submitted to a vote of our stockholders. In the event that we are in arrears in an amount equal to six quarterly dividends with respect to the junior participating preferred stock, series A and until such time as all accrued and unpaid dividends on shares of junior participating preferred stock, series A are paid, all holders of junior participating preferred stock, series A or any preferred stock that is similarly in arrears, voting as a single class, shall have the right to elect two individuals to our board of directors. Holders of at least two-thirds of the number of shares of junior participating preferred stock, series A outstanding must approve any adverse amendment, alteration or repeal of the preferences, special rights or powers of the junior participating preferred stock, series A.

Before any distribution to holders of common stock or of any other of our stock ranking junior upon liquidation to the junior participating preferred stock, series A upon any liquidation, dissolution or winding up of us, holders of the junior participating preferred stock, series A are entitled to receive an amount equal to $1,000 per share of junior participating preferred stock, series A plus accrued and unpaid dividends and distributions thereon. Following such payment, the holders of the junior participating preferred stock, series A will receive no further distributions until the holders of our common stock have received an amount per share equal to the amount per share received by the holders of the junior participating preferred stock, series A as described above, divided by 1,000 (subject to adjustment). Following this payment to the holders of our common stock, the holders of the junior participating preferred stock, series A and our common stock are entitled to receive their ratable share of our remaining assets in a ratio of 1,000 (subject to adjustment) to one, respectively.

In the event of any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other cash, stock and/or any other property, then the shares of junior participating preferred stock, series A will at the same time be exchanged or changed in an amount per share equal to 1,000 times (subject to adjustment) the aggregate amount of cash, stock and/or any other property received in respect of each share of common stock in such transaction.

On July 23, 2007, NIC adopted a shareholder rights plan, declaring a dividend of one preferred stock purchase right for each outstanding share of NIC common stock. Pursuant to the plan, each preferred stock purchase right entitles the holder to purchase one one-thousandth of a share of series A junior participating preferred stock of NIC at a purchase price of $150.00 per unit, subject to adjustment. The purchase rights expired on July 23, 2008. As more fully described in the rights plan, if a person or group of affiliated or associated persons were to have acquired beneficial ownership of 15% or more of the outstanding shares of NIC common stock (“Acquiring Person”) or commenced a tender offer or exchange offer that would have resulted in such person or group becoming an Acquiring Person, each holder of a purchase right not owned by the Acquiring Person would have had the right to receive, upon exercise, common stock of NIC (or, in certain circumstances, cash, property, or other securities of NIC) having a value equal to two times the exercise price of the purchase right. The purchase rights were redeemable by NIC at a price of $0.001 per purchase right. The purchase rights were not exercisable until the distribution date, as described above. In connection with the adoption of the rights agreement, the Company adopted a resolution allocating 110,000 shares of preferred stock to be designated as junior participating preferred stock, series A.

Certain Certificate of Incorporation and By-laws Provisions; Certain Provisions of Delaware Law

General. Certain provisions of our certificate of incorporation and by-laws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors. We are also subject to Section 203 of the DGCL. As described above under “—Preferred Stock and Preference Stock,” the ability of the board of directors to issue so-called “flexible” preferred stock may also have an anti-takeover effect. In addition, the fact that our utilization of our NOLs could be adversely affected by a change of control could have an anti-takeover effect.

Classified Board; Board Vacancies. The certificate of incorporation provides for the board of directors to be divided into three classes of directors serving staggered three year terms, excluding the director elected by the UAW as the holder of our series B preference stock. See “ —Preferred Stock and Preference Stock.” The overall effect of the provisions in the certificate of incorporation with respect to the staggered board may be to render more difficult a change in control of us or the removal of incumbent directors. Under the DGCL, since we have a classified board, the shareowners may only remove the directors for cause. A majority of the remaining directors elected by the holders of common stock then in office (and not shareowners), though less than a quorum, is empowered to fill any vacancy on the board of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock or preference stock issued by us have a preference over the common stock as to dividends or upon liquidation have the right, voting separately by class or series, to elect directors (such as the holder of the series B preference stock), the number, election, term of office, filling of vacancies, terms of removal and other features of such directorships are governed by the terms relating to such rights.

Special Meetings of Shareowners; Action by Written Consent. The certificate of incorporation provides that no action may be taken by shareowners except at an annual or special meeting of shareowners, and prohibits action by written consent in lieu of a meeting. Our by-laws provide that special meetings of shareowners may be called only by the chairman of the board and chief executive officer or by the board of directors. This provision will make it more difficult for shareowners to take action opposed by the board of directors.

Advance Notice Procedures Our by-laws include an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on both the date of the required written notice and the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Approval of Supermajority Transactions. As a result of the settlement agreement relating to the 1993 restructuring of our post-retirement health care and life insurance benefits, our certificate of incorporation provides that the affirmative vote of holders of the greater of (a) a majority of the voting power of all common stock or (b) at least 85% of the shares of common stock present at a meeting is required to approve a supermajority transaction. Accordingly, any holder of 15% or more of the aggregate outstanding common stock represented at any meeting of shareowners will be able to block any supermajority transaction. A supermajority transaction is defined to include several transactions that would constitute a change of control of our company.

Certain Provisions of Delaware Law. We are governed by the provisions of Section 203 of the DGCL. In general, the law prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. “Business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer from time to time fractional interests in our debt securities and shares of our common stock, preferred stock or preference stock. If we do so, we will issue fractional interests in our debt securities, common stock, preferred stock or preference stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities, a fraction of a share of common stock, a fraction of a share of a particular series of preferred stock or a fraction of a share of a particular series of preference stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities, and shares of common stock, preferred stock and preference stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock, preferred stock or preference stock represented by the depositary share, to all the rights and preferences of the debt security, common stock, preferred stock or preference stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received in respect of the debt securities, common stock, preferred stock or preference stock, as the case may be, in proportion to the numbers of the depositary shares owned by the applicable holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If we redeem a debt security, common stock or a series of preferred stock or preference stock represented by depositary shares, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each debt security or share of common stock, preferred stock or preference stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock, preferred stock or preference stock. Whenever we redeem debt securities or shares of common stock, preferred stock or preference stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock, preferred stock or preference stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the cash, securities or other property payable upon the redemption and any cash, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by us or the depositary on account of any taxes.

Exercise of Rights under the Indentures or Voting the Common Stock, Preferred Stock or Preference Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock, preferred stock or preference stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock, preferred stock or preference stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock, preferred stock or preference stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock, preferred stock or preference stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock, preferred stock or preference stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment which materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (a) all outstanding depositary shares issued under the agreement have been redeemed or (b) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, preferred stock or preference stock, as the case may be.

We and the depositary will not be liable under the deposit agreement to you other than for our gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be liable if we or the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of our respective duties under the agreement. We and the depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock, preferred stock or preference stock, as the case may be, unless a satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock, preferred stock or preference stock, as the case may be, for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants.

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include, but are not limited to, the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the terms of any mandatory or optional redemption provisions relating to the warrants;

•	the terms of any right we have to accelerate the exercise of the warrants upon the occurrence of certain events;

•	if the warrants will be sold with any other securities, and the date, if any, on and after which those warrants and any other securities will be transferable;

•	the identity of the warrant agent;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the prospectus supplement relating to the warrants, unless otherwise specified in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the prospectus supplement relating to the warrants. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue from time to time purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to the holders, debt securities, shares of common stock, preferred stock or preference stock, or other securities that may be sold under this prospectus at a future date or dates, as the case may be. The consideration payable upon settlement of the purchase contracts, as well as the principal amount of debt securities or number of shares of common stock, preferred stock, preference stock or other securities deliverable upon settlement, may be fixed at the time the purchase contracts are issued or may be determined by a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including U.S. treasury securities, in each case, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The prospectus supplement will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued.

DESCRIPTION OF UNITS

We may issue from time to time units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, common stock, preferred stock, preference stock, depository shares, warrants, purchase contracts and units being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may offer and sell securities from time to time to certain of our pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may also sell securities upon the exercise of rights that may be distributed to security holders.

Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2008 and 2007, and for each of the years in the three-year period ended October 31, 2008 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the October 31, 2008 consolidated financial statements refers to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of Statement of Financial Accounting Standards (SFAS) No. 109 as of November 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of October 31, 2007.

The audit report on the effectiveness of internal control over financial reporting as of October 31, 2008, expresses an opinion that Navistar International Corporation did not maintain effective internal control over financial reporting as of October 31, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its assessment the following categories of material weaknesses as of October 31, 2008: accounting policies and procedures, period-end close process, account reconciliations, journal entries, revenue accounting, inventory accounting, warranty accounting, and segregation of duties.

The financial statements of Blue Diamond Parts, LLC as of December 31, 2008 and 2007, and the related statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered accounting firm, incorporated by herein by reference and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements contains an explanatory paragraph that states that the Company is a joint venture between its members, and, as disclosed in the accompanying notes to financial statements, has extensive transactions and relationships with the members. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

The audited historical financial statements of Monaco Coach Corporation included in Exhibit 99.1 of Navistar International Corporation’s Current Report on Form 8-K/A dated August 19, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.